As filed with the Securities and Exchange Commission on May 4, 2022.
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Envirotech Vehicles, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3714	46-0774222
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1425 Ohlendorf Road
Osceola, AR 72370
(951)
407-9860
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christian S. Rodich
Chief Financial Officer
1425 Ohlendorf Road
Osceola, AR 72370
(951)
407-9860
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Michael A. Hedge	M. Ali Panjwani
K&L Gates LLP	Pryor Cashman LLP
1 Park Plaza, Twelfth Floor	7 Times Square
Irvine, California 92614	New York, New York 10036
(949) 623-3519	(212) 326-0806

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED [
●
], 2022
PRELIMINARY PROSPECTUS

                 Shares of Common Stock

We are offering                 shares of our common stock, $0.00001 par value per share.
Our
common stock is listed on the OTCQX tier of the OTC Market under the symbol “EVTV.” On April [●], 2022, the last reported sale price for our common stock on the OTC Market was $[●] per share. We have applied to list our common stock on the Nasdaq Capital Market, or Nasdaq, under the symbol “EVTV.” Accordingly, while the estimates set forth above represent our bona fide estimate of the range of public offering price per share and number of shares to be issued, consistent with the requirements of the Securities and Exchange Commission and Nasdaq, we may ultimately issue more shares at a lower price or fewer shares at a greater price to achieve such minimum value of unrestricted publicly held shares. We will not consummate the offering unless such minimum value will be achieved and until we receive approval from Nasdaq to list our common stock.
Investing in the securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 20 of this prospectus for a discussion of information that you should consider before investing in our securities.
We are an “emerging growth company” under the federal securities laws and have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)
This offering is being underwritten on a firm commitment basis. We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional              shares of our common stock at the public offering price less the underwriting discount and commissions, or the over-allotment option.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The underwriter expects to deliver the securities to the purchasers on or about                     , 2022.
Roth Capital Partners
The date of this prospectus is                 , 2022.

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.
Unless otherwise indicated, information contained in this prospectus concerning our industry, including our market opportunity, is based on information from independent industry analysts, market research, publicly available information and industry publications. The third party sources from which we have obtained information are generally believed to be reliable, but we cannot assure you that such information is accurate or complete. Management estimates contained in this prospectus are based on assumptions made by us using our internal research data and our knowledge of such industry and market, including reference to publicly available information released by independent industry analysts and third-party sources, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”
For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.
Our company was formerly known as ADOMANI, Inc. Our company was originally incorporated under the laws of the state of Florida on August 6, 2012, as ADOMANI, Inc. and, in November 2016, was reincorporated in the state of Delaware under the same name.
On March 15, 2021, we completed our acquisition of Envirotech Drive Systems, Inc., a Delaware corporation (“EVTDS”), a supplier of zero-emission
trucks, cargo vans, chassis and other commercial vehicles from which we have previously purchased vehicles designed to meet our specifications. The transaction was completed in accordance with an Agreement and Plan of Merger, dated February 16, 2021 (the “Merger Agreement”), with EVTDS and EVT Acquisition Company, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”). As a result of such transaction, Merger Sub was merged with and into EVTDS, with EVTDS surviving as our wholly owned subsidiary (the “Merger”). In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the common stock of EVTDS was automatically converted into the right to receive one share of the common stock of the Company. As a result of the Merger, we issued an aggregate of 142,558,001 shares of our common stock to the former EVTDS stockholders, which shares represented approximately 56% of the total issued and outstanding shares of our common stock as of immediately following the effective time of the Merger.
On May 26, 2021, following the completion of the Merger, we filed a Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to change our company’s name from ADOMANI, Inc. to Envirotech Vehicles, Inc., effective as of May 26.

As used in this prospectus, unless the context otherwise requires, the terms “Envirotech,” “the Company,” “we,” “us,” “our” and “our company” mean Envirotech Vehicles, Inc., a Delaware corporation formerly known as ADOMANI, Inc., and our predecessor entity, ADOMANI, Inc., a Florida corporation, and where appropriate, their respective consolidated subsidiaries.
The Envirotech logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Envirotech Vehicles, Inc. Other trademarks and trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols
®
and
™
, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider in making an investment decision. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.
Overview
We are a provider of purpose-built
zero-emission
electric vehicles focused on reducing the total cost of vehicle ownership and helping fleet operators unlock the benefits of green technology. We serve commercial and last-mile fleets, school districts, public and private transportation service companies and colleges and universities to meet the increasing demand for light to heavy-duty electric vehicles. Our vehicles address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance.
Our vehicles are manufactured by outside, original equipment manufacturer (“OEM”) partners located in China and Malaysia that can be marketed, sold, warrantied and serviced through our developing distribution and service network. However, we are currently exploring the possibility of manufacturing our vehicles in the United States.
Our vehicles can include options for telemetrics for remote monitoring, electric power-export and various levels of grid-connectivity. Pending the completion of the transactions contemplated by our previously-announced letter of intent to purchase certain battery manufacturing equipment from ProGreens New Energy Technology Co. Ltd. (“ProGreens”), our
zero-emission
products may also grow to include automated charging infrastructure and “intelligent” stationary energy storage that enables fast vehicle charging, emergency back-up
facility power, and access to the developing, grid-connected opportunities for the aggregate power available from groups of large battery packs.
Market Overview
Concerns regarding climate change and other environmental considerations have led to the implementation of laws and regulations that restrict, cap, or tax emissions in the automotive industry and throughout other industries. In particular, Environmental Protection Agency, or EPA, Tier 4 emission standards, California Air Resources Board (“CARB”) regulations, and recently implemented policies in Europe, generally referred to as Stage I, II, III, IV, V and VI regulations, require a significant reduction in the level of emissions and particulate matter produced by diesel power systems and are increasing the costs associated with producing carbon-intensive fuels. On June 28, 2018, China officially released the China VI emission standard for new heavy-duty vehicles, which is equivalent to, or in some respects even more stringent than, the Euro VI emission standard. The China VI standard intends to force diesel particulate filters on all new diesel heavy-duty vehicles introduced to the market after July 2021. If effectively implemented, it will transition all new heavy-duty vehicles in China to soot-free emission levels. In February 2018, the Mexican government announced a new policy that focused on reducing air pollution, improving public health and ultimately saving lives. This policy included the first soot-free standard adopted in Latin America, which required that all heavy-duty vehicles sold in Mexico meet the highest filter-based standards that are currently in place in other countries like the United States, Canada and much of the European Union. On June 25, 2020, the Board of CARB passed a first-in-the-world
rule requiring truck manufacturers to transition from diesel trucks and cargo vans to electric zero-emission
vehicles beginning in 2024. More recently, in December 2021, President Biden signed an executive order directing the federal government to minimize planet-heating emissions from operations and transition to an all-electric
fleet of cars and trucks, with the stated goal of reducing its emissions by 65% by 2030 and reaching carbon neutrality by 2050.

These regulations are expected to increase both the cost and size of emission-compliant diesel power products, primarily due to the need to incorporate additional combustion and after-treatment components. A variety of market factors are contributing to the increased use of alternative fuels and growth of alternative fuel technology, including economics, energy independence, environmental concerns, and the widespread availability of alternative fuels. As the price of crude oil remains volatile and the threats of climate change and air pollution increase as public concerns, we believe the search for more cost effective and cleaner fuels has become more important. Electricity has emerged as a cleaner-fuel solution to these challenges. The price of alternative fuels such as electricity is often substantially less than diesel or gasoline, and alternative fuels can result in the production of lower amounts of greenhouse gases and other air pollutants. In addition, several public utilities in California and elsewhere have applied to their states’ public utilities commissions (“PUCs”) for rate increases to be used for the purchase or leasing of electric vehicles and infrastructure. Additional requests have been made by the utilities to offer favorable costs for electric bus charging. In fact, the Invest in America Act being debated in Congress would allocate $1.75 billion to various government entities to support electric and other alternative-type chargers.
According to the International Energy Agency (“IEA”), the world’s fleet of electric vehicles grew 40% to about 7.2 million in 2019, and the IEA forecasts electric vehicles will grow from 7 million to 140 million by 2030, with government policy being the linchpin for electric vehicle adoption.
Based on the IEA’s view, we believe that existing policies will make China and Europe the biggest adopters. In China, the government has mandated that electric vehicles make up 40% of all auto sales by 2030. Meanwhile, we believe that tightening emissions standards and high fuel taxes in Europe will result in substantial increases in the market share of electric vehicles.
In the United States, 310,000 new electric vehicles were sold in the first half of 2021. In full year of 2020, approximately 322,000 electric vehicles were sold.
The overall market for electric vehicles consists of multiple, discrete markets for various vehicle types, including passenger cars, buses, two-wheelers
and others. Passenger cars are the most prominent, but
two-wheelers
are far more prevalent, particularly in Asia, and buses and trucks, although smaller in number, are significantly higher in price and often purchased in bulk by major corporate customers or government or transit agencies. Because light duty passenger vehicles represent the largest potential market and have received the most attention from both analysts and policymakers, most global forecasts look at light duty electric vehicle sales.
Charging infrastructure is another important factor in electric vehicle adoption rates. As of May 2022, there are approximately 47,000 charging stations in the United States. GuideHouse Insights is projecting 32% CAGR globally in the number of charging stations now through 2030 and Bloomberg NEF projects that the need for charging stations will top 290 million by 2040, with a value of $500 billion worldwide. President Biden’s American Jobs Plan includes a transformational $15 billion investment to build a national network of 500,000 charging stations. Through a combination of grant and incentive programs for state and local governments and the private sector, it will support deployment of a mix of chargers in apartment buildings, in public parking, throughout communities, and a robust fast-charging network along our nation’s roadways. Some geographic areas have considerably more charging stations than others, contributing to greater electric vehicle usage in those regions.
Market Drivers
A number of factors, including the general world-wide desire to improve the health of people, impact both the supply and demand for various types of electric vehicles and we believe that we are well positioned to benefit as a result of these driving forces. Except for energy storage technologies, discussed earlier, subsequent sections will address these market drivers in greater detail.
We believe prominent drivers of supply include:

•	the declining cost and higher availability of energy storage technologies, specifically the cost and capacity of rechargeable lithium-ion batteries;

•	grants, loans, tax breaks, and other financial support available for energy storage and electric vehicle research and development;

•	requirements that a specific percentage of automakers’ models be electric or other zero-emission vehicles; and

•	fuel economy standards that require automakers to meet certain fleet-wide miles per gallon benchmarks that effectively require them to sell electric zero-emission vehicles.
We believe prominent drivers of demand include:

•
mandates that government fleets purchase certain percentages of, or otherwise transition government fleets to, low-emission,
energy efficient, or other alternative fuel vehicles, such as the executive order recently signed by President Biden in December 2021 directing the federal government to minimize planet-heating emissions from operations and transition to an all-electric
fleet of cars and trucks, with the stated goal of reducing its emissions by 65% by 2030 and reaching carbon neutrality by 2050;

•	mandates for transport agencies, ports or school districts to purchase or convert to electric or other alternative fuel vehicles;

•	rebates, tax credits, and other incentives for purchasing or leasing electric or other alternative fuel vehicles;

•
the availability of charging stations and other charging infrastructure, driven in turn by government funding, tax credits, rebates, and other incentives and regulatory initiatives aimed at increasing the number of charging stations;

•	the desire of state agencies to deploy electric vehicles to reduce the effects of climate change and to reduce the impact of pollutants on the health and well-being of its population;

•	the cost of electricity to recharge plug-in electric vehicles, impacted by special rates introduced by utilities;

•	preferential treatment in registration, emissions testing, and access to highways, city centers, and HOV lanes; and

•	the cost of traditional petroleum-based fuels compared to the resultant incremental costs of owning and operating an electric vehicle.
United States—Federal Laws and Incentives
There are numerous U.S. legislative efforts underway to accelerate the adoption of electric vehicles. In January 2021, President Biden signed into effect the “Buy America” executive order, which among other objectives, will see a transition of the U.S. Government fleet to U.S.-manufactured electric vehicles, creating a large market opportunity for Class 3, 4 and 5 electric trucks. The order equates to approximately $25 billion in total value and will replace approximately 456,000 government vehicles with U.S. manufactured electric vehicles. The U.S. Department of Energy is also offering federal tax credits ranging in value from $2,500 to

$7,500 for purchasers of qualified electric vehicles, with the size of the credit based on the battery size in the vehicle. Furthermore, federal tax credits are available for electric vehicle charging equipment, with homeowners eligible for a 30% tax credit and up to $1,000 depending on installation costs and commercial property owners eligible for a 30% tax credit and up to $30,000 depending on installation costs. These laws and incentives are rapidly accelerating the nationwide adoption of electric vehicles.
United States—State Laws and Incentives
Among the United States, California is notable for pioneering a number of measures that have encouraged electric vehicle production and adoption, and that have since been copied by other jurisdictions. These include financial incentives like tax credits and rebates for both individual and fleet owners, HOV lane access, and various grant and loan programs. Besides setting the nation’s most stringent tailpipe emissions standards, California has required automakers to produce increasing percentages of zero-emission
vehicles, of which electric vehicles make up a significant portion, along with creating a market that allows manufacturers to buy and sell credits awarded for selling electric vehicles. California, New York, New Jersey, and Maryland, have also implemented voucher programs that significantly reduce the cost to purchase an electric vehicle in that state, with additional reductions to costs for businesses that meet criteria such as minority-, veteran-, or women- owned or being located in a low-income
area. Furthermore, California and New York have introduced legislation to completely ban the sale of internal combustion engines and fossil fuel vehicles by 2035. The Governor of California has issued Executive Order
N-79-20,
which sets 2035 for a 100% ban on the sale of internal combustion engines for passenger cars and pickup trucks within California, with later target dates for similar bans on medium- and heavy-duty trucks. In New York, legislation has been passed banning new fossil fuel vehicle sales after 2034 and will require all new cars to produce zero emissions. See “—Governmental Programs and Incentives” for an additional discussion of certain relevant incentive programs.
Fleet Operator Challenges
Fleet operators and their companies face a number of challenges in the market today, including:

•
Difficulty complying with existing and new federal and state emission restrictions and compliance requirements
. Federal regulatory agencies, such as the EPA, and state regulatory agencies, such as CARB, have set forth mandates designed to reduce emissions from mobile sources. According to CARB, 12 other states and the District of Columbia have adopted California’s greenhouse gas emissions standards for vehicles.

•
Finding cost savings while managing high fuel, maintenance and repair costs
. In August 2021, the EPA proposed to revise existing national greenhouse gas (“GHG”) emissions standards for passenger cars and light trucks for model years 2023 through 2026. The proposed standards would achieve significant GHG emissions reductions along with reductions in other criteria pollutants. The proposal would result in substantial public health and welfare benefits, while providing consumers with savings from lower fuel costs.

•
Extending the lives of existing vehicles
. Due to reductions in capital expenditure budgets and the legislatively mandated addition of expensive and limiting emission reduction equipment, it is challenging to prolong the lives of existing vehicles because of the increased cost of expensive maintenance, service and repairs.

•
Difficulty planning for the operation of their fleet when fuel supplies are interrupted, such as during a natural disaster
. Existing vehicles rely on fuel that must be pumped (using electricity), which may be a challenge to source when supply is interrupted during natural or man-made
disasters. It may be possible for emergency service organizations to use the large battery packs of electric drive, commercial fleet vehicles as a mobile source of stored electrical energy. This electrical energy could supplement traditionally fueled back-up
generators.

•
Difficulty in improving the environment around these heavy-duty commercial fleets
. Many studies have shown that the air quality in and around vehicles fueled by fossil fuels poses a health risk not only to drivers of these vehicles but to their passengers and those in and around these vehicles. Especially at risk are children as passengers on older diesel fueled buses, as their lungs, brains and other organs have not fully developed and the air quality surrounding a typical school bus using diesel fuel can pose serious health risks. By using zero-emission
buses, trucks and cars, we believe we are creating a healthier environment in and around the vehicles they operate for their employees, customers and the communities they serve. In February 2021, the Office of Environmental Health Hazard Assessment, on behalf of the California Environmental Protection Agency, released Version 4.0 of the California Communities Environmental Health Screening Tool (“CalEnviroScreen”). CalEnviroScreen identifies California communities by census tract that are disproportionately burdened by, and vulnerable to, multiple sources of pollution.

Our Solution
We are a provider of purpose-built
zero-emission
electric vehicles focused on reducing the total cost of ownership. Our vehicles are manufactured by outside, OEM partners located in China and Malaysia and marketed, sold, warrantied and serviced through our developing distribution and service network. Our vehicles are designed to help fleet operators unlock the benefits of technology that reduces GHG, NOx, PM and other pollutants, as well as to address the challenges of local, state and federal regulatory compliance and traditional-fuel price cost instability. As of December 31, 2021, we had a backlog of 37 zero-emission
Class 4 trucks and 43
zero-emission
Class 4 cargo vans, which consists of unfilled firm orders for products under signed contracts with customers.
We seek to enable our customers to:

•
Add Emission-Compliant Vehicles to Their Fleets
. Our commercial fleet vehicles are designed to reduce or eliminate the use of traditional petroleum-based fuels that create greenhouse gases and particulate matter.

•
Reduce Total Cost of Ownership
. Our technology is designed to reduce fuel budgets and maintenance costs by eliminating or reducing the reliance on traditional petroleum-based fuels, instead using the more energy efficient and less variably priced grid-provided electricity.

•
Prolong Lives of Existing Vehicles
. Zero-emission electric vehicles generally have lower maintenance costs. These reduced maintenance costs may take the form of longer service intervals between brake system maintenance, elimination of internal combustion engine oil and oil filter changes, reduction or elimination of transmission oil and oil filter changes, reduction or elimination of air filter changes, elimination of emissions systems services, elimination of diesel emission fluid use, elimination of emissions and the elimination of certification tests.

•
Plan for Natural Disasters When Fuel Supply May be Interrupted.
 Our
zero-emissions
systems are designed, when optionally equipped, to serve as
on-site
emergency
back-up
energy storage if grid power becomes intermittent or fails temporarily during natural or man-made
disasters.

•
Improve the Environment Around Vehicles
. As a result of our
zero-emission
systems, drivers, operators, customers and the communities they serve could have healthier environments in and around these vehicles.

Development of the Business to Date
We have taken an active role in building awareness and support for our zero-emission
electric vehicles and drivetrain systems in industry specific target groups and at all levels of government and regulatory agencies and the constituencies they serve. We have also maintained prior and current memberships in industry groups (private and governmental) and participate in their events, speaking engagements, management interviews, pilot product exhibits, fleet vehicle demonstrations and responses to requests for information and requests for proposals. We regularly engage with electric utility companies across the United States to build awareness of the medium to heavy-duty electric vehicles we currently offer and how their greater adoption could positively increase their customers’ electricity usage.
As discussed below under the sections entitled “Our Strategy” and “Other Agreements,” we have entered into a number of agreements with third parties and continue to explore additional alliances, and to establish our decentralized assembly, sales and service model. We believe we can preserve cash resources while scaling up quickly when demand requires by leveraging the unused or underutilized service technician time, specific vehicle type expertise and service facility equipment of specific partners in ways to off-load
some defined tasks, providing seasonal demand adjustments to technician headcount that will partially mitigate the human resource costs and challenges associated with scaling-up
or down an employee base.
On March 15, 2021, we completed our acquisition of Envirotech Drive Systems, Inc., a Delaware corporation (“EVT”), a supplier of zero-emission
trucks, cargo vans, chassis and other commercial vehicles from which we have previously purchased vehicles designed to meet our specifications. The transaction was completed in accordance with the Merger Agreement, with EVT and EVT Acquisition Company, Inc., a Delaware corporation and our Merger Sub. As a result of such transaction, Merger Sub was merged with and into EVT, with EVT surviving as our wholly owned subsidiary (the “Merger”). We believe that as a result of the Merger, we possess one of the most comprehensive product lines in our industry, with multiple new products under development that we anticipate will help fuel our growth. In addition, the resulting combination of our operations with those of EVT, one of our suppliers, will enable us to eliminate a step in the sales process with respect to certain of our product offerings, which cost savings we expect will allow us to reduce the cost of such vehicles to our customers.
Our Strengths
We believe the following attributes and capabilities provide us with long-term competitive advantages:

•
Product Diversity
. We have multiple product offerings and, as a result, the ability to scale-up,
scale-down or refine a specific product line in response to market demands and the evolving local, state and federal regulatory and incentive programs. Also, within each product area, we have multiple suppliers of key vehicle components, allowing price flexibility both for our final products and replacement parts required over the product lifespan. This allows us to better meet the expectations and budget constraints of public or private commercial fleet operators.

•
Product Availability
. We are virtually the only supplier of Class 3 and Class 4 purpose-built and fully certified zero emission electric commercial vehicles in the United States that currently has inventory on hand for sale with additional units in production. While there are companies selling Class 3 and Class 4 commercial vehicles that have been converted to electric from internal combustion engine-powered vehicles, those vehicles in their converted form are not certified.

•
Regulatory Agency Familiarity
. By taking an active role in many trade industry groups and related events, we strive to maintain strong relationships with key local, state and federal regulatory agencies involved in the growing zero-emission
vehicle industry. To meet their own aggressive emissions targets, these regulatory agencies have encouraged the growth of zero-emission
electric vehicles, especially in connection with heavy-duty commercial fleets.

•	Relationships With Purchasers . To help shorten the sales cycles for our products, we have identified and built relationships with key commercial operators that have purchasing authority or influence over their organizations. We are also able to leverage past sales and marketing relationships that were built by members of our experienced management team and as a result of the completion of the Merger.

•
Additional Sales Potential
. We have additional future sales potential with commercial fleet customers. These potential additional sales could include: automated charging infrastructure, intelligent stationary energy storage systems that enable higher levels of vehicle fast-charging, emergency back-up
facility power for use during grid power outages, enabling technologies to access the developing grid-connected opportunities for the aggregate power available from groups of large battery packs, or enabling technologies that allow for the avoidance of electric utility demand charges.

•	Unique Market Knowledge . We have specific and tailored sales cycle knowledge based on our management team’s over 30 years of experience.

•
Sound Financial Base
. As discussed in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Registration Statement, we have raised approximately $28.0 million of cash net of offering costs since late December 2020, and as of December 31, 2021, as follows: $21,402,976 from the two closings of the Securities Purchase Agreement ($5,425,000 of which closed in December, 2020); $6,415,110 raised by EVTDS in anticipation of closing the Merger, and $211,219 from the exercise of stock options in 2021. We had $12.8 million in cash and marketable securities in addition to approximately $4.5 million in deposits on new vehicles in production that is included in working capital of approximately $21.5 million. We believe this strong financial base supports our near-term growth objectives.

Our Strategy
We intend to capitalize on these opportunities by pursuing the following key strategies:

•
Develop Sales Staff
. Due to
COVID-19
impacts and to other business challenges in 2020, we had to eliminate our in-house
sales team in 2020. We have not been able to reestablish our sales team during 2021 to help our current and future customer base, and instead relied primarily on Company executives to work on sales activity. Our executives, on a limited basis, also engaged industry consultants with ties to trucking fleets, county and city transportation managers, and school districts and an extensive dealer network to assist with the sales activity.

•
Build Dealership and Service Networks
. Our wholly owned subsidiary, ADOMANI ZEV Sales, Inc., is a licensed vehicle dealer in California. In addition, we are building an international sales and service network for the sales and service of our purpose-built zero-emission
electric commercial vehicles either manufactured by or for us, via Factory Authorized Representative (“FAR”) Agreements. As an example, we have recently entered into a FAR Agreement with Shine Solar, LLC. (“Shine Solar”), allowing Shine Solar to promote and sell Envirotech products throughout the United States. As of September 30, 2021, we have entered into a total of nine FAR agreements throughout the United States and the Caribbean and we are in discussions with additional potential FARs as well.

•
Develop Third-Party Relationships
. In addition to executing the FAR Agreements, we have completed certain existing negotiations with partners related to selling and to supporting our efforts to manufacture our vehicles in the United States, and are conducting other discussions with additional partners for sales, service and support. Also, as noted above, within each product area, we currently have multiple suppliers of key vehicle components, allowing price flexibility both for the production of our vehicles and replacement parts required over their lifespan.

•
Provide Demonstrations
. We have been and continue to seek out and respond to local, state and federal pilot demonstration opportunities in interest areas for which we have relevant current product offerings or in areas of interest that are congruent with product(s) that are on our product development roadmap, but still in early-stage development. In 2021, we have participated in numerous events across the United States and Canada that demonstrated our product offerings, which consist of logistic vans, and Class 3 and 4 trucks and chassis.

•
Obtain Approvals From Incentive Programs
. Our products have been approved for various local, state and federal vehicle designations and incentive programs, like the California Hybrid Voucher Incentive Program (“HVIP”) administered by CARB, meant to accelerate the purchase of cleaner, more efficient trucks and buses in California. Our vehicles are currently approved for voucher programs in California, Oregon, New York, New Jersey and Maryland.

•
Grow Our Manufacturing, Installation and Service Capability
. As facility space and technician time requirements at partners are exceeded, we intend to expand or relocate to larger owned or leased facilities dedicated to the manufacture, installation and service of our zero-emission
vehicles as we work towards becoming a fully integrated electric vehicle manufacturer. We currently lease facilities in Corona and Porterville California, to support such activities.

•
Technical Support
. In addition to relying on the support from our FARs, we anticipate adding additional technicians to expand our resources for supporting the maintenance, warranty work or repairs that any vehicle we have sold or that contains our components may require.

•
Introduce New Products
. We intend to add Class 5 and Class 6 trucks to our line of products in 2022, and are developing additional vehicles to further expand our product line as well. As new markets develop, we plan to expand our zero-emission
vehicles and systems into ancillary product verticals, such as charging infrastructure (also called Electric Vehicle Service Equipment), stationary energy storage, vehicle-to-grid
hardware and capabilities. If we purchase the battery manufacturing assets from ProGreens and successfully set up battery manufacturing production, we will also add batteries, battery packs and energy storage system sales as well.

•
Produce Our Vehicles in the United States
. We intend to begin producing our vehicles ourselves in the United States throughout 2022 and are currently exploring potential locations for establishing a manufacturing facility.

Selected Risks Associated with Our Business and Industry
An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following the Summary Risk Factors section. These risks include, but are not limited to, the following:

•	business interruptions resulting from the COVID-19 pandemic have adversely affected, and could continue to adversely affect, our business, results of operations, and financial condition;

•	we may not successfully execute our business plan to generate revenue and create a sustainable growth trajectory;

•	we have a history of losses and we may not achieve or sustain profitability in the future;

•	our limited operating history and the pandemic makes it difficult to evaluate our current business and future prospects;

•	our future growth is dependent upon demand for new mid-sized delivery trucks and cargo vans;

•	we may not be able to compete successfully against current and future competitors;

•
our sales cycle can be long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to project when, if at all, we will obtain new customers and generate revenue from those customers;

•	developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for electric vehicles and our products;

•
if we are unable to keep up with advances in
zero-emission
electric vehicle technology, we may suffer an inability to obtain a competitive position in the market or suffer a decline in our competitive position;

•	the demand for commercial zero-emission electric vehicles depends, in part, on the continuation of current trends resulting from historical dependence on fossil fuels;

•	we may not be able to reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs;

•	if we fail to manage our anticipated growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately;

•	if our zero-emission electric vehicles fail to perform as expected, our ability to develop, market and sell our vehicles could be harmed;

•
we are dependent on third parties to deliver raw materials, parts, components and services in adequate quantity in a timely manner and at reasonable prices, quality levels, and volumes acceptable to us, and the current disruption to the global supply chain has adversely impacted, and may continue to adversely impact, our ability to procure certain components and could cause delays in the delivery of our products and solutions to our customers;

•	the facilities or operations of our third party providers could be damaged or adversely affected as a result of disasters or unpredictable events;

•
we have become increasingly dependent on information technology and any breakdown, interruption or breach of our information technology systems could subject us to liability or interrupt the operation of our business, which could have a material adverse effect on our business, financial condition, cash flows and results of operations;

•	if our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity;

•
our business success will depend in part on the success of our strategic relationships with third parties, and we may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future;

•	our suppliers must scale their zero-emission vehicle manufacturing, assembling, and converting processes effectively and quickly from low volume production to high volume production;

•	we may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims;

•	we may be compelled to undertake product recalls;

•	our warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance;

•	our insurance strategy may not be adequate to protect us from all business risks;

•
if we are unable to design, develop, market and sell
zero-emission
electric vehicles and other product offerings that address additional market opportunities, our business, prospects and operating results will suffer;

•
our growth depends in part on the availability and amounts of government subsidies and incentives and the application of regulations that encourage conversion to electric vehicles, which subsidies and incentives are limited and unpredictable and could expire or change to benefit competing technologies;

•	our service model may be costly for us to operate and may not address the service requirements of our prospective customers;

•
our decentralized assembly, sales and service model will present numerous challenges and we may not be able to execute on our plan to establish sales, service and assembly facilities in the urban areas we have targeted and our facilities in any of those markets may underperform relative to our expectations;

•	we are subject to substantial regulation, which is evolving, and unfavorable changes or any failure by us to comply with these regulations could substantially harm our business and operating results;

•	vehicle dealer and distribution laws could adversely affect our ability to sell our commercial zero-emission electric vehicles;

•	we are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in opening our sales, service and assembly facilities;

•	any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology;

•	we could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights;

•
in many of our
zero-emission
electric vehicles we use battery packs composed of
lithium-ion
battery cells, which, if not appropriately managed and controlled, on rare occasions have been observed to catch fire or vent smoke and flames;

•	we could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights;

•	unfavorable conditions in the global economy, rising interest rates and capital market liquidity issues could limit our ability to grow our business and negatively affect our operating results;

•
our business depends on our Chief Executive Officer and management team, retaining and attracting qualified management, key employees and technical personnel and expanding our sales and marketing capabilities;

•	the forecasts of market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, if at all;

•	we may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all;

•
we may selectively pursue acquisitions of complementary businesses and technologies, which could divert capital and our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results;

•
if we are unable to achieve effective internal control over financial reporting and effective disclosure controls and procedures, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected;

•	we are an emerging growth company and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors; and

•	we may not be able to utilize a significant portion of our net operating loss or research and development tax credit carryforwards, which could adversely affect our profitability.
Jumpstart Our Business Startups Act of 2012 (“JOBS Act”)
We are an “emerging growth company,” as defined in the JOBS Act. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for emerging growth companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of our initial public offering, or December 31, 2022, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the day we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as measured as of each June 30th, and (iv) the date on which we have issued more than $1.0 billion in nonconvertible debt during the prior three-year period.
Company and Other Information
Our company was formerly known as ADOMANI, Inc. Our company was originally incorporated under the laws of the state of Florida on August 6, 2012, as ADOMANI, Inc., and, in November 2016, was reincorporated in the state of Delaware under the same name.
On March 15, 2021, we completed our acquisition of Envirotech Drive Systems, Inc., a Delaware corporation (“EVTDS”), a supplier of zero-emission
trucks, cargo vans, chassis and other commercial vehicles from which we have previously purchased vehicles designed to meet our specifications. The transaction was completed in accordance with the Merger Agreement, with EVTDS and EVT Acquisition Company, Inc., a Delaware corporation and our Merger Sub. As a result of such transaction, Merger Sub was merged with and into EVTDS, with EVTDS surviving as our wholly owned subsidiary (the “Merger”). In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the common stock of EVTDS was automatically converted into the right to receive one share of the common stock of the Company. As a result of the Merger, we issued an aggregate of 142,558,001 shares of our common stock to the former EVTDS stockholders, which shares represented approximately 56% of the total issued and outstanding shares of our common stock as of immediately following the effective time of the Merger.
On May 26, 2021, following the completion of the Merger, we filed a Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to change our company’s name from ADOMANI, Inc. to Envirotech Vehicles, Inc., effective as of May 26.
As used in this prospectus, unless the context otherwise requires, the terms “Envirotech,” “the Company,” “we,” “us,” “our” and “our company” mean Envirotech Vehicles, Inc., a Delaware corporation formerly known as ADOMANI, Inc., and our predecessor entity, ADOMANI, Inc., a Florida corporation, and where appropriate, their respective consolidated subsidiaries.
Our common stock is listed on the OTCQX tier of the OTC Market under the symbol “EVTV.”
Our principal executive offices are located at 1425 Ohlendorf Road, Osceola, Arkansas 72370. Our telephone number is (951)
407-9860.
Our corporate website address is www.evtvusa.com. The information contained on our website is not incorporated by reference into this prospectus and inclusion of our website address in this prospectus is an inactive textual reference only.

This prospectus summary highlights information contained elsewhere and does not contain all of the information you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

THE OFFERING

Issuer:	Envirotech Vehicles, Inc.

Securities offered:	shares of our common stock (or shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock in full).

Over-subscription option:	We have granted our underwriters an over-subscription option to purchase up to an additional shares of our common stock at the public offering price within 45 days from the date of this prospectus.

Offering price:	$ per share

Common stock outstanding before this offering:	shares of our common stock.

Common stock to be outstanding after this offering:	shares of our common stock (or shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock in full).

Use of proceeds:	We estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to us from this offering primarily for working capital. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. See “Use of Proceeds” for additional information.

Risk factors :	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 of this prospectus for a discussion of factors you should consider before making a decision to invest in our securities.

Market for common stock:	Our common stock is listed on the OTCQX tier of the OTC Market under the symbol “EVTV.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology intended to identify statements about the future.
You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this prospectus, including in “Risk Factors” and elsewhere, identify important factors, which you should consider in evaluating our forward-looking statements. These factors include, among other things, our:

•	ability to generate demand for our zero-emission commercial fleet vehicles in order to generate revenue;

•	dependence upon external sources for the financing of our operations;

•	ability to effectively execute our business plan;

•	ability and our suppliers’ ability to scale our zero-emission products assembling processes effectively and quickly from low volume production to high volume production;

•	ability to manage our expansion, growth and operating expenses and reduce and adequately control the costs and expenses associated with operating our business;

•
ability and our manufacturing partners’ ability to navigate the current disruption to the global supply chain and procure the raw materials, parts, and components necessary to produce our vehicles on terms acceptable to us and our customers;

•	ability to obtain, retain and grow our customers;

•	ability to enter into, sustain and renew strategic relationships on favorable terms;

•	ability to achieve and sustain profitability;

•	ability to evaluate and measure our current business and future prospects;

•	ability to compete and succeed in a highly competitive and evolving industry;

•	ability to respond and adapt to changes in electric vehicle technology; and

•	ability to protect our intellectual property and to develop, maintain and enhance a strong brand.
Although the forward-looking statements in this prospectus are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, future transactions, results, performance, achievements our outcomes are unknown. The expectations reflected in our forward-looking statements may not be attained, or deviations from them could be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue
this prospectus or otherwise make public statements updating our forward-looking statements.

SUMMARY RISK FACTORS
We are providing the following summary of the risk factors contained in this prospectus to enhance the readability and accessibility of our risk factor disclosures. We encourage our stockholders to carefully review the full risk factors contained under the section entitled “Risk Factors” in this prospectus in their entirety for additional information regarding the risks and uncertainties that could cause our actual results to vary materially from recent results or from our anticipated future results.
Risks Related to Our Business

•	Business interruptions resulting from the COVID-19 pandemic have adversely affected, and could continue to adversely affect, our business, results of operations, and financial condition.

•	We may not successfully execute our business plan to generate revenue and create a sustainable growth trajectory.

•	We have a history of losses and we may not achieve or sustain profitability in the future.

•	Our limited operating history and the pandemic makes it difficult to evaluate our current business and future prospects.

•	Our future growth is dependent upon demand for new mid-sized zero-emission trucks and cargo vans and other fleet vehicles.

•	We may not be able to compete successfully against current and future competitors.

•
Our sales cycle can be long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to project when, if at all, we will obtain new customers and generate revenue from those customers.

•	Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for electric vehicles and our products.

•
If we are unable to keep up with advances in
zero-emission
electric vehicle technology, we may suffer an inability to obtain a competitive position in the market or suffer a decline in our competitive position.

•
The demand for commercial
zero-emission
electric vehicles depends, in part, on the continuation of current trends resulting from historical dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for vehicles that utilize our technology, which could adversely affect our business, prospects, financial condition and operating results.

•	We may not be able to reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs.

•	If we fail to manage our anticipated growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

•	If our zero-emission electric vehicles fail to perform as expected, our ability to develop, market and sell our vehicles could be harmed.

•
We are dependent on third parties to deliver raw materials, parts, components and services in adequate quantity in a timely manner and at reasonable prices, quality levels, and volumes acceptable to us. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain.

•	The facilities or operations of our third party providers could be damaged or adversely affected as a result of disasters or unpredictable events.

•
We have become increasingly dependent on information technology and any breakdown, interruption or breach of our information technology systems could subject us to liability or interrupt the operation of our business, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.

•	If our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.

•
Our business success will depend in part on the success of our strategic relationships with third parties. We may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

•	Our suppliers must scale their zero-emission vehicle manufacturing and assembling processes effectively and quickly from low volume production to high volume production.

•	We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

•	We may be compelled to undertake product recalls.

•	Our warranty reserves may be insufficient to cover future warranty claims, which could adversely affect our financial performance.

•	Our insurance strategy may not be adequate to protect us from all business risks.

•
If we are unable to design, develop, market and sell
zero-emission
electric vehicles and other product offerings that address additional market opportunities, our business, prospects and operating results will suffer.

•
Our growth depends in part on the availability and amounts of government subsidies and incentives and the application of regulations that encourage conversion to electric vehicles. These subsidies and incentives are limited and unpredictable and could expire or change to benefit competing technologies.

•	Our service model may be costly for us to operate and may not address the service requirements of our prospective customers.

•
Our decentralized assembly, sales and service model will present numerous challenges and we may not be able to execute on our plan to establish sales, service and assembly facilities in the urban areas we have targeted and our facilities in any of those markets may underperform relative to our expectations.

•	We are subject to substantial regulation, which is evolving, and unfavorable changes or any failure by us to comply with these regulations could substantially harm our business and operating results.

•	Vehicle dealer and distribution laws could adversely affect our ability to sell our commercial zero-emission electric vehicles.

•	We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in opening our sales, service and assembly facilities.

•	Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology.

•	We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

•
In many of our
zero-emission
electric vehicles we use battery packs composed of
lithium-ion
battery cells, which, if not appropriately managed and controlled, on rare occasions have been observed to catch fire or vent smoke and flames. If any such events occur in our commercial electric vehicles, we could face liability for damage or injury, adverse publicity and a potential safety recall.

•	Unfavorable conditions in the global economy, rising interest rates and capital market liquidity issues could limit our ability to grow our business and negatively affect our operating results.

•
Our business depends on our Chief Executive Officer and management team, retaining and attracting qualified management, key employees and technical personnel and expanding our sales and marketing capabilities.

•	The forecasts of market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, if at all.

•	We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

•
We may selectively pursue acquisitions of complementary businesses and technologies, which could divert capital and our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.

•
Our management has determined that our disclosure controls and procedures were not effective as of December 31, 2021. If we are unable to achieve effective internal control over financial reporting and effective disclosure controls and procedures, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

•	We are an emerging growth company and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

•	We may not be able to utilize a significant portion of our net operating loss or research and development tax credit carryforwards, which could adversely affect our profitability.

•	Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
Risks Related to the Offering and the Ownership of Our Securities

•
The price of our common stock is and is likely to continue to be volatile and fluctuate substantially, which could result in substantial losses for our stockholders and may prevent you from reselling your shares at or above the price you paid for your shares.

•
We have and will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which adversely affect our operating results.

•	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

•	We may fail to meet our publicly announced guidance or other expectations about our business, which would cause our stock price to decline.

•	We do not intend to pay dividends for the foreseeable future.

•	Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should consider the risks described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our stock could decline, and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.
Risks Related to Our Business
Business interruptions resulting from the
COVID-19
pandemic have adversely affected, and could continue to adversely affect, our business, results of operations, and financial condition.
In December 2019, a novel strain of a virus named
SARS-CoV-2
(severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes coronavirus disease, or
COVID-19,
was reported to have surfaced in Wuhan, China, and has reached multiple other regions and countries, including the United States and, more specifically, Southern California, where our primary office is located. In March 2020, the World Health Organization declared
COVID-19
a global pandemic. Since that time, the coronavirus pandemic has continued to spread, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions, and other public health safety measures that have adversely affected workforces, organizations, economies, and financial markets globally, leading to economic uncertainty and increased market volatility. Global health concerns related to the
COVID-19
pandemic have resulted in social, economic and labor instability in the countries in which we or the third parties with whom we engage operate, and resulted in unexpected legal and regulatory changes, such as travel, social distancing and quarantine policies, boycotts, curtailment of trade, and other business restrictions that have negatively affected our ability to procure and sell our products and provide our services. More recently, the
COVID-19
pandemic has led to a disruption of the global supply chain, which has adversely impacted, and may continue to adversely impact, our ability and that of our manufacturing partners’ to procure the components needed to produce our vehicles on terms acceptable to us and has resulted in delays in the delivery of our products to customers. If we are unable to effectively address such challenges and mitigate the potentially negative impacts of the pandemic and related supply chain disruptions on our business, it could result in additional delivery delays and canceled orders, reduced demand for our products and solutions, and adversely affect our customers’ ability to pay for our products and solutions.
Additionally, the
COVID-19
pandemic has negatively impacted our ability to market our vehicles to new and existing customers, increased our production and sales cycle times and harmed our business, results of operations, financial condition, and could have other currently unforeseen negative impacts on us. We expect these negative impacts, among others, will continue due to the ongoing effects of the
COVID-19
pandemic. While we have developed, and continue to develop, plans to address such ongoing effects and help mitigate the potential negative impact of the pandemic on our business, these efforts may not be effective and a protracted economic downturn will likely limit the ability of our mitigation efforts to be successful. Accordingly, our future performance will depend in part upon our ability to successfully respond and adapt to these challenges and we have developed, and continue to develop, plans to address the ongoing effects and help mitigate the potential negative impact of the pandemic on our business. It is not possible for us to predict the duration or magnitude of the adverse results of the
COVID-19
pandemic and its effects on our business, results of operations, or financial condition at this time. To the extent the
COVID-19
pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
We may not successfully execute our business plan to generate revenue and create a sustainable growth trajectory.
We did not generate significant revenues for the years ended December 31, 2021 and 2020, due in part to the combined impact of
COVID-19
restrictions and the absence of any HVIP funding available to our customers.

Our ability to continue to generate revenue and grow our revenue will depend, in part, on our ability to execute our business plan, expand our business model and develop new products in a timely manner. We may fail to do so. A variety of factors outside of our control could affect our ability to generate revenue and our revenue growth. Our success in implementing our strategy of producing and selling new purpose-built zero-emission
vehicles could also slow our revenue growth.
We have a history of losses and we may not achieve or sustain profitability in the future.
For the years ended December 31, 2021 and 2020, we incurred net losses of $7,652,100 and $279,521, respectively. The 2021 loss includes approximately $3.5 million of non-cash expenses, net of non-cash income of $290,520. As of December 31, 2021, we had working capital of approximately $21.5 million, an accumulated deficit of approximately $8.1 million and stockholders’ equity of approximately $7.37 million. To date, we have financed our operations primarily through capital raises from issuing common stock. We may not achieve profitability in the future as we anticipate that our operating expenses will increase significantly in the foreseeable future as we:

•	make investments required to move our assembly operations to our facility in Arkansas;

•	design, develop and manufacture our light to medium to heavy-duty fleet vehicles and their components;

•	increase our sales and marketing to acquire new customers; and

•	increase our general and administrative functions to support our growing operations.
Because we may incur the costs and expenses from these efforts before we receive any significant incremental revenues with respect thereto, our losses in future periods will likely be greater than the losses we would incur if we developed our business more slowly. In addition, these efforts may prove more expensive than we currently anticipate, or may not result in increases in our revenues, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Even if we are successful in generating revenue and increasing our customer base, we may not become profitable in the future or may be unable to maintain any profitability achieved if we fail to increase our revenue and manage our operating expenses or if we incur unanticipated liabilities. Even if our revenue increases, we may not be able to sustain the rate of revenue growth. Revenue growth may be slow or revenue may decline for a number of reasons, including continued problems accessing various incentive programs to assist our customers with their purchase of our vehicles, lack of demand for our zero-emission
vehicles and drivetrain systems, increasing competition, lengthening sales cycles, decelerating growth of, or declines in, our overall market, or our failure to capitalize on growth opportunities or to introduce new offerings. Any failure by us to achieve and maintain revenue or profitability could cause the price of our common stock to decline.
While we believe that our existing cash and cash equivalents as of December 31, 2021 will be sufficient to fund our operations during the next twelve months, we may not successfully execute our business plan, and if we do not, we may need additional capital to continue our operations. In February 2022, we acquired a US manufacturing facility in Osceola, Arkansas that will require additional debt and/or equity capital in order to purchase related equipment and set up production lines which is expected to require up to $80 million of additional investment through 2027.
Our limited operating history and the pandemic makes it difficult to evaluate our current business and future prospects.
Our relatively short operating history, recent changes to our business model, the lack of available HVIP funding to assist our customers, and our inability to predict the ultimate duration and severity of COVID-19 impacts on our business make it difficult to evaluate our current business and our future prospects. It is difficult to predict our future revenues and appropriately budget for our expenses, although we recently significantly decreased our operating expenses and intend to only increase them as we perceive that the COVID-19 pandemic is subsiding and that customers are willing to move forward with our vehicles. We have limited insight into other trends that may emerge and affect our business. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, market acceptance of our products and services and future products and services, competition from new and established companies, including those with greater financial and technical resources, acquiring and retaining customers and increasing revenue from existing customers, enhancing and developing our products and services. You should consider our business and prospects in light of the risks and difficulties that we will encounter as we continue to develop our business model. We may not be able to address these risks and difficulties successfully, which would materially harm our business and operating results and cause the market price of our common stock to decline.
We may experience quarterly fluctuations in our operating results due to a number of factors, which make our future results difficult to predict and could cause our operating results to fall below expectations.
Our quarterly operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period
basis may not be meaningful. You should not consider our past results in any projected growth rate or as indicative of our future performance.
We expect our
period-to-period
operating results to vary based on our operating costs, which we anticipate will increase significantly in future periods as we, among other things, design and develop our zero-emission
vehicles and drivetrain systems, open new design, sales and service facilities, hire additional technology staff, increase our travel and operational budgets, increase our facility costs, hire and train service personnel, increase our sales and marketing activities, and increase our general and administrative functions to support our growing operations. As a result of these factors, we believe that quarter-to-quarter
comparisons of our operating results, especially in the short-term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If any of this occurs, the trading price of our stock could decline, either suddenly or over time.
Based upon all of the factors described above, we have a limited ability to forecast our future revenue, costs and expenses and, as a result, our operating results may from time to time fall below our estimates.
Our future growth is dependent upon demand for new
mid-sized
zero-emission
trucks and cargo vans, and other fleet vehicles.
Our growth is highly dependent upon the market acceptance of, and we are subject to an elevated risk of any reduced demand for, new zero-emission
trucks and other fleet vehicles. If this market does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed and we may need to raise additional capital. This market is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the market acceptance of new zero-emission
vehicles include:

•
perceptions about
zero-emission
electric vehicle quality, safety design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of any electric vehicle;

•
perceptions about the limitations in the technology resulting in a limited range over which zero-emission
electric vehicles may be driven on a single battery charge (increases in distance requires additional batteries, which increases weight, and, at some point, too much weight diminishes the additional distance being sought before requiring a charge);

•	perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology;

•
the availability of alternative fuel vehicles, including competitive vehicles and improvements in the fuel economy of the internal combustion engine may cause a slow-down in the demand to switch to zero-emission
electric vehicles;

•	the availability of service for zero-emission electric vehicles;

•	the environmental consciousness of owners of diesel- and gasoline-powered buses, truck and other fleet vehicles;

•	changes in the cost of oil and gasoline;

•	government regulations and economic incentives, including a change in the administrations and legislations of federal and state governments, promoting fuel efficiency and alternate forms of energy;

•	access to charging stations both public and private, standardization of electric vehicle charging systems and perceptions about convenience and cost to charge an electric vehicle;

•	the availability of tax and other governmental incentives and rebates to purchase and operate electric vehicles or future regulation requiring increased use of zero-emission or hybrid vehicles;

•	perceptions about and the actual cost of alternative fuel; and

•	macroeconomic factors.
Additionally, we have limited experience in introducing new products, as we commenced production and deliveries of our products within the most recent few years. To the extent that we are not able to build our products in accordance with customer expectations, our future sales could be harmed.
We may also become subject to regulations that require us to alter the design of our vehicles, which could negatively impact consumer interest in our products.
The influence of any of the factors described above may cause current or potential customers not to purchase our electric vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.
We may not be able to compete successfully against current and future competitors.
The market for commercial
zero-emission
electric vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors.
Most of our existing and potential competitors, including Ford, Nissan, Navistar, Freightliner,
Mercedes-Benz,
Odyne Systems, Lightning Systems, Nordresa, Workhorse, Mitsubishi/Fuso, BYD, Proterra, TransPower, Lion Electric Company, Rivian, GreenPower Motor Company, General Motors, Blue Bird, Tesla, Volkswagen, Volvo, PeterBilt, Nikola, and Motiv. Our competitors have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, longer operating histories and greater name recognition than we do. They may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Virtually all of our competitors have more extensive customer bases and broader customer and industry relationships than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than we can. Each of these competitors has the potential to capture market share in our target market, which could have an adverse effect on our position in our industry and on our business and operating results.

We expect competition in our industry to intensify in the future in light of anticipated increased demand for alternative fuel vehicles and to continued globalization and consolidation in the worldwide automotive industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, financial condition, operating results and prospects. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets and to our market share. There can be no assurances that we will be able to compete successfully in our markets. If our competitors introduce new products or services that compete with or surpass the quality, price or performance of our products or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. A disruptive technology advancement in the electric vehicle industry by a competitor, such as in energy storage, traction motors or power electronics, could affect the sales of our products.
Demand in the
zero-emission
electric vehicle industry is volatile, which may lead to lower vehicle unit sales, which could adversely affect our operating results. Volatility of demand in the zero-emission
electric vehicle industry may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we currently compete and plan to compete in the future have been subject to considerable volatility in demand in recent periods. As a low volume producer, we have fewer financial resources than more established providers have to withstand changes in the market and disruptions in demand. Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results. These effects may have a more pronounced impact on our business given our relatively smaller scale and financial resources as compared to many incumbent providers.
Competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share. If we cannot compete successfully against current and future competitors, our business, prospects, results of operations and financial condition could be negatively impacted.
Our sales cycle can be long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to project when, if at all, we will obtain new customers and generate revenue from those customers.
The sales cycle for our business, from initial contact with a potential lead to contract execution and implementation, typically takes significant time and is difficult to predict. Our sales cycle in some cases has lasted up to six to nine months or more. Our sales efforts involve educating our customers about the use, capabilities and benefits of our products and services. Some of our customers undertake a significant evaluation process that frequently involves not only our products and services but also the offerings of our competitors. This process can be costly and time-consuming. In addition, once a customer is inclined to purchase our products, their ability in most cases to issue a purchase order is dependent on being granted funding toward the purchase. It is very difficult for us, or our customers, to predict the timing of the release of such funding, and specifically whether they will receive any of it. As a result, it is difficult to predict when we will obtain new customers and begin generating revenue from these new customers. As part of our sales cycle, we may incur significant expenses before executing a definitive agreement with a prospective customer and before we are able to generate any revenue from such agreement. The substantial time and money spent on our sales efforts may not generate significant revenue. If conditions in the marketplace generally or with a specific prospective customer change negatively, it is possible that no definitive agreement will be executed, and we will be unable to recover any of these expenses. If we are not successful in targeting, supporting and streamlining our sales processes, our ability to grow our business, and our operating results and financial condition may be adversely affected. If our sales cycles lengthen, our future revenue could be lower than expected, which would have an adverse impact on our consolidated operating results and could cause our stock price to decline.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for electric vehicles and our products.
Significant developments in alternative technologies, such as advanced diesel, ethanol and other renewable fuels, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, compressed natural gas or propane, which are abundant and relatively inexpensive in North America, may emerge as consumers’ preference. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced zero-emission
electric vehicles or drivetrain systems, which could result in the loss of competitiveness of our products, decreased revenue and a loss of market share to competitors.
If we are unable to keep up with advances in
zero-emission
electric vehicle technology, we may suffer an inability to obtain a competitive position in the market or suffer a decline in our competitive position.
There are companies in the
zero-emission
electric vehicle industry that have developed or are developing vehicles and technologies that compete or will compete with our vehicles. Our competitors could be able to provide products and services similar to ours more efficiently or at greater scale. We may be unable to keep up with changes in zero-emission
electric vehicle technology and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in zero-emission
electric vehicle technology would result in a decline in our competitive position, which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in zero-emission
electric vehicle technology. As technologies change, we plan to upgrade or adapt our vehicles and introduce new vehicles in order to continue to provide vehicles with the latest technology, in particular battery cell technology. However, our vehicles may not compete effectively with alternatives if we are unable to source and integrate the latest technology into our vehicles. For example, we do not currently manufacture the items required to produce our vehicles, including battery cells, which makes us dependent upon other suppliers of technology for our battery packs, motors and other components of our electric vehicles. If for any reason we are unable to keep pace with changes in commercial electric vehicle technology, particularly battery technology, our competitive position may be adversely affected. However, our recently announced plans to require ProGreens mentioned above will mitigate these issues as it pertains to batteries and battery packs.
The demand for commercial
zero-emission
electric vehicles depends, in part, on the continuation of current trends resulting from historical dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for vehicles that utilize our technology, which could adversely affect our business, prospects, financial condition and operating results.
We believe that much of the present and projected demand for commercial zero-emission
electric vehicles results from concerns about volatility in the cost of petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that poor air quality and climate change results in part from the burning of fossil fuels. If the cost of petroleum-based fuel decreased significantly, or the long-term supply of oil in the United States improved, the government may eliminate or modify its regulations or economic incentives related to fuel efficiency and alternative forms of energy. If there is a change in the perception that the burning of fossil fuels does not negatively impact the environment, the demand for commercial zero-emission
electric vehicles could be reduced, and our business and revenue may be harmed. Diesel and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower diesel or other petroleum-based fuel prices over extended periods of time may lower the current perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If diesel or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for commercial electric vehicles may decrease, which could have an adverse effect on our business, prospects, financial condition and operating results.

We may not be able to reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs.
If we are unable to reduce and/or maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing and servicing our zero-emission
electric vehicles relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments for the design, manufacture and sales of our zero-emission
vehicles.
We incur significant costs related to procuring the materials and components required to build our vehicles. As a result, without including the impact of government or other subsidies, incentives, or tariffs, our costs and therefore the purchase prices for our commercial zero-emission
electric vehicles currently are higher than the purchase prices for gas or diesel-fueled vehicles with comparable features.
Additionally, in the future we may be required to incur substantial marketing costs and expenses to promote our zero-emission
vehicles, including through the use of traditional media such as television, radio and print, even though our marketing expenses to date have been relatively limited. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed. Many of the factors that impact our operating costs are beyond our control. For example, global demand from all manufacturers of zero-emission
vehicles for the same resources could create shortages and drive the costs of our raw materials and certain components, such as lithium-ion
battery cells, to a higher level and reduce profit or create or increase losses. Indeed, if the popularity of zero-emission
electric vehicles exceeds current expectations without significant expansion in battery cell production capacity and advancements in battery cell technology, shortages could occur which would result in increased material and component parts costs to us and could also negatively impact our ability to meet production requirements if the batteries were simply not available.
If we fail to manage our anticipated growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.
Any failure to manage our anticipated growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. During the fourth quarter of 2020 and the first quarter of 2021, we significantly shrunk our operations in response to poor business conditions, but we began expanding our operations in the fourth quarter of 2021 as our business prospects improved and we believe that further expansion will be required beyond 2021, especially in connection with electric vehicle component assembly and manufacturing, service and warranty requirements. The requirements of being a public company have significantly increased our general and administrative costs. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

•	establishing sufficient sales, service and service facilities in a timely manner;

•	forecasting production and revenue;

•	training new personnel;

•	controlling expenses and investments in anticipation of expanded operations;

•	expanding design, manufacturing, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes;

•	addressing new markets; and

•	expanding operations and finding and hiring a significant number of additional personnel, including manufacturing personnel, design personnel, engineers and service technicians.

We may in the future hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our zero-emission
electric vehicles, the timing of which will depend on the success of our sales efforts. Because vehicles that utilize our technology are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in zero-emission
electric vehicles may not be available to hire, and we may need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing, manufacturing and servicing zero-emission
electric vehicles is intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future, which could seriously harm our business and prospects.
In this regard, we will be required to continue to improve our operational, financial and management controls and our reporting procedures and we may not be able to do so effectively. Further, to accommodate our expected growth we must continually improve and maintain our technology, systems and network infrastructure. We therefore may be unable to manage our expenses effectively in the future, which would negatively impact our gross margin or operating expenses in any particular quarter. If we fail to manage our anticipated growth and change in a manner that preserves the quality of our zero-emission
vehicles and services and our ability to deliver in a timely manner, it will negatively affect our brand and reputation and harm our ability to retain and attract customers.
If our
zero-emission
electric vehicles fail to perform as expected, our ability to develop, market and sell our vehicles could be harmed.
Our
zero-emission
vehicles may not perform in a manner that is consistent with our customers’ expectations for a variety of reasons. If our vehicles were to contain defects in design and manufacture that cause them not to perform as expected or that require repair, or experience any other failure to perform as expected, it could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, which could have a material adverse impact on our ability to develop, market and sell our zero-emission
vehicles. For example, should we have a significant sale of either new vehicles or re-power
conversion kits and a defect (from a supplier-purchased product or internally assembled components) were to be discovered after delivery that could not be corrected in a timely manner, we could suffer an adverse public relations event that harms the company in a way that it may not be able to recover from, or which turns out to be so costly as to cause a significant loss. Although we attempt to remedy any issues we observe in our products as effectively and as rapidly as possible, such efforts may not be timely, may hamper production or may not provide satisfaction to our customers. While we have performed extensive internal testing, we currently have a limited frame of reference by which to evaluate the long-term performance of our zero-emission
products. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to customers. Further, the performance of our zero-emission
products may be negatively impacted by other factors, such as limitations inherent in existing battery technology and extreme weather conditions.
Any vehicle product defects or any other failure of our commercial zero-emission
electric vehicles to perform as expected could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, customer losses and lost revenue, any of which could have a material adverse impact on our business, financial condition, operating results and prospects.
We are dependent on third parties to deliver raw materials, parts, components and services in adequate quantity in a timely manner and at reasonable prices, quality levels, and volumes acceptable to us. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain.
We provide
zero-emission
electric vehicles assembled from components supplied by third parties. For example, we rely on third parties for batteries, traction motors, power electronics, connectors, cables, and metal fabrication for battery storage boxes. As a result, we are particularly dependent on those third parties to deliver raw materials, parts, components and services in adequate quality and quantity in a timely manner and at reasonable prices. Some components of our vehicles and drivetrain systems include materials such as copper, lithium, rare-earth and strategic metals that have historically experienced price volatility and supply interruptions. In addition, we do not currently maintain long-term agreements with our suppliers with guaranteed pricing because we cannot at this time guarantee them adequate volume, which exposes us to fluctuations in component, materials and equipment prices and availability.
There have been significant changes to U.S. trade policies, treaties and tariffs, which have resulted in uncertain economic and political conditions that have made it difficult for us and our suppliers to accurately forecast and plan future business activities. For example, the U.S. has imposed tariffs on certain products imported into the U.S. from China, the European Union and other countries, and could impose additional tariffs or trade restrictions. Such changes to U.S. policies related to global trade and tariffs have resulted in uncertainty surrounding the future of the global economy and have resulted in certain retaliatory trade measures and tariffs implemented by other countries. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States. Any of these factors could depress economic activity and have a material adverse effect on the business and financial condition of our suppliers, which, in turn, would negatively impact us.
Furthermore, currency fluctuations weakening the U.S. dollar against foreign currencies may adversely affect our purchasing power for such raw materials, parts and components and manufacturing equipment from foreign suppliers. Substantial increases in the prices for such raw materials, components and equipment would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. We may not be able to recoup these increased costs by increasing the prices of our products.
In addition, the impact of the
COVID-19
pandemic has led to a disruption of the global supply chain, which has adversely impacted, and may continue to adversely impact, our ability and that of our manufacturing partners’ to procure the components needed to produce our vehicles on terms acceptable to us and has resulted in delays in the delivery of our products to customers. If we are unable to effectively address such challenges and mitigate the potentially negative impacts of the pandemic and related supply chain disruptions on our business, it could result in additional delivery delays and canceled orders, reduced demand for our products and solutions, and adversely affect our customers’ ability to pay for our products and solutions.
In cases where we rely on a sole supplier for a component or system, if there is an interruption of supply or increased industry demand it may be difficult for us to substitute one supplier for another, increase the number of suppliers or change one component for another in a timely manner or at all. Additionally, many of our current suppliers are small companies that produce a limited number of specialized products. If any of these suppliers were to go out of business or be acquired by a competitor of ours or any other third party that decides to discontinue our supply relationship, we would need to find an alternative supplier, which we may not be able to do.
This limited supply chain exposes us to multiple potential sources of delivery failure or component shortages for the production of our zero-emission
electric products. We may experience delays due to supply chain disruptions with respect to any of our zero-emission
electric products we may produce. In addition, our currently ongoing transition from low to high volume production tooling for our zero-emission
electric products may take longer than expected, which may adversely impact our short-term financial results.
Changes in business conditions, domestic and foreign regulations (including tariffs), labor issues, wars, governmental changes, natural disasters and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Furthermore, if we experience significantly increased demand, or need to replace certain existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner, or that we could engineer replacement components ourselves.

Changes in our supply chain may result in increased future costs. We have also experienced cost increases from certain of our suppliers in order to meet our quality targets and development timelines as well as due to design changes that we made, and we may experience similar cost increases in the future. Additionally, we are negotiating with existing suppliers for cost reductions, seeking new and less expensive suppliers for certain parts, and attempting to redesign certain parts to make them less expensive to produce. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.
If we encounter unexpected difficulties with our current suppliers, and if we are unable to fill these needs from other suppliers, we could experience production delays, which could have a material adverse effect on our financial condition and operating results.
The inability of these suppliers to deliver, or their refusal to deliver, necessary raw materials, parts and components of our zero-emission
drivetrain systems and services in a timely manner at prices, quality levels, and volumes acceptable to us would have a material adverse effect on our financial condition and operating results. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain.
The facilities or operations of our third party providers could be damaged or adversely affected as a result of disasters or unpredictable events.
If major disasters such as earthquakes, fires, floods, hurricanes, wars, terrorist attacks, computer viruses, pandemics or other events occur, the production facilities of some of our third party providers may be seriously damaged, or they may have to stop or delay production and shipment of our products. We may also experience downtime due to a third party provider’s delay in production and shipment of our products due to, among other reasons, their inability to obtain supplies and materials. Either of these delays could have a material adverse impact on our business, operating results and financial condition.
We have become increasingly dependent on information technology and any breakdown, interruption or breach of our information technology systems could subject us to liability or interrupt the operation of our business, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.
We are increasingly dependent upon information technology systems and infrastructure in connection with the conduct of our business. We must routinely update our information technology infrastructure and our various information technology systems throughout the organization as our technology systems may not continue to meet our current and future business needs. Furthermore, modification, upgrade or replacement of such systems may be costly. In addition, any breakdown, interruption, corruption or unauthorized access to or cyber-attack on these systems could create system disruptions, shutdowns or unauthorized disclosure of confidential information. While we attempt to take appropriate security and cyber-security measures to protect our data and information technology systems and to prevent such breakdowns and unauthorized breaches and cyber-attacks, these measures may not be successful and these breakdowns and breaches in, or attacks on, our systems and data may not be prevented. Such breakdowns, breaches or attacks may cause business interruptions and could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common stock to decline, and we may suffer financial damage or other losses as a result of lost or misappropriated information.
If our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.
We do not control our independent suppliers or their business practices and, as such, they may not comply with ethical or legal business practices, such as environmental responsibility, fair wage practices, appropriate sourcing of raw materials, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations.
Violation of labor or other laws by our suppliers or the divergence of an independent supplier’s labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our zero-emission
vehicles and drivetrain systems technology if, as a result of such violation, we were to attract negative publicity. If we, or others in our industry, encounter similar problems in the future, it could harm our brand image, business, prospects, financial condition and operating results.
Our business success will depend in part on the success of our strategic relationships with third parties. We may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.
Our business success will depend in part on our ability to continue to successfully manage and enter into productive strategic relationships with third parties. We depend on various third parties to provide critical parts for our process. We currently maintain strategic relationships with key manufacturers of components we require for our zero-emission
electric products. Maintaining and expanding our strategic relationships with third parties is critical to our continued success. Further, our relationships with these third parties are typically non-exclusive
and do not prohibit the other party from working with our competitors. These relationships may not result in additional customers or enable us to generate significant revenue. Identifying suitable business partners and negotiating and documenting relationships with them require significant time and resources. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to successfully sell our products and services, compete in the marketplace or to grow our revenue could be impaired and our operating results would suffer.
While we may be able to establish alternate supply relationships or engineer replacement components for any single source components, we may be unable to do so in the short term, or at all, at prices or costs that are favorable to us. In particular, while we believe that we will be able to secure alternate sources of supply for most of our single sourced components in a relatively short time frame, qualifying alternate suppliers or developing our own replacements for certain highly customized components of our products may be time consuming, costly and may force us to make additional modifications to a product’s design, or at a minimum require us to delay delivery of orders.
We currently have and are seeking to establish new relationships with third parties to provide alternative parts sources, such as batteries, controllers and battery management systems. For example, we continue to test additional battery manufacturers’ products in order to have back-up
options should our existing supplier have delivery or quality issues. However, we may not be able to identify or secure suitable business relationship opportunities in the future or to insure that our competitors will not capitalize on such opportunities before we do. Our strategic relationships for batteries, motors and controllers will keep us competitive if maintained properly. We may not be able to offer benefits to companies that we would like to establish and maintain strategic relationships with. Moreover, identifying such opportunities could demand substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects and operating results could be materially adversely affected.
Our suppliers must scale their
zero-emission
vehicle manufacturing and assembling processes effectively and quickly from low volume production to high volume production.
Our existing production model utilizing third parties may not be well suited for the high-volume production we hope to require to scale our business. We do not know whether we or our existing suppliers will be able to develop efficient,
low-cost
manufacturing and assembly capability and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes required, to successfully develop our business. Any failure by us or our suppliers to develop such manufacturing and assembly processes and capabilities and reliable sources of component supply within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results and financial condition.
The ability of our suppliers to scale their manufacturing and assembling processes is in part dependent on ours and their supply chain and on our collective ability to execute on our decentralized production strategy. Even if we and our suppliers are successful in developing our high-volume manufacturing and assembly capability and processes, and reliable sources of component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including, as a result of factors beyond our control, such as problems with suppliers and vendors, in time to meet our commercialization schedules or to satisfy the requirements of customers. In addition, certain components we or our third-party suppliers integrate may not be available on a consistent basis or in large quantities. Our business, prospects, financial condition and operating results could be adversely affected if we or our suppliers experience disruptions in our respective supply chains or if we or they cannot obtain materials of sufficient quality at reasonable prices.
The complexity in our business is expected to grow as we introduce new products and services. We have limited experience in simultaneously designing, testing, manufacturing, upgrading, adapting and selling our zero-emission
products as well as limited experience allocating our available resources among the design and production of multiple zero-emission
units. As we add complexity to our product line and introduce new products and services, we may experience unexpected delays.
If we and our suppliers are unable to scale our respective existing assembly processes and systems quickly while maintaining our current quality level, including as a result of supply chain constraints and inability to manage complexity in our business, we may be unable to meet our customers’ vehicle quality and quantity requirements or our forecasted production schedule or lower our cost of sales. As a result, we may not be able to meet our customers’ delivery schedules and could face the loss of customers, or be exposed to liability to customers to which we promised delivery, which could adversely affect our business, prospects, financial condition and operating results.
We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition if we are not able to successfully defend or insure against such claims. The zero-emission
electric vehicle industry may experience significant product liability claims and we face inherent risk of exposure to claims in the event our zero-emission
products do not perform as expected or malfunction and personal injury or death results. Our risks in this area are particularly pronounced given the limited field experience of our zero-emission
vehicles, number of vehicles delivered to date and limited field experience of those vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future vehicle candidates, which would have a material adverse effect on our brand, business, prospects and operating results. We have added product liability insurance on a claims-made basis for all our zero-emission
products with appropriate annual limits. However, our insurance may not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition.
In connection with the development and sale of our
zero-emission
products, we may need to comply with various safety regulations and requirements with which it may be expensive or difficult to comply. For example,

we may be subject to compliance from CARB. In addition, we may be subject to various other federal and state-level requirements.
We may be compelled to undertake product recalls.
Any product recall in the future may result in adverse publicity, damage to our brand and adversely affect our business, prospects, operating results and financial condition. We may at various times, voluntarily or involuntarily, initiate a recall if any of our zero-emission
vehicle components prove to be defective. Such recalls, voluntary or involuntary, involve significant expense and diversion of management attention and other resources, which would adversely affect our brand image in our target markets and could adversely affect our business, prospects, financial condition and results of operations.
Our warranty reserves may be insufficient to cover future warranty claims, which could adversely affect our financial performance
.
If our warranty reserves are inadequate to cover future warranty claims on vehicles that utilize our technology, our business, prospects, financial condition and operating results could be materially and adversely affected. We provide a three-year warranty on parts and workmanship and a five-year warranty on powertrain and batteries with every zero-emission
electric product. Most of our warranty offering, with the exception of workmanship, is covered by the component manufacturers’ warranty. In addition, customers have the opportunity to purchase an Extended Service Plan for the period after the end of the standard warranty to cover additional services for an additional three-year period or 100,000 miles, whichever comes first. The warranty is similar to other providers’ warranty programs and is intended to cover all parts and labor to repair defects in material or workmanship in the product. We plan to record and adjust warranty reserves based on changes in estimated costs and actual warranty costs. However, because we have only recently begun delivering our first zero-emission
vehicles, and we have extremely limited operating experience with them, we therefore have little experience with warranty claims for these zero-emission
vehicles or with estimating warranty reserves. We will monitor our warranty reserves based on our actual warranty claim experience. We may be required to provide for increases in warranty reserves in the future. Our future warranty reserves may not be sufficient to cover all claims or our limited experience with warranty claims may not adequately address the needs of our customers to their satisfaction.
Our insurance strategy may not be adequate to protect us from all business risks.
We may be subject, in the ordinary course of business, to claims resulting from products liability, employment-related actions, class-action lawsuits, accidents, acts of God and other actions against us. Additionally, our insurance coverage may be insufficient to cover all existing and future claims against us. We may be compelled to expend significant time and resources defending any such claims, and a loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results.
If we are unable to design, develop, market and sell
zero-emission
electric vehicles and other product offerings that address additional market opportunities, our business, prospects and operating results will suffer.
We may not be able to successfully develop new
zero-emission
electric vehicles or address new market segments or develop a broader customer base. We will need to address additional markets and expand our customer demographic in order to further grow our business. In particular, we have recently transitioned to target owners of trucks (all classes inclusive of 3–7) and vans between 10,000 pounds GVWR to 19,500 pounds GVWR, commercial fleets, including white fleets of school districts and other fleet users of these vehicles, including government entities. Successfully offering all electric vehicles in this market requires delivering a vehicle with different characteristics than an
ICE-powered
vehicle at a price that is competitive with other similar vehicles. Because the markets are only recently increasing acceptance of our new all-electric
products, it is

difficult to project increases in market acceptance and our ability to generate sales in volumes as we currently intend. Our failure to address additional market opportunities would harm our business, financial condition, operating results and prospects.
Our growth depends in part on the availability and amounts of government subsidies and incentives and the application of regulations that encourage conversion to electric vehicles. These subsidies and incentives are limited and unpredictable and could expire or change to benefit competing technologies.
We believe that the availability of government subsidies, rebates, and economic incentives is currently a critical factor considered by our customers when purchasing our zero-emission
systems or converting their existing vehicles to
zero-emission-electric
or hybrids, and that our growth depends in large part on the availability and amounts of these subsidies and economic incentives. Any unavailability, reduction, elimination or adverse application of government subsidies, rebates, and economic incentives because of administrative mistakes made by those in charge of the programs, budgetary challenges, expiration, policy changes, the reduced need for such subsidies, rebates, and incentives due to the perceived success of electric or hybrid vehicles or other reasons may result in the diminished price competitiveness of the alternative fuel vehicle industry generally and our zero-emission
electric and hybrid vehicles in particular, especially prior to our ability to significantly reduce our costs. For example, in the United States, we and our customers benefit from significant subsidies in connection with the purchase of our vehicles under the California HVIP, CARB, New York Truck Voucher Incentive Program (“NYTVIP”), New York City Clean Trucks Voucher Program (“NYCCTP”), New Jersey Zero Emissions Incentive Program
(“NJ-Zip”),
Maryland Clean Fuels Incentive Program (“CFIP”), local air quality management districts, the EV Demonstration Project, and state-level Clean Cities programs. Under these programs, purchasers of qualifying vehicles and those who convert their existing vehicles are eligible to receive subsidies or incentives from $55,000 to $220,000, respectively, per qualifying vehicle purchased or converted. Certain regulations and programs that encourage sales of zero-emission
electric and hybrid vehicles could expire, be exhausted, be eliminated or applied in a way that adversely impacts sales of our commercial zero-emission
electric and hybrid vehicles, either currently or at any time in the future. For example, the U.S. federal government and many state governments, as well as many national governments within the European Union, are facing political changes, fiscal crises and budgetary constraints, which could result in the elimination of programs, subsidies and incentives that encourage the purchase or conversion of zero-emission
electric and hybrid vehicles. In addition, grants made by the DOE under the U.S. Recovery and Reinvestment Act of 2009 to clean technology companies, such as the EV Demonstration Project grant, may be subject to a high level of scrutiny in part due to recent financial difficulties experienced by recipients of DOE loan guarantees. In addition, currently some purchase subsidies are limited in total annual amounts and have been exhausted before all willing buyers have been able to consummate a purchase. We currently benefit from certain government and economic incentives supporting the development and adoption of zero-emission
electric vehicles. If government subsidies and economic incentives to produce and purchase zero-emission
electric vehicles were no longer available to us or our customers, or the amounts of such subsidies and incentives were reduced or eliminated, it would have a negative impact on demand for our vehicles and our business, prospects, financial condition and operating results would be adversely affected.
In addition, we anticipate that in the future there may be new opportunities for us to apply for grants, loans and other incentives from federal, state, local and foreign governments on our own behalf and on behalf of our customers. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives is and will continue to be highly competitive.
Our service model may be costly for us to operate and may not address the service requirements of our prospective customers.
Our business plan is not to develop company owned and operated service and warranty centers but to leverage existing third-party bus and truck facilities to sell and to service our new vehicles through our FAR network. This plan, while off to a good start, may not prove to be workable and we may be forced to establish our own facilities at some point, resulting in substantial capital expenditures and increased operating costs. Zero-emission electric commercial vehicles incorporate new and evolving technologies and require specialized service. These special service arrangements are now and in the future may continue to be costly and we may not be able to recoup the costs of providing these services to our customers. In addition, a number of potential customers may choose not to purchase our commercial zero-emission
electric vehicles because of the lack of a more widespread service network. If we are unable to satisfactorily service vehicles that utilize our technology, our ability to generate customer loyalty, grow our business and sell additional vehicles could be impaired. There can be no assurance that these service arrangements or our limited experience servicing vehicles that utilize our technology will adequately address the service requirements of our customers to their satisfaction, or that we will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles we are able to deliver annually increases. If we do not adequately address our customers’ service needs, our brand and reputation may be adversely affected, which, in turn, could have an adverse effect on our business, prospects, financial condition and operating results.
Traditional providers do not necessarily provide maintenance and repair services directly. Customers must instead service their vehicles through franchised dealerships or through third party maintenance service providers. We are pursuing a number of agreements to provide third party service for us. However, it is unclear when or even whether such third party service providers will be able to acquire the expertise to service our zero-emission
electric commercial vehicles. As vehicles that utilize our technology are placed in more locations, we may encounter negative reactions from our customers who are frustrated that they cannot use local service locations to the same extent as they have with their conventional commercial vehicles and this frustration may result in negative publicity and reduced sales, thereby harming our business and prospects.
Our decentralized assembly, sales and service model will present numerous challenges and we may not be able to execute on our plan to establish sales, service and assembly facilities in the urban areas we have targeted and our facilities in any of those markets may underperform relative to our expectations.
Our strategy of establishing sales, service, and assembly facilities in selected urban areas in the United States is substantially different from the prevailing centralized manufacturing and franchised distribution and service model used currently by our zero-emission
manufacturing competitors. For example, we may not be able to utilize long established sales channels developed through a traditional franchise system to increase our sales volume, which may harm our business, prospects, financial condition and operating results. Moreover, we will be competing with companies with well established distribution channels. If we determine that our decentralized model is inadequate, opening our own sales, service and assembly facility in any market generally will be capital intensive and require, among other things, establishing a local order volume that is sufficient to support the facility, finding a suitable and available location, negotiating a satisfactory lease agreement for the facility, obtaining permits and approvals from local and state authorities (which, in the case of facilities to be opened in foreign countries, may require obtaining approvals from national governments), building out the facility to our specifications and hiring and training employees to assemble, sell and service our zero-emission
electric vehicles and converting existing vehicles to
zero-emission
electric vehicles. If we decide we must open our own facilities, we plan to seek state and local government incentives to defray the costs of opening facilities in the markets we have selected, but we may not be successful in this effort, or the incentives may not be as significant as we would like. As with any development project, the development and build-out
of a facility will subject us to the risk of cost overruns and delays, which may be significant. Once our sales, service and assembly facilities are open for business, we will need to ensure that they maintain a high level of quality in order to satisfy customers and enhance the brand. Even if we are able to address all of the challenges discussed above, we have little experience in sales, service or assembly and our sales, service and assembly facilities in one or more markets may not adequately address customer service needs or be profitable and we may lose sales and our entire investment in such facilities, damaging our reputation in the process. If we are unable to establish the local order volume we require in order to open new sales, service and assembly facilities or are unable to successfully assemble, sell, and service our zero-emission
electric commercial vehicles adequately for customers and profitably operate these new facilities in our target markets, our business, prospects, financial condition and operating results may be adversely affected. If we do not adequately address our customers’ service needs, our brand and reputation will be adversely affected, which in turn could have a material and adverse impact on our business, financial condition, operating results and prospects.
We are subject to substantial regulation, which is evolving, and unfavorable changes or any failure by us to comply with these regulations could substantially harm our business and operating results.
Our commercial
zero-emission
electric vehicles, the sale of motor vehicles in general and the electronic components used in vehicles are subject to substantial regulation under international, federal, state and local laws. We may incur in the future increased costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative and renewable energy currently are evolving and we face risks associated with changes to these regulations or new regulations. These risks include the following:

•	changes to the regulations governing the assembly, transportation and disposal of lithium-ion batteries;

•
revisions in motor carrier safety laws in the United States to further enhance motor vehicle safety generally and to ensure that electric vehicles achieve levels of safety commensurate with other cars, trucks, and buses could increase the costs associated with the component parts and the manufacture and assembly of our vehicles; and

•
revisions in consumer protection laws to ensure that consumers are fully informed of the particular operational characteristics of vehicles could increase our costs associated with warning labels or other related customer information dissemination.

To the extent the laws governing our business and vehicles change, some or all of our zero-emission
electric products may not comply with applicable international, federal, state or local laws, and certain of the competitive advantages of our products may be reduced or eliminated, which could have an adverse effect on our business. Furthermore, compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with changes in regulations or new regulations is cost prohibitive, our business, prospects, financial condition and operating results will be adversely affected.
Vehicle dealer and distribution laws could adversely affect our ability to sell our commercial zero-emission
electric vehicles.
Sales of our
zero-emission
electric vehicles are and/or may be subject to international, state and local vehicle dealer and distribution laws. To the extent such laws prevent us from selling our vehicles to customers located in a particular jurisdiction or require us to retain a local dealer or distributor or establish and maintain a physical presence in a jurisdiction in order to sell vehicles in that jurisdiction, our business, prospects, financial condition and operating results could be adversely affected. We intend to contract with vehicle dealers to sell and/or service our vehicles, but we have no assurance at this time that we will successfully contract with vehicle dealers and distributors to sell and/or service our vehicles.
We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in opening our sales, service and assembly facilities.
We and our operations are subject to federal, state and/or local environmental laws and regulations, including laws relating to the use, handling, storage, transportation, disposal and human exposure to hazardous substances and wastes. Environmental and health and safety laws and regulations can be complex, and we expect that our business and operations may be affected by future amendments to such laws or other new environmental and health and safety laws which may require us to change our operations. These laws can give rise to liability for investigatory costs, administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, responsibilities to investigate and take corrective or remedial actions, suspension of production or a cessation of our operations.

Contamination at our facilities may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the necessary permits and approvals required by environmental laws and regulations in connection with any planned manufacturing or operational facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business prospects and operating results.
Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology.
Our success and ability to compete depend in part upon our intellectual property. We primarily rely on intellectual property laws, including trade secret, copyright, trademark and patent laws in the United States and abroad, and use contracts, confidentiality procedures, non-disclosure
agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate or we may be unable to secure intellectual property protection for all of our products and services.
If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products, services or products and services similar to ours and our ability to compete effectively would be impaired. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. The enforcement of our intellectual property rights depends on our legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed. In addition, we might be required to spend significant resources to monitor and protect our intellectual property rights, and our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, whether or not it is resolved in our favor, and could ultimately result in the impairment or loss of portions of our intellectual property. Any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties.
Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective protection of our intellectual property may not be available to us in every country in which our products and services are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.
We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.
Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that could prevent, limit or interfere with our ability to produce, use, develop or sell our zero-emission
electric or hybrid vehicles or components, which could make it more difficult for us to operate our business. Companies in our industry are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and our competitors may hold patents or have pending patent applications, which could be related to our business. These risks have been amplified by the increase in third parties, or
non-practicing
entities, whose sole primary business is to assert such claims. We have not received in the past, but may receive in the future, notices that claim we or our customers using our products and services have misappropriated or misused other parties’ intellectual property rights. In those cases, we intend to investigate the validity of these claims and, if we believe these claims have merit, to respond through licensing or other appropriate actions. If we are sued by a third party that claims that our technology infringes its rights, the litigation could be expensive and could divert our management resources. We do not currently have an extensive patent portfolio of our own, which may limit the defenses available to us in any such litigation.
In addition, in many instances, we have agreed to indemnify our customers against certain claims that our products and services infringe the intellectual property rights of third parties. The results of any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease offering or using technologies or producing, using, developing or selling vehicles or conversions that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•	redesign technology or vehicles that utilize our technology to avoid infringement.
If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or costs could have a material adverse effect upon our business and financial results. Furthermore, our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them.
We may be involved in legal proceedings that could result in substantial liabilities.
We may be involved from time to time in various legal and other proceedings, such as title, royalty or contractual disputes, regulatory compliance matters and personal injury or property damage matters, in the ordinary course of business. Such proceedings are inherently uncertain, and their results cannot be predicted. Regardless of the outcome, such proceedings could have an adverse impact on us because of legal costs, diversion of management and other personnel and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in liability, penalties or sanctions, as well as judgments, consent decrees or orders requiring a change in our business practices, which could materially and adversely affect our business, operating results and financial condition. Accruals for such liability, penalties or sanctions may be insufficient, and judgments and estimates to determine accruals or range of losses related to legal and other proceedings could change from one period to the next, and such changes could be material.
Current or future litigation or administrative proceedings could have a material adverse effect on our business, our financial condition and our results of operations.
We may be involved in legal proceedings, administrative proceedings, claims, and other litigation that arise in the ordinary course of business. In addition, we may become involved in securities class action litigation or shareholder litigation in connection with our offering of common stock under Regulation A. Such legal proceedings could result in substantial costs and diversion of management attention and resources, which could significantly harm our profitability and reputation. Further, if any such proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations.

In many of our
zero-emission
electric vehicles we use battery packs composed of
lithium-ion
battery cells, which, if not appropriately managed and controlled, on rare occasions have been observed to catch fire or vent smoke and flames. If any such events occur in our commercial electric vehicles, we could face liability for damage or injury, adverse publicity and a potential safety recall.
The battery packs in our manufactured vehicles use
lithium-ion
cells, which have been used for years in laptop computers, cell phones and electric vehicles. On rare occasions, if not appropriately managed and controlled, lithium-ion
cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion
cells. Highly publicized incidents of laptop computers, cell phones, and Tesla, Inc.’s electric vehicles bursting into flames have focused consumer attention on the safety of these cells. More recently, a limited number of side-impact tests carried out by NHTSA on non-commercial
passenger vehicles containing
lithium-ion
batteries and thermal management systems containing liquid coolant have resulted in post-collision fires under certain conditions. Any failure of a competitor’s electric vehicle may cause indirect adverse publicity for us and our electric vehicles. These events have raised questions about the suitability of lithium-ion
cells for automotive applications. A field failure of our battery packs may occur, particularly if one of our manufactured or converted vehicles is involved in a collision, which could damage the vehicle or lead to personal injury or death and may subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs on our manufactured or converted vehicles do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to adverse publicity and potentially a safety recall. Any such adverse publicity or negative public perceptions regarding the suitability of lithium-ion
cells for automotive applications or any future incident involving lithium-ion
cells such as a vehicle or other fire, even if such incident does not involve vehicles that utilize our technology, could seriously harm our business, prospects, financial condition and operating results.
Unfavorable conditions in the global economy, rising interest rates and capital market liquidity issues could limit our ability to grow our business and negatively affect our operating results.
Revenue growth and potential profitability of our business depends on the level of demand in the markets we serve. To the extent that weak economic conditions cause our customers and potential customers to freeze or reduce their capital expenditure or operational budgets, particularly those for zero-emission
electric vehicles, demand for our products and services may be negatively affected. Historically, economic downturns have resulted in overall reductions in these budgets and corresponding spending. If economic conditions deteriorate or do not materially improve, our customers and potential customers may elect to decrease their operational budgets or defer or reconsider product and service purchases, which would limit our ability to grow our business and negatively affect our operating results.
Our business depends on our Chief Executive Officer and management team, retaining and attracting qualified management, key employees and technical personnel and expanding our sales and marketing capabilities.
Our success depends upon the continued service of Mr. Phillip Oldridge, our Chief Executive Officer, as well as other members of our senior management team. It also depends on our ability to continue to attract and retain additional highly qualified management, technical, engineering, operating and sales and marketing personnel. We do not currently maintain key person life insurance policies on any of our employees. We recently entered into employment agreements with Mr. Oldridge and with Mrs. Susan M. Emry, our Executive Vice President. Our business also requires skilled technical, engineering, product and sales personnel, who are in high demand and are difficult to recruit and retain. As we continue to innovate and develop our products and services and develop our business, we will require personnel with expertise in these areas. There is increasing competition for talented individuals such as design engineers, manufacturing engineers, and other skilled employees with specialized knowledge of electric vehicles. This competition affects both our ability to retain key employees and hire new ones. Key talent may leave us due to various factors, such as a very competitive labor market for talented individuals with automotive or transportation experience. Our success depends upon our ability to hire new employees in a timely manner and retain current employees. Additionally, we compete with both mature and prosperous companies that have far greater financial resources than we do and start-ups
and emerging companies that promise short-term growth opportunities. The loss of Mr. Oldridge or Mrs. Emry or an inability to attract, retain and motivate additional highly skilled employees required for the planned development and expansion of our business, could delay or prevent the achievement of our business objectives and could materially harm our business.
The forecasts of market growth may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business may not grow at similar rates, if at all.
Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates, which may not prove to be accurate. Forecasts relating to the expected growth in zero-emission
electric vehicles and other markets may prove to be inaccurate. Even if these markets experience the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We need sufficient capital to fund our ongoing operations and continue our development, especially if we begin manufacturing our vehicles in the United States. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, such as keeping pace with technological developments in order to remain competitive in our evolving industry, improve our operating infrastructure or acquire complementary businesses and technologies. While we believe that our existing cash and cash equivalents will be sufficient to fund our operations during the next eighteen months, we may need to engage in additional equity or debt financings to secure additional funds. We do not expect to be able to satisfy our cash requirements solely through product sales in the near future, therefore we expect to rely on the net proceeds from our previous offerings and available debt financing to fund our operations. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders would suffer dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when and if we require it, our ability to continue to support our business growth, and to respond to business challenges could be significantly impaired.
We may selectively pursue acquisitions of complementary businesses and technologies, which could divert capital and our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.
We may selectively pursue acquisitions of complementary businesses and technologies that we believe could complement or expand our applications, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, we have limited experience with acquiring other businesses or technologies. If we acquire businesses or technologies, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities associated with the acquisition;

•	incurrence of acquisition-related costs;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•
difficulty converting the customers of the acquired business onto our applications and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.
In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.
Acquisitions could also result in dilutive issuances of equity securities, as in the case of our recent acquisition of EVT per the Merger Agreement, and/or the incurrence of debt, which could adversely affect our operating results. We may also unknowingly inherit liabilities from acquired businesses or assets that arise after the acquisition and that are not adequately covered by indemnities. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.
Our management has determined that our disclosure controls and procedures were not effective as of December 31, 2021. If we are unable to achieve effective internal control over financial reporting and effective disclosure controls and procedures, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that we evaluate and determine the effectiveness of our internal control over financial reporting and provide a management report on the internal control over financial reporting. Once we are no longer either an “emerging growth company” or a smaller reporting company, such report must be attested to by our independent registered public accounting firm. The Sarbanes-Oxley Act also requires that our principal executive officer and principal financial officer conclude as to the effectiveness of our disclosure controls and procedures on a quarterly basis.
Based on such evaluation, our chief executive officer and chief financial officer concluded that, as of December 31, 2021, our disclosure controls and procedures (a) were not effective to ensure that information that we are required to disclose in reports that we file or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.
In making such conclusion, our management determined that such deficiencies were primarily due to certain staff reductions and voluntary resignations we experienced beginning in the fourth quarter of 2020 and continuing through the closing of the Merger in March 2021, during such periods and for all periods thereafter through the date of such determination, we increased our reliance on outsourced accounting help. As a result of such changes, our management concluded that we were unable to maintain the levels of segregation of duties during such periods at the levels of prior periods, and that such changes to our disclosure controls and procedures significantly affected our internal control over financial reporting during the year ended December 31, 2021.
Although we have yet to fully resolve such deficiencies as of the date of this prospectus, we have engaged, and continue to seek the assistance of additional, experienced accounting professionals with relevant expertise to supplement our efforts and mitigate the negative effects of the above-described deficiencies in the effectiveness of our disclosure controls and procedures.
If we fail to detect errors on a timely basis, our financial statements may be materially misstated and if we are unable to comply with the requirements of Section 404 of the Sarbanes Oxley Act, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.
We are an emerging growth company and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.
For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of our initial public offering, or December 31, 2022, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the day we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as measured as of each June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period
We may not be able to utilize a significant portion of our net operating loss or research and development tax credit carryforwards, which could adversely affect our profitability.
As of December 31, 2021, we had federal and state net operating loss carryforwards (“NOLs”) due to prior period losses. Federal and state NOLs generated prior to 2018 have a
20-year
carryforward and, if not utilized,

will begin to expire in 2032. Similarly, state NOLs generated for tax years 2018 and after will also have a
20-year
carryforward and, if not utilized, will begin to expire in 2038. These NOLs may go unused and be unavailable to offset future income tax liabilities, which could adversely affect our profitability.
Federal NOLs generated for tax years 2018, 2019, 2020 and 2021 will carryover indefinitely due to changes in the CARES act of 2020. California tax law has not changed to conform to the new federal law on NOLs generated in tax years 2018, 2019 and 2020.

Federal NOL Treatment
Year NOL Generated	Taxable Income Limitation	Carryforward
Pre-2018 taxable years (2012-2017)	100% of taxable income	20 years
2018-2020 taxable years	80% of taxable income	Indefinite

California NOL Treatment
Year NOL Generated	Taxable Income Limitation	Carryforward
Pre-2018 taxable years (2012-2017)	100% of taxable income	20 years
2018-2020 taxable years	100% of taxable income	20 years
In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, our ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if we experience an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. As discussed elsewhere in this prospectus, the Merger with Envirotech Drive Systems, Inc. resulted in their shareholders owning approximately 56% of the Company’s outstanding shares at the Merger closing date, which is an ownership change under Section 382. As a result, the future utilization of the ADOMANI, Inc. NOL carryforwards will be limited to a number of factors, which cannot be calculated at this time.
Following the completion of the Merger, we assessed our ability to use certain deferred tax benefits from net operating losses that were recorded by EVTDS in certain prior periods and determined that, in light of the uncertainty of generating future taxable income against which those losses can be offset in order to realize such benefits, recording a valuation allowance to reduce the deferred income tax assets to the amount that is more likely than not to be realized is appropriate. In making such determination, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. As of December 31, 2020, EVTDS did not recognize a full valuation allowance for all deferred tax assets. In March 2021, the Company recognized a full valuation allowance for all deferred tax assets, and as a result, recorded income tax expense of $218,300 for the three months ended March 31, 2021 in order to establish the reserve. This amount is also an income tax expense for the year ended December 31, 2021.
In addition, future issuances of our stock could cause an “ownership change.” It is possible that any future ownership change could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect our profitability.
Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change.

Risks Related to the Offering and the Ownership of Our Securities
The price of our common stock is and is likely to continue to be volatile and fluctuate substantially, which could result in substantial losses for our stockholders and may prevent you from reselling your shares at or above the price you paid for your shares.
The market price of our common stock is and is likely to remain volatile and may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	overall performance of the equity markets;

•	the development and sustainability of an active trading market for our common stock;

•	our operating performance and the performance of other similar companies;

•
changes in the estimates of our operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our common stock;

•	press releases or other public announcements by us or others, including our filings with the SEC;

•	changes in the market perception of all-electric and hybrid products and services generally or in the effectiveness of our products and services in particular;

•	announcements of technological innovations, new applications, features, functionality or enhancements to products, services or products and services by us or by our competitors;

•	announcements of acquisitions, strategic alliances or significant agreements by us or by our competitors;

•	announcements of customer additions and customer cancellations or delays in customer purchases;

•	announcements regarding litigation involving us;

•	recruitment or departure of key personnel;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	our entry into new markets;

•	regulatory developments in the United States or foreign countries;

•	the economy as a whole, market conditions in our industry, and the industries of our customers;

•	the expiration of market standoff or contractual lock-up agreements;

•	the size of our market float; and

•	any other factors discussed in this report.
The market price and volume of our common stock could fluctuate, and in the past has fluctuated, relative to our limited public float. We are particularly subject to fluctuations as reported on the OTC Markets Group Inc. During the period January 1, 2021 through December 31, 2021, the closing price of a share of our common stock reached a high of $0.81 and a low of $0.19, with daily trade volumes reaching a high of 7,020,552 and a low of 71,878. In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies.
We will have broad discretion in how we use the proceeds, and we may not apply the proceeds in ways that increase the value of your investment.
Our management will have broad discretion to use the net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds, and we may not apply the net proceeds of this offering in ways that increase the value of your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we intend to invest the net proceeds from this offering in marketable securities, which may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.
We have and will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which adversely affect our operating results.
As a public company, and particularly after we are no longer an emerging growth company, we are incurring and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting, corporate governance requirements, and investor relations expenses. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel have adapted to the requirements of being a public company and devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations have made it more expensive for us to obtain director and officer liability insurance, and we have incurred substantially higher costs to obtain increased coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.
The increased costs associated with operating as a public company have and will continue to decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, prospects, financial condition and operating results.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.
We may fail to meet our publicly announced guidance or other expectations about our business, which would cause our stock price to decline.
We may provide guidance regarding our expected financial and business performance, such as projections regarding sales and production, as well as anticipated future revenues, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and our guidance may not ultimately be accurate. Our guidance is based on certain assumptions such as those relating to anticipated production and sales volumes and average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance is not accurate or varies from actual results due to our inability to meet our assumptions or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our common stock could decline significantly.
We do not intend to pay dividends for the foreseeable future.
We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.
Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.
Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to defend against a takeover attempt;

•
establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

•	provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;

•	prevent stockholders from calling special meetings; and

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders.
In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder becomes an “interested” stockholder.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of shares of our common stock in this offering will be approximately $                million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of our common stock from us is exercised in full, we estimate that the net proceeds to us would be approximately $                million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds to us from this offering primarily for working capital. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments.
We will retain broad discretion in the allocation of the net proceeds from this offering and could utilize the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our securities.

DIVIDEND POLICY
We have never declared or paid any dividends on our common stock and do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Instead, we currently plan to retain any earnings to finance the growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors deemed relevant by our board of directors.

DESCRIPTION OF CAPITAL STOCK
The following is a description of our capital stock. Our common stock, $0.00001 par value per share, is registered under Section 12 of the Securities Exchange Act of 1934, as amended, while our preferred stock, $0.00001 par value per share, is not so registered. This description does not describe every aspect of our capital stock and is subject to, and qualified in its entirety by reference to, the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, each as currently in effect.
General
Our authorized capital stock consists of 355,000,000 shares of capital stock, of which 350,000,000 shares are designated as common stock, $0.00001 par value per share, and of which 5,000,000 shares are designated as preferred stock, $0.00001 par value per share.
As of April 8, 2022, there were 299,929,841 shares of our common stock outstanding and held of record by 206 stockholders. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock, which we may issue in the future.
Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of our preferred stock outstanding at the time, for as long as such stock is outstanding, the holders of our common stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available for dividends.
As a Delaware corporation, we are subject to certain restrictions on dividends under the Delaware General Corporation Law. Generally, a Delaware corporation may only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
Voting Rights
Holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of stockholders, with the directors in other classes continuing for the remainder of their three-year terms.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.
Liquidation Rights
If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Redemption Rights
There are no redemption or sinking fund provisions applicable to our common stock.

Undesignated Preferred Stock
Subject to limitations prescribed by Delaware law, our board of directors may issue preferred stock in one or more series, establish from time to time the number of shares to be included in each series, and determine for each such series of preferred stock the voting powers, designations, preferences, and special rights, qualifications, limitations, or restrictions as permitted by law, in each case without further vote of action by our stockholders. Our board of directors may also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Registration Rights
Boustead Securities, LLC
Pursuant to the warrant issued on June 26, 2017, Boustead Securities, LLC may demand registration of the shares of common stock underlying such warrant. Subject to certain exceptions, within 60 days after receipt of such a demand notice, we are obligated to file a registration statement with the Securities and Exchange Commission covering such shares of common stock and use our reasonable best efforts to have such registration statement declared effective promptly thereafter. Such demand right expires four years after the initial exercise date of the warrant. Further, unless all the shares of common stock underlying the warrant are included in an effective registration statement with a current prospectus, Boustead Securities, LLC is entitled, at any time during the five-year period beginning December 22, 2017, to include such shares as part of certain other registration statements we file, subject to exceptions.
December 2020 PIPE Financing
On December 24, 2020, we entered into a securities purchase agreement with certain institutional and accredited investors, whereby we sold shares of our common stock and warrants to purchase additional shares of our common stock.
The first closing of the financing occurred on December 29, 2020, at which we raised gross cash proceeds of $5,425,000 through the sale and issuance of 11,500,000 shares of our common stock and warrants to purchase up to an aggregate of 8,625,001 additional shares of our common stock. The second closing of the financing was completed on May 7, 2021. The Company raised cash proceeds, net of offering costs, of approximately $16.3 million through the sale and issuance of 38,333,333 shares of common stock at a purchase price equal to $0.45 per share and warrants to purchase up to an aggregate of 19,166,667 shares of its common stock at an exercise price of $1.00 per share. The share and warrant amounts issued include 2,166,666 shares and a warrant to purchase 1,083,330 shares issued to the underwriter in lieu of paying $975,000 of fees in cash.
The securities sold in the financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. However, in connection with the first closing of the financing, we entered into a registration rights agreement with the participating investors, pursuant to which we agreed to register, on behalf of such investors, the shares of common stock issued to such investors in the financing, including the shares of common stock underlying the warrants.
Pursuant to the registration rights agreement, on or before the date that is 20 calendar days following the earlier of (i) the date on which we file the audited financial statements of Envirotech Drive Systems, Inc. in connection with the completion of our acquisition thereof with the SEC on a Current Report on Form 8-K, and (ii) March 31, 2021, we agreed to file an initial registration statement covering the resale of all of the shares of common stock issued or issuable pursuant to the securities purchase agreement and the warrants issued pursuant thereto. We further agreed to file additional registration statements covering the resale of such securities in the event that the SEC informs us that all such registrable securities cannot, as a result of the application of Rule 415 promulgated by the SEC pursuant to the Securities Act, be registered for resale as a secondary offering on a single registration statement or in certain other circumstances described in the registration rights agreement.
The registration rights agreement provides that we must pay all registration expenses in connection with effecting any registration. The registration rights agreement contains customary indemnification and contribution provisions by us for the benefit of the stockholders party thereto and their affiliates and, in limited situations, by the stockholders party thereto for the benefit of us and any underwriters with respect to written information furnished to us by such stockholders and stated by such stockholders to be specifically included in any registration statement, prospectus or related document.
The registration rights remain in effect with respect to the securities covered by the securities purchase agreement and the related warrants until the earlier of (i) all such shares have been sold pursuant to an effective registration statement under the Securities Act, or (ii) such time as all such shares are eligible for resale under Rule 144 promulgated by the SEC under the Securities Act (“Rule 144”) without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144.
Anti-Takeover Matters
Certificate of Incorporation and Bylaw Provisions
Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.
Board Composition and Filling Vacancies
Our amended and restated bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.
Classified Board of Directors
Our amended and restated certificate of incorporation provides for a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election.
No Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that there will be no cumulative voting.

No Written Consent of Stockholders
Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.
Meetings of Stockholders
Our amended and restated bylaws provide that a majority of the members of our board of directors then in office, the Chairman of the Board, the Chief Executive Officer or the President may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Advance Notice Requirements
Our amended and restated bylaws include advance notice procedures for stockholders seeking to bring business before an annual or special meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.
Amendment to Certificate of Incorporation and Bylaws
The amendment of the provisions in our amended and restated certificate of incorporation require approval by holders of at least 66
2
⁄
3
% of our outstanding capital stock entitled to vote generally in the election of directors, in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the Delaware General Corporation Law. The amendment of the provisions in our amended and restated bylaws require approval by either a majority of our board of directors or holders of at least 66
2
⁄
3
% of our outstanding capital stock entitled to vote generally in the election of directors, in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the Delaware General Corporation Law.
Blank Check Preferred Stock
Our amended and restated certificate of incorporation provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of us.

Delaware General Corporation Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person or entity who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.
Exclusive Forum
Our amended and restated bylaws provide that: (i) the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Limitations of Director Liability and Indemnification of Directors and Officers
As permitted by the Delaware General Corporation Law, provisions in our amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.
These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.
In addition, our amended and restated bylaws provide that:

•
we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions, including an exception for indemnification in connection with a proceeding (or counterclaim) initiated by such persons; and

•
we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, certain officers and employees, in connection with legal proceedings, subject to limited exceptions.

We have entered into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.
We also intend to maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.
At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.
Exchange Listing
Our common stock trades on the OTCQX market under the symbol “EVTV.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Issuer Direct Corporation. The transfer agent’s address is One Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603, and its telephone number is (919) 481-4000.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding.
Our net tangible book value as of December 31, 2021 was $21,964,099, or approximately $0.07 per share of our common stock. Historical net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding. After giving effect to our sale of                  shares in this offering at a public offering price of $                 per share, which was the last reported sale price of our common stock on the OTC Markets Group on [●] 2021, and after deducting underwriting discounts and estimated offering expenses, our pro forma as adjusted net tangible book value at [●] 2021 would have been approximately $                , or $                 per share of our common stock. This represents an immediate increase in net tangible book value of $                 per share to existing stockholders and an immediate dilution in net tangible book value of $                 per share to investors purchasing shares of common stock in this offering.
The following table illustrates this dilution on a per share basis to investors purchasing shares of common stock in this offering:

Assumed public offering price per share		$
Net tangible book value per share as of December 31, 2021	$0.07
Increase in net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to investors in this offering		$
A $1.00 increase (decrease) in the assumed public offering price, after deducting the underwriting discounts and commissions, would increase (decrease) the net proceeds to us by approximately $                , assuming that the minimum number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, or approximately $                , assuming that the maximum number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares offered would increase (decrease) the net proceeds to us from this offering by approximately $                , assuming that the assumed public offering price remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses.
If the underwriter exercises its over-subscription option to sell additional securities in full, the pro forma as adjusted net tangible book value after giving effect to this offering would be $                 per share. This represents an immediate increase in net tangible book value of $                 per share to existing stockholders and an immediate dilution in net tangible book value of $                 per share to investors purchasing shares in this offering.
As of December 31, 2021, options to purchase 6,770,000 shares of our common stock were outstanding at a weighted-average exercise price of $0.42 per share and warrants exercisable for 28,597,994 shares of our common stock were outstanding at a weighted-average exercise price of $0.96 per share. These items are excluded in the table and discussion above. If any shares are issued upon exercise of outstanding options or warrants, you may experience further dilution.

The table and discussion above excludes the following securities (unless stated otherwise above):

•	16,507,299 shares of our common stock reserved for issuance under 2017 Equity Incentive Plan as of December 31, 2021; and

•	securities that may be issued by us upon exercise by the underwriter of its over-subscription option to purchase additional shares of our common stock.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
The following unaudited pro forma combined condensed statements of operations for the year ended December 31, 2021 are presented as if the Merger among Envirotech Vehicles, Inc. (formerly ADOMANI, Inc.) (“Envirotech”), EVT Acquisition Company, Inc. and Envirotech Drive Systems, Inc. (“EVTDS”) had occurred on January 1, 2021.
The pro forma consolidated statements of operations of Envirotech and EVTDS have been adjusted to reflect certain reclassifications in order to conform Envirotech’s historical statement of operations presentation to EVTDS’s financial statement presentation for the combined company.
Assumptions and estimates underlying the unaudited adjustments to the pro forma combined condensed statements of operations are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined condensed statements of operations. The historical consolidated statements of operations have been adjusted to give effect to pro forma events that are: (i) directly attributable to the Merger; (ii) factually supportable; and (iii) with respect to the unaudited pro forma combined condensed statements of operations, expected to have a continuing impact on the combined results of Envirotech and EVTDS following the Merger.
The pro forma amounts in the tables below are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the combined company that would have actually occurred had the Merger been consummated on the date or during the periods presented or of future results of operations of Envirotech and EVTDS operating together.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
OF OPERATIONS OF ENVIROTECH VEHICLES, INC. AND ENVIROTECH DRIVE SYSTEMS, INC
For the year ended December 31, 2021

	Historical		Pro Forma	Pro Forma
	ENVIROTECH	EVTDS	Adjustments	Combined
Revenues (a)	$16,411	$2,042,844	$(319,000)	$1,740,255
Cost of sales (b)	30,486	1,281,468	(227,200)	1,084,754

Gross profit	(14,075)	761,376	(91,800)	655,501
Operating expenses:
General and administrative	2,521,886	8,238,530		10,760,416
Sales and marketing	15,144	188,703		203,847
Research and development	0	58,139		58,139

Total operating expenses, net	2,537,030	8,485,372	0	11,022,402

Loss from operations	(2,551,105)	(7,723,996)	(91,800)	(10,366,901)

Other income (expense)	756	288,185		291,577

Interest income (expense)	(1,775)	4,411

Loss before taxes	(2,552,124)	(7,431,400)	(91,800)	(10,075,324)
Income tax (expense) benefit	0	(220,700)

Net loss	$(2,552,124)	$(7,652,100)	$(91,800)	$(10,296,024)

Net loss per share, basic and diluted	$(0.02)	$(0.05)		$(0.04)

Weighted-average shares (c)	112,670,580	142,558,001		255,228,581

The accompanying notes are an integral part of these unaudited pro forma combined condensed consolidated financial statements

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
1.    Basis of Presentation
The unaudited pro forma combined condensed statements of operations were prepared in accordance with GAAP and pursuant to SEC
Regulation S-X
Article 11, and present the pro forma results of operations of the combined companies based upon the historical information after giving effect to the Merger and adjustments described in these Notes to the unaudited pro forma combined condensed statements of operations. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2021 are presented as if the merger had occurred on January 1, 2021. The historical consolidated financial statements and related disclosures of EVTDS included elsewhere in this Form S-1 Registration Statement (see Note 3) for the fiscal year ended December 31, 2021, include the consolidated results of operations of EVTDS for the entire annual period and include the consolidated results of operations of Envirotech Vehicles, Inc. (formerly ADOMANI, Inc.) and subsidiaries for the post-merger period March 16, 2021 through December 31, 2021, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Envirotech Vehicles, Inc. (formerly ADOMANI, Inc.) represents the historical operating revenues and expenses attributable to the business acquired from Envirotech Vehicles Inc. for the period from January 1, 2021 through March 15, 2021.
2.    Accounting Policies
As a result of the continuing review of Envirotech’s accounting policies, EVTDS identified differences between the accounting policies of the two businesses related to its recognition of income tax benefits related to net operating loss carryforwards that have been changed post-merger to recognize a full valuation reserve, resulting in income tax expense in the 2021 EVTDS merged results of operations.
5.    Preliminary Pro Forma Statements of Operations Adjustments
Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following which are shown on the face of the statements of operations:

Note (a)	Eliminate EVTDS sale of four vehicles to ADOMANI in 2021.

Note (b)	Eliminate purchase of four vehicles from EVTDS by ADOMANI in 2021.

Note (c)
Assumes that the 112,670,580 shares of ADOMANI common stock outstanding on December 31, 2020 and the 142,558,001 shares of ADOMANI common stock issued to EVTDS stockholders in the merger were outstanding on January 1, 2021 for a total of 255,228,581 shares of common stock for purposes of computing pro forma loss per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the consolidated financial statements and the related notes to the consolidated financial statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, beliefs and expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”
Overview
We are a provider of purpose-built zero-emission electric vehicles focused on reducing the total cost of vehicle ownership and helping fleet operators unlock the benefits of green technology. We serve commercial and last-mile fleets, school districts, public and private transportation service companies and colleges and universities to meet the increasing demand for light to heavy-duty electric vehicles. Our vehicles address the challenges of traditional fuel price instability and local, state and federal regulatory compliance.
As discussed in Item 8, Notes 2 and 3 to the consolidated financial statements of Envirotech Vehicles, Inc. contained in this S-1 Registration Statement, as a result of the closing of the Merger on March 15, 2021, the historical results discussed in this section of the Annual Report are those of Envirotech Drive Systems, Inc. (“EVTDS”) as of and for the year ended December 31, 2020 and are the results for EVTDS as of and for the year ended December 31, 2021, including the balance sheet accounts of Envirotech Vehicles, Inc. (formerly ADOMANI, Inc.), at December 31, 2021 and the results of operations of Envirotech Vehicles, Inc. (formerly ADOMANI, Inc.), for the period March 16, 2021 through December 31, 2021. On May 26, 2021, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware to change its name from ADOMANI, Inc., to Envirotech Vehicles, Inc., effective as of May 26, 2021.
For the years ended December 31, 2021 and 2020, respectively, we generated sales revenue of $2,042,844 and $88,375, respectively, and our net losses were $7,652,100 and $279,521, respectively. The 2021 loss includes approximately $3.5 million of non-cash expenses, net of non-cash income of $290,520.
Factors Affecting Our Performance
We believe that the growth and future success of our business depend on various opportunities, challenges and other factors, including the following:

•
COVID-19
pandemic
.
Global health concerns related to the ongoing
COVID-19
pandemic have resulted in social, economic and labor instability in the countries in which we or the third parties with whom we engage operate, and resulted in unexpected legal and regulatory changes, such as travel, social distancing and quarantine policies, boycotts, curtailment of trade, and other business restrictions that have negatively affected our ability to procure and sell our products and provide our services. Accordingly, our future performance will depend in part upon our ability to successfully respond and adapt to these challenges. We have developed, and continue to develop, plans to address the ongoing effects and help mitigate the potential negative impact of the pandemic on our business.

•
Availability of government subsidies, rebates and economic incentives
.
We believe that the availability of government subsidies, rebates, and economic incentives is currently a critical factor considered by our customers when purchasing our zero-emission
vehicles, and that our growth depends in large part on the availability and amounts of these subsidies and economic incentives. As an alternative to being dependent on such funding, however, we are exploring the possibility of leasing our vehicles to our customers as well.

•
New Customers.
We are competing with other companies and technologies to help fleet managers and their districts/companies more efficiently and cost-effectively manage their fleet operations. Once these fleet managers have decided they want to buy from us, we still face challenges helping them obtain financing options to reduce the cost barriers to purchasing. We may also encounter customers with inadequate electrical services at their facilities that may delay their ability to purchase from us.

•
Dependence on external sources of financing of our operations.
We have historically depended on external sources for capital to finance our operations. Accordingly, our future performance will depend in part upon our ability to achieve independence from external sources for the financing of our operations.

•
Investment in Growth.
We plan to continue to invest for long-term growth. We anticipate that our operating expenses will increase in the foreseeable future as we invest in research and development to enhance our zero-emission
electric vehicles; design, develop and manufacture our commercial fleet vehicles and their components; increase our sales and marketing to acquire new customers; and increase our general and administrative functions to support our growing operations. We believe that these investments will contribute to our long-term growth, although they will adversely affect our results of operations in the near term. In addition, the timing of these investments can result in fluctuations in our annual and quarterly operating results.

•
Zero-emission electric experience.
Our dealer and service network is not completely established, although we do have certain agreements in place including our FAR Agreements. One issue they may have, and we may encounter, is finding appropriately trained technicians with zero-emission
electric fleet vehicle experience. Our performance will depend on having a robust service network, which will require appropriately trained technicians to be successful. Because vehicles that utilize our technology are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in zero-emission
electric vehicles may not be available to hire, and we may need to expend significant time and expense training the employees we do hire. If we are not able to attract, assimilate, train or retain additional highly qualified personnel in the future, or do so cost-effectively, our performance would be significantly and adversely affected.

•
Market Growth.
We believe the market for
all-electric
solutions for alternative fuel technology, specifically
all-electric
vehicles, will continue to grow as more purchases of new
zero-emission
vehicles and as more conversions of existing fleet vehicles to zero-emission
vehicles are made. However, unless the costs to produce such vehicles decrease dramatically, purchases of our products will continue to depend in large part on financing subsidies from government agencies. We cannot be assured of the continued availability, the amounts of such assistance to our customers, or our ability to access such funds.

•
Sales revenue growth from additional products
.
We seek to add to our product offerings additional
zero-emission
vehicles of all sizes manufactured by outside OEM partners, to be marketed, sold, warrantied and serviced through our developing distribution and service network, as well as add other ancillary products discussed elsewhere in this report.

•
Third-party contractors, suppliers and manufacturers
.
We rely upon third parties to supply us with raw materials, parts, components and services in adequate quantity in a timely manner and at reasonable prices, quality levels, and volumes acceptable to us.

Components of Results of Operations
Sales
Sales are recognized from the sales of new, purpose-built
zero-emission
electric vehicles and from providing vehicle maintenance and safety inspection services. Sales are recognized in accordance with Accounting Standards Codification (“ASC”) Topic 606, as discussed in Note 2 to our consolidated financial statements included in this Annual Report.

Cost of Sales
Cost of sales includes those costs related to the development, manufacture, and distribution of our products. Specifically, we include in cost of sales each of the following: material costs (including commodity costs); freight costs; labor and other costs related to the development and manufacture of our products; and other associated costs. Cost of sales also includes costs related to the valuation of inventory due to impairment, obsolescence, or shrinkage.
General and Administrative Expenses
Selling, general and administrative expenses include all corporate and administrative functions that support our company, including personnel-related expense and stock-based compensation costs; costs related to investor relations activities; warranty costs, including product recall and customer satisfaction program costs; consulting costs; marketing-related expenses; and other expenses that cannot be included in cost of sales.
Consulting and Research and Development Costs
These expenses are substantially related to our consulting and research and development activity.
Other Income/Expenses, Net
Other income/expenses include
non-operating
income and expenses, including interest income and expense.
Provision for Income Taxes
We account for income taxes in accordance with Financial Accounting Standards Board (“FASB”) ASC 740 “Income Taxes,” which requires the recognition of deferred income tax assets and liabilities for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations. Because we have incurred only losses to this point, no provision for income taxes has been made in 2021, and the income tax benefit recorded in 2020 has been reversed and effectively reserved as well.
Results of Operations
The following discussion compares operating data for the year ended December 31, 2021 to the data for the year ended December 31, 2020:
Sales

	Year Ended December 31,
	2021	2020	$ Change	% Change
Sales	$2,042,844	$88,735	$1,954,109	2,202%
Sales were $2,042,844 for the year ended December 31, 2021, compared to $88,735 for the year ended December 31, 2020. Sales for the year ended December 31, 2021 consisted of 21 vehicles, (cargo vans and trucks) sold to customers and FAR distributors, as well as maintenance and inspection services provided.

Cost of Goods Sold

	Year Ended December 31,
	2021	2020	$ Change	% Change
Cost of goods sold	$1,281,468	$73,560	$1,207,908	1,642%
Cost of sales related to the sales revenue described above and were approximately $1.28 million for the year ended December 31, 2021, compared to $73,560 for the year ended December 31, 2020.
Operating Expenses

	Year Ended December 31,
	2021	2020	$ Change	% Change
General and administrative 1	$8,238,530	$355,231	$7,883,299	2,219%
Consulting	188,703	70,901	117,802	166%
Research and Development	58,139	—	58,139	100%

Total operating expenses, net	$8,485,372	$426,132	$8,059,240	1,8918%

1	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2021	2020	$ Change	% Change
Stock-based compensation expense	$3,414,440	$—	$3,414,440	100%
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2021 were $8,238,530, compared to $355,231 for 2020, an increase of $7,883,299, which was primarily related to an increase in non-cash stock based compensation expense of $3,414,440 and to legal and professional fees of $1,745,523, which included $685,000 in 2021 settlement of lawsuits expense and $749,067 in legal fees. Other general and administrative expenses increased by $2,844,468, which related to increases of $939,500 in salaries and benefits; insurance costs of $373,501; $303,879 in bad debt expense related to notes receivable and an unfulfilled purchase order; $222,972 in investor relations expenses; $225,847 in travel and entertainment expenses primarily related to locating a manufacturing location in the United States, and $657,637 in other general and administrative expenses. The 2021 general and administrative expenses include approximately $3,788,598 in non-cash
charges, including $3,414,440 in
non-cash
stock-based compensation expense, $303,879 in bad debt expense not related to receivables and $70,279 in depreciation expense. The 2020 general and administrative expenses include non-cash
charges of $17,670 in depreciation expense.
Consulting
Consulting expenses were approximately $188,703 for the year ended December 31, 2021, as compared to $70,901 for 2020, primarily the result of increased operations.
Interest (Expense)Income

	Year Ended December 31,
	2021	2020	$ Change	% Change
Interest (expense) income, net	$4,412	$(2,864)	$7,276	254%

Interest income in 2021 of $9,703 consisted primarily of marketable security interest and interest payments from FARs utilizing flooring. There was no interest income earned in 2020. Interest expense was $5,293 and $2,864 for the years ended December 31, 2021 and 2020, respectively. Expense in 2021 relates to the repayment of the two outstanding SBA loans and to the note payable entered into during 2021. Interest (expense) income, net was therefore approximately $4,411 and $(2,864) for the years ended December 31, 2021 and 2020, respectively.
Cash Flows
The following table summarizes our cash flows from operating, investing, and financing activities for the years ended December 31, 2021 and 2020:

	Year Ended December 31,
	2021	2020
Cash flows (used in) provided by operating activities	$(12,936,755)	$1,526,333
Cash flows (used in) investing activities	(4,677,839)	(73,091)
Cash flows provided by financing activities	20,590,987	152,835

Net increase in cash and cash equivalents	$2,976,393	$1,606,077

Operating Activities
Cash (used in) provided by operating activities is primarily the result of our operating losses, reduced by the impact of non-cash
expenses, including
non-cash
stock-based compensation, and changes in the asset and liability accounts.
Net cash (used in) operating activities for the year ended December 31, 2021 was $12,936,755 versus net cash provided by operations of $1,526,333 for the year ended December 31, 2020, a decrease of $14,463,088. The decrease in net cash provided by operating activities was due to an increase in net loss of $7,372,579, increased inventory deposits of $4,503,079, inventory additions of $3,198,877, decreased accrued liabilities of $1,914,709, an increase of $1,218,907 in accounts receivable related to sales, and to a decrease in prepaid expenses of $693,375, reduced by cash provided from non-cash
items and changes in the remaining balance sheet amounts of $3,051,688, which includes $3,414,440 of non-cash stock-based compensation expense.
We expect cash used in operating activities to fluctuate significantly in future periods as a result of a number of factors, some of which are outside of our control, including, among others: the success we achieve in generating revenue; the success we have in helping our customers obtain financing to subsidize their purchases of our products; our ability to efficiently develop our dealer and service network; the costs of batteries and other materials utilized to make our products; the extent to which we need to invest additional funds in research and development; and the amount of expenses we incur to satisfy future warranty claims.
Investing Activities
Net cash used in investing activities during the year ended December 31, 2021 increased by $4,604,748 to $4,677,839, as compared to cash used in investing activities of $73,091 during the year ended December 31, 2020. The increase in net cash used in investing activities during the year ended December 31, 2021 is primarily due to the net use of cash of $8,023,213 from the purchase and sale of marketable securities, partially reduced by cash acquired in the Merger.

Financing Activities
Net cash provided by financing activities during the year ended December 31, 2021 increased by $20,438,152 from cash provided by financing activities in 2020 of $152,835. The increase consisted of $21,107,410 proceeds from the issuance of common stock, $4,621,200 of which was raised by EVTDS in anticipation of the Merger; $16,274,991 from the May, 2021 second closing of the PIPE financing, and $211,219 of which was from the issuance of stock for stock options that were exercised. This cash provided was reduced by offering costs of $188,015, and further reduced by EVTDS and ADOMANI, Inc., repaying their SBA EIDL loans in the amounts $152,835 and $157,030, versus EVTDS receiving proceeds from its SBA loan in 2020, a change of $481,243.
The following discussion set forth below compares consolidated operating data of ADOMANI, Inc. and subsidiaries for the year ended December 31, 2020 to the data for the year ended December 31, 2019.
For the years ended December 31, 2020 and 2019, respectively, we generated sales revenue of approximately $618,000 and $12.6 million, respectively, and our net losses were approximately $4.4 million and $5.2 million, respectively.
Results of Operations
The following discussion compares operating data for the year ended December 31, 2020 to the data for the year ended December 31, 2019:
Sales

	Year Ended December 31,
In thousands, except percentages	2020	2019	$ Change	% Change
Sales	$618	$12,561	$(11,943)	(95.08)%
Sales, severely impacted by the HVIP-created administrative delays and subsequent denying us access to funding, were approximately $618,000 for the year ended December 31, 2020, compared to $12.6 million for the year ended December 31, 2019. Sales for the year ended December 31, 2020 consisted of cargo vans sold to the City of Palmdale in July, SnowCap Community Charities in June, and to the City of Orlando Florida in January, as well as fees due us relating to the Blue Bird termination agreement, as discussed in Note 2 to our consolidated financial statements included in this Annual Report, and maintenance and inspection services provided.
Cost of Goods Sold

	Year Ended December 31,
In thousands, except percentages	2020	2019	$ Change	% Change
Cost of goods sold	$303	$11,627	$(11,324)	(97.39)%
Cost of sales related to the sales revenue described above and were approximately $303,000 for the year ended December 31, 2020, compared to $11.6 million for the year ended December 31, 2019.
Operating Expenses

	Year Ended December 31,
In thousands, except percentages	2020	2019	$ Change	% Change
General and administrative 1	$4,422	$5,705	$(1,283)	(22.49)%
Consulting	155	333	(178)	(53.45)%
Research and development	75	109	(34)	(31.19)%

Total operating expenses, net	$4,652	$6,147	$(1,495)	(24.32)%

1	Includes stock-based compensation expense as follows:

	Year Ended December 31,
In thousands, except percentages	2020	2019	$ Change	% Change
Stock-based compensation expense	$347	$769	$(422)	(54.88)%
General and Administrative Expenses
General and administrative expenses for the year ended December 31, 2020 were approximately $4.4 million, compared to approximately $5.7 million for 2019, a decrease of approximately $1.3 million, which was primarily related to decreases in non-cash stock-based compensation expense of $420,987; a $406,537 decrease in salaries and benefits; a $173,898 decrease in investor relations expenses; a $139,694 decrease in legal expenses and decreases in other general and administrative expenses in the current year period of approximately $159,000. The 2020 general and administrative expenses include approximately $729,000 in non-cash charges, including $347,000 in non-cash stock-based compensation expense, $338,000 in bad debt expense related to notes receivable and $44,000 in depreciation expense. The 2019 general and administrative expenses include approximately $1.1 million in non-cash charges, including $768,550 in non-cash stock-based compensation expense, $273,972 in bad debt expense, and $48,576 in depreciation expense.
Consulting
Consulting expenses were approximately $155,000 for the year ended December 31, 2020, as compared to $333,000 for 2019, primarily the result of the absence of grant application and tax credit consulting expenses incurred in 2019 that were not incurred in 2020. Consulting expenses include non-cash charges of approximately $76,000 and $55,000 for the years ended December 31, 2020 and 2019, respectively.
Research and Development Expenses
Research and development expenses were $75,000 for the year ended December 31, 2020, as compared to $108,751 for 2019, primarily attributable to a fluctuation in supply chain expenditures made for research and development activity in the two periods.
Interest (Expense)Income

	Year Ended December 31,
In thousands, except percentages	2020	2019	$ Change	% Change
Interest (expense) income, net	$(49)	$42	$(91)	(216.67)%
Interest expense in 2019 consisted primarily of payments made for interest incurred on our secured line of credit; interest expense in 2020 includes interest on that line of credit that was paid in full in February 2020; interest accrued on two SBA Covid-19 relief-related loans; as well as interest expense of approximately $78,000 on two short-term working capital loans received and repaid in the fourth quarter of 2020. Interest expense was approximately $94,000 and $155,000 for the years ended December 31, 2020 and 2019, respectively. The decrease is due to the decrease in outstanding debt in 2020 compared to the amount outstanding in 2019, partially offset by the high rates incurred on the two short-term working capital loans. Interest income earned was approximately $45,000 and $197,000 for the years ended December 31, 2020 and 2019, respectively. The decrease in interest income in 2020 was the result of declining cash balances available to be invested as compare to those balances available in 2019 Interest expense, net was therefore approximately $49,000 and interest income, net of interest expense, was approximately $42,000 for the years ended December 31, 2020 and 2019, respectively.

Cash Flows
The following table summarizes our cash flows from operating, investing, and financing activities for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
In thousands	2020	2019
Cash flows used in operating activities	$(2,961)	$(4,582)
Cash flows provided by (used in) investing activities	2,758	1,128
Cash flows provided by financing activities	(93)	4,127

Net (decrease)/increase in cash and cash equivalents	$(296)	$673

Operating Activities
Cash used in operating activities is primarily the result of our operating losses, reduced by the impact of non-cash expenses, including non-cash stock-based compensation.
Net cash used in operating activities decreased by approximately $1.6 million to approximately $3.0 million for the year ended December 31, 2020 compared to net cash used in operating activities of approximately $4.6 million for the year ended December 31, 2019. The decrease in net cash used in operating activities was due to a decrease in net loss of approximately $767,000 and to approximately $1.0 million net cash provided by changes in asset and liability accounts, reduced by a reduction in non-cash expenses of approximately $0.2 million.
We expect cash used in operating activities to fluctuate significantly in future periods as a result of a number of factors, some of which are outside of our control, including, among others: the success we achieve in generating revenue; the success we have in helping our customers obtain financing to subsidize their purchases of our products; our ability to efficiently develop our dealer and service network; the costs of batteries and other materials utilized to make our products; the extent to which we need to invest additional funds in research and development; and the amount of expense we incur to satisfy future warranty claims.
Investing Activities
Net cash provided by investing activities during the year ended December 31, 2020 increased by approximately $1.7 million to approximately $2.8 million, as compared to cash provided by investing activities of approximately $1.1 million during the year ended December 31, 2019. The increase in net cash provided by investing activities during the year ended December 31, 2020 is primarily due to proceeds received from the sale of liquid marketable securities in the amount of approximately $2.8 million, whereas net cash used in investing activities during the year ended December 31, 2019 was primarily due to the purchase of liquid marketable securities in the amount of approximately $1.2 million.
Financing Activities
Net cash used in financing activities during the year ended December 31, 2020 decreased by approximately $4.2 million from cash provided by financing activities in 2019 of $4.1 million to cash used by financing activities of approximately $93,000 in 2020. Net cash used in financing activities during the year ended December 31, 2020 consisted of approximately $5.3 million proceeds from a securities offering, net of offering costs, and $411,244 in proceeds received from SBA loans, reduced by approximately $5.8 million in net principal repayments made under our line of credit with Morgan Stanley.

Liquidity and Capital Resources
As discussed above and in Note 3 to the consolidated financial statements contained in this Annual Report on Form
10-K,
ADOMANI, Inc., had approximately $3.4 million in cash and cash equivalents at the Merger closing date, primarily the result of the approximately $5.3 million net proceeds from the December 2020 closing of the Financing discussed below. EVTDS delivered $5 million cash at the Merger closing.
As of December 31, 2021, we had cash and cash equivalents of $4,846,490 and marketable securities of $8,002,700, a combined total of $12,849,190, and working capital of $21,473,117. We believe that our existing cash, cash equivalents and marketable securities will be sufficient to fund our present operations during the next 12 months and beyond. However, we may not successfully execute our business plan, and if we do not, we may need additional capital to continue our operations and support the increased working capital requirements associated with the fulfillment of purchase orders.
In February 2022, we were successful in acquiring a U.S. manufacturing facility in Osceola, Arkansas. However, additional debt and/or equity capital will be required in order to purchase related equipment and set up production lines and is expected to require up to $80 million of additional investment through 2027. Investments and employee hiring requirements over the next 10 years allow for local tax incentives granted to the Company of up to $27 million.
On December 24, 2020, ADOMANI, Inc. entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors, whereby the Company agreed to sell, and the investors agreed to purchase, shares of common stock of the Company, and warrants (the “Warrants”) to purchase additional shares of the Company’s common stock (the “Financing”).
The first closing of the Financing occurred on December 29, 2020. ADOMANI, Inc., raised cash proceeds, net of offering costs, of approximately $5.3 million through the sale and issuance of 11,500,000 shares of its common stock at a purchase price equal to $0.50 per share and Warrants to purchase up to an aggregate of 8,625,001 shares of its common stock at an exercise price of $0.50 per share. The share and Warrant amounts issued include 650,000 shares and a Warrant to purchase 487,500 shares issued to the underwriter in lieu of paying $325,000 of fees in cash. Since this ADOMANI, Inc., activity occurred before the close of the Merger, it is not reflected in the EVTDS financial statements for the year ended December 31, 2020, but as stated above, is discussed here because it was primarily the source of the approximate $3.3 million cash acquired by EVTDS in the Merger that closed on March 15, 2021 (see Note 3 to the consolidated financial statements for the year ended December 31, 2021).
The second closing of the Financing was completed on May 7, 2021. The Company raised cash proceeds, net of offering costs, of approximately $16.3 million through the sale and issuance of 38,333,333 shares of common stock at a purchase price equal to $0.45 per share and Warrants to purchase up to an aggregate of 19,166,667 shares of its common stock at an exercise price of $1.00 per share. The share and Warrant amounts issued include 2,166,666 shares and a Warrant to purchase 1,083,330 shares issued to the underwriter in lieu of paying $975,000 of fees in cash.
At December 31, 2020, EVTDS had $1,793,910 restricted cash related to subscription agreements for equity investments in anticipation of the Merger. EVTDS ultimately raised total equity of $6,415,110 (including that $1,793,910) that funded its obligation to provide $5 million cash at the Merger closing; the balance was used to pay other liabilities and expenses (See Note 3 to the consolidated financial statements for the year ended December 31, 2021).
Options to Purchase Common Stock
Because all outstanding unvested options to purchase ADOMANI, Inc.’s common stock became fully vested upon the closing of the Merger, the Company had 12,992,857 fully vested options outstanding as of March 15, 2021. On June 14, 2021, options to purchase 33,571 shares of common stock were exercised at a price of $0.12 per share. Also on June 14, 2021, options to purchase an aggregate of 67,144 shares of common stock with an exercise price of $0.12 per share, options to purchase 75,000 shares of common stock with an exercise price of $0.45 per share, and options to purchase 60,000 shares of common stock with an exercise price of $1.31 per share were forfeited by the former holders thereof, as they were not exercised prior to the expiration date with respect to such options. On June 25, 2021, options to purchase 358,571 shares of common stock were exercised by an officer of the Company at a price of $0.12 per share. On July 23, 2021, options to purchase 358,571 shares of common stock were exercised by a former officer of the Company. On July 29, 2021, options to purchase an aggregate of 270,000 shares of common stock were forfeited by the same former officer of the Company.
On August 4, 2021, the Company’s Compensation Committee granted Phillip W. Oldridge, the Company’s Chief Executive Officer and Chairman of the Board, and a member of its board of directors, options to purchase 440,000 shares of common stock, exercisable at an exercise price of $0.2753 per share. The Committee determined that Mr. Oldridge would be immediately vested in the options granted. Mr. Oldridge exercised these options on November 30, 2021.
On December 7, 2021, options to purchase 5,000,000 shares of common stock were exercised by the former President and CEO of the Company at a price of $0.10 per share. The former officer elected to pay the $500,000 exercise price for the shares with shares, so was issued 3,402,555 shares.
As a result of the activity described above during the year ended December 31, 2021, the number of fully vested options outstanding as of December 31, 2021 was 6,770,000. See Notes 2, 3 and 9 to the consolidated financial statements included in this Annual Report on Form
10-K.
As of December 31, 2021, the 6,770,000 vested options were comprised of options to purchase 1,000,000 shares with an exercise price of $0.12 per share; options to purchase 5,635,000 shares with an exercise price of $0.45 per share, and 135,000 shares with an exercise price of $1.31 per share. If all vested options to purchase common stock were exercised, we would receive proceeds of approximately $2.8 million and we would be required to issue 6,770,000 shares of common stock. There can be no assurance, however, that any such options will be exercised. See Notes 2, 3, 9 and 14 to the consolidated financial statements included in this Annual Report on Form
10-K.
Credit Facilities
Effective May 2, 2018, the Company secured a line of credit from Morgan Stanley Private Bank, National Association (“Morgan Stanley”). Borrowings under the line of credit bear interest at
30-day
LIBOR plus 2.0%. There is no maturity date for the line, but Morgan Stanley may at any time, in its sole discretion and without cause, demand the Company immediately repay any and all outstanding obligations under the line of credit in whole or in part. The line is secured by the cash and cash equivalents maintained by the Company in its Morgan Stanley accounts, which was approximately $5 million as of December 31, 2021. Borrowings under the line may not exceed 95% of such cash, cash equivalents, and marketable securities balances. The maximum amount the Company could borrow at December 31, 2021, was approximately $10.4 million; there was no principal amount outstanding at that date. The line of credit and related interest expense was repaid in full on February 3, 2020. The line of credit is still available to the Company, but there is no current plan to use it.
Capital Expenditures
We do not have any contractual obligations for ongoing capital expenditures at this time. We do, however, purchase equipment necessary to conduct our operations on an as needed basis.
Contractual Obligations
On February 4, 2020, the Company signed a sublease agreement with Masters Transportation, Inc. (“Masters”) for Masters to occupy a portion of the Corona, California facility that the Company occupied effective January 1, 2020 (see above). The effective date of the Masters’ sublease is February 1, 2020, and it expires when the Company’s lease on the property expires on December 31, 2022. Under the sublease, Masters is obligated to pay the Company monthly rent payments in an amount equal to $6,000 at commencement and thereafter escalating to $6,365 by its conclusion. Beginning April 1, 2022 the Corona lease was assigned to Masters through the end of the lease obligation at December 31, 2022. Masters’ sublease agreement with the Company was also terminated on April 1, 2022. See Note 14 below.
On October 30, 2020, James L. Reynolds resigned from his employment with the Company, including his positions as the President and Chairman of the Board of the Company, as a member of the board of directors of the Company, and any and all other positions, directorships, and committee memberships that Mr. Reynolds held with the Company or any of its subsidiaries or other affiliated entities, in each case, effective as of October 30, 2020. Mr. Reynolds’ resignation did not result from a disagreement with the Company on any matter relating to its operations, policies, or practices. In connection with Mr. Reynolds’ resignation, the Company and Mr. Reynolds entered into Separation Agreement and General Release, dated October 30, 2020, pursuant to which Mr. Reynolds received certain separation benefits. See Notes 9, 11 and 13 to the consolidated financial statements included in this Annual Report.
On December 31, 2021, the Company entered into employment agreements with Phillip W. Oldridge (the “Oldridge Agreement”), its Chief Executive Officer, and with Susan M. Emry (the “Emry Agreement”), its Executive Vice President. According to the Oldridge Agreement, effective as of March 1, 2021, Mr. Oldridge will receive an annual base salary of $300,000, payable in semi-monthly installments consistent with the Company’s payroll practices. Mr. Oldridge will also receive participation in medical insurance, dental insurance, and the Company’s other benefit plans. Under the Oldridge Agreement, Mr. Oldridge will also receive an amount equal to five percent of the net income of the Company on an annual basis and will be eligible for a bonus at the sole discretion of the Company’s Board of Directors (the “Board”). The Oldridge Agreement also provides for an automobile monthly allowance of $1,500. Mr. Oldridge’s employment shall continue until terminated in accordance with the Oldridge Agreement. If Mr. Oldridge is terminated without cause or if he terminates his employment for good reason, Mr. Oldridge will be entitled to receive
(i) one-year
of base salary, (ii) reimbursement of reimbursable expenses in accordance with the Oldridge Agreement, (iii) any bonus that would have been payable within the twelve months following the date of termination, and (iv) the value of any accrued and unused paid time off as of the date of termination. According to the Emry Agreement, effective on January 1, 2022, Mrs. Emry will receive an annual base salary of $200,000 and will be eligible for a bonus at the sole discretion of the Board. Mrs. Emry will also receive participation in medical insurance, dental insurance, and the Company’s other benefit plans. Mrs. Emry’s employment shall continue until terminated in accordance with the Emry Agreement. If Mrs. Emry is terminated without cause or if she terminates her employment for good reason, Mrs. Emry will be entitled to receive
(i) one-year
of base salary, (ii) reimbursement of reimbursable expenses in accordance with the Emry Agreement, and (iii) the value of any accrued and unused paid time off as of the date of termination.
On January 2, 2022, Michael K. Menerey retired and resigned from his position as Chief Financial Officer of the Company and also as a member of the Board. Mr. Menerey’s decision to resign was not the result of any disagreement with the Company, the Board, management, or any matter relating to the Company’s operations, policies, or practices.
Off-Balance
Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance
sheet arrangements, as defined in the rules and regulations of the SEC.
Indemnification Agreements
As we have generated sales, we have provided customers with indemnification of varying scope against claims of intellectual property infringement by third parties arising from the use of our products. We do not estimate the costs related to these indemnification provisions to be significant and are unable to determine the maximum potential impact of these indemnification provisions on our future results of operations. In addition, we have directors and officers liability coverage to further mitigate our indemnification exposure. No demands have been made upon us to provide indemnification and there are no claims that we are aware of that could have a material effect on our consolidated balance sheet, consolidated statement of operations, or consolidated cash flows.
Critical Accounting Policies and Estimates
No critical accounting policies or estimates existed at December 31, 2021.
Jumpstart Our Business Startups Act of 2012 (“JOBS Act”)
We are an “emerging growth company,” as defined in the JOBS Act. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for emerging growth companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of our initial public offering, or December 31, 2022, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the day we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates
exceeds $700 million as measured as of each June 30th, and (4) the date on which we have issued more than $1.0 billion in nonconvertible debt during the prior three-year period.
Recent Accounting Pronouncements
Management has considered all recent accounting pronouncements issued, but not effective, and does not believe that they will have a significant impact on the Company’s financial statements.

BUSINESS
Overview
We are a provider of purpose-built
zero-emission
electric vehicles focused on reducing the total cost of vehicle ownership and helping fleet operators unlock the benefits of green technology. We serve commercial and last-mile fleets, school districts, public and private transportation service companies and colleges and universities to meet the increasing demand for light to heavy-duty electric vehicles. Our vehicles address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance.
Our vehicles are manufactured by outside, OEM partners located in China and Malaysia that can be marketed, sold, warrantied and serviced through our developing distribution and service network.
Our vehicles can include options for telemetrics for remote monitoring, electric power-export and various levels of grid-connectivity. Pending the completion of the transactions contemplated by our letter of intent to purchase certain battery manufacturing equipment from ProGreens New Energy Technology Co. Ltd., our zero-emission
products may also grow to include automated charging infrastructure and “intelligent” stationary energy storage that enables fast vehicle charging, emergency back-up
facility power, and access to the developing, grid-connected opportunities for the aggregate power available from groups of large battery packs.
For the years ended December 31, 2021 and 2020, our net losses were $7,652,100 and $279,521, respectively. On March 15, 2021, we completed our acquisition of EVTDS, a Delaware corporation, a supplier of zero-emission
trucks, cargo vans, chassis and other commercial vehicles from which we have previously purchased vehicles designed to meet our specifications. The transaction was completed in accordance with the Merger Agreement, with EVTDS and EVT Acquisition Company, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”). As a result of such transaction, Merger Sub was merged with and into EVTDS, with EVTDS surviving as our wholly owned subsidiary (the “Merger”). In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the common stock of EVTDS was automatically converted into the right to receive one share of the common stock of the Company. As a result of the Merger, we issued an aggregate of 142,558,001 shares of our common stock to the former EVTDS stockholders, which shares represented approximately 56% of the total issued and outstanding shares of our common stock as of immediately following the effective time of the Merger.
Our company was formerly known as ADOMANI, Inc. On May 26, 2021, we filed a Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to change our company’s name from ADOMANI, Inc. to Envirotech Vehicles, Inc., effective as of May 26.
Market Overview
Concerns regarding climate change and other environmental considerations have led to the implementation of laws and regulations that restrict, cap, or tax, emissions in the automotive industry and throughout other industries. In particular, Environmental Protection Agency, or EPA, Tier 4 emission standards, CARB regulations, and recently implemented policies in Europe, generally referred to as Stage I, II, III, IV, V and VI regulations, require a significant reduction in the level of emissions and particulate matter produced by diesel power systems and are increasing the costs associated with producing carbon-intensive fuels. On June 28, 2018, China officially released the China VI emission standard for new heavy-duty vehicles, which is equivalent to, or in some respects even more stringent than, the Euro VI emission standard. The China VI standard intends to force diesel particulate filters on all new diesel heavy-duty vehicles introduced to the market after July 2021. If effectively implemented, it will transition all new heavy-duty vehicles in China to soot-free emission levels. In February 2018, the Mexican government announced a new policy that focused on reducing air pollution, improving public health and ultimately saving lives. This policy included the first soot-free standard adopted in

Latin America, which required that all heavy-duty vehicles sold in Mexico meet the highest filter-based standards that are currently in place in other countries like the United States, Canada and much of the European Union. On June 25, 2020, the Board of CARB passed a first-in-the-world
rule requiring truck manufacturers to transition from diesel trucks and cargo vans to electric zero-emission
vehicles beginning in 2024. More recently, in December 2021, President Biden signed an executive order directing the federal government to minimize planet- heating emissions from operations and transition to an all-electric
fleet of cars and trucks, with the stated goal of reducing its emissions by 65% by 2030 and reaching carbon neutrality by 2050.
These regulations are expected to increase both the cost and size of emission-compliant diesel power products, primarily due to the need to incorporate additional combustion and after-treatment components. A variety of market factors are contributing to the increased use of alternative fuels and growth of alternative fuel technology, including economics, energy independence, environmental concerns, and the widespread availability of alternative fuels. As the price of crude oil remains volatile and the threats of climate change and air pollution increase as public concerns, we believe the search for more cost effective and cleaner fuels has become more important. Electricity has emerged as a cleaner-fuel solution to these challenges. The price of alternative fuels such as electricity is often substantially less than diesel or gasoline, and alternative fuels can result in the production of lower amounts of greenhouse gases and other air pollutants. In addition, several public utilities in California and elsewhere have applied to their states’ PUCs for rate increases to be used for the purchase or leasing of electric vehicles and infrastructure. Additional requests have been made by the utilities to offer favorable costs for electric bus charging. In fact, the Invest in America Act being debated in Congress would allocate $1.75 billion to various government entities to support electric and other alternative-type chargers.
According to the IEA, the world’s fleet of electric vehicles grew 40% to about 7.2 million in 2019, and the IEA forecasts electric vehicles will grow from 7 million to 140 million by 2030, with government policy being the linchpin for electric vehicle adoption.
Based on the IEA’s view, we believe that existing policies will make China and Europe the biggest adopters. In China, the government has mandated that electric vehicles make up 40% of all auto sales by 2030. Meanwhile, we believe that tightening emissions standards and high fuel taxes in Europe will result in substantial increases in the market share of electric vehicles.
In the United States, 310,000 new electric vehicles were sold in the first half of 2021. In full year of 2020, approximately 322,000 were sold.
The overall market for electric vehicles consists of multiple, discrete markets for various vehicle types, including passenger cars, buses, two-wheelers
and others. Passenger cars are the most prominent, but
two-wheelers
are far more prevalent, particularly in Asia, and buses and trucks, although smaller in number, are significantly higher in price and often purchased in bulk by major corporate customers or government or transit agencies. Because light duty passenger vehicles represent the largest potential market and have received the most attention from both analysts and policymakers, most global forecasts look at light duty electric vehicle sales.
Charging infrastructure is another important factor in electric vehicle adoption rates. As of December 2021, there were approximately 46,000 charging stations in the United States. GuideHouse Insights is projecting 32% CAGR globally in the number of charging stations now through 2030 and Bloomberg NEF projects that the need for charging stations will top 290 million by 2040, with a value of $500 billion worldwide. President Biden’s American Jobs Plan includes a transformational $15 billion investment to build a national network of 500,000 charging stations. Through a combination of grant and incentive programs for state and local governments and the private sector, it will support deployment of a mix of chargers in apartment buildings, in public parking, throughout communities, and as a robust fast charging along our nation’s roadways. Some geographic areas have considerably more charging stations than others, contributing to greater electric vehicle usage in those regions.

Commercial Vehicles
As relatively simple as the pricing analysis is for individual consumers, the purchase and deployment of heavy-duty commercial vehicles involves consideration of many more variables. Here, the type of customer is a major determinant, whether it is a commercial customer buying trucks for a fleet, a school district, or a municipal entity purchasing buses for public use.
Bloomberg New Energy Finance forecasts that electric passenger vehicle sales will rise from around 3.2 million units in 2020 to comprise 10% of passenger vehicle sales or 6.9 million units in 2025, and to 28% of vehicles sold or 26 million vehicles by 2030. This growth should support the expansion of the passenger electric vehicle fleet from around 7 million vehicles today, or 0.6% of the total fleet, to around 350 million vehicles or 23% of the global passenger fleet by 2030. Major drivers include improving battery costs, strong government support for the superior environmental footprint, stricter fuel economy standards for conventional vehicles, rapidly approaching price parity for electric vehicles, and shifting consumer preferences.
Environmental Benefits
Because heavy-duty commercial vehicles consume considerably more fuel than light duty passenger vehicles, the environmental benefits of replacing conventionally fueled commercial vehicles with electric vehicles can also be substantial. Whereas an electric passenger car may reduce green house gas (“GHG”) emissions by 3 tons per year as compared to a conventional car, replacing a conventional Class 8 port drayage truck with an electric equivalent can bring an 18 metric ton annual reduction in GHG emissions. Replacing a conventional diesel bus with an all-electric
bus can achieve a 78 metric ton (approximately 171,961 pounds) reduction in GHG emissions. Electric buses can also reduce nitrous oxide emissions by 47 kg (approximately 104 pounds) per year compared to a diesel bus and 19 kg (approximately 42 pounds) compared to a clean natural gas (“CNG”) bus. As discussed below, we believe these pollution reductions have had the greatest impact in the electric bus market, where municipalities are the principal purchasers.
A
first-of-kind,
comprehensive study was released in December 2019 assessing the environmental benefits and economics of various alternative fuel truck technologies. The study, conducted by the international research firm (“ICF”), demonstrates that electric trucks and buses are a triple-win
in terms of helping meet California’s climate and air quality targets; the least cost to own and operate across nearly all truck and bus classes by 2030, and provide the greatest job and economic benefits to the state. The study was commissioned by NRDC and the California Electric Transportation Coalition (an industry group representing utilities and vehicle manufacturers) and was sponsored by the Union of Concerned Scientists, Earthjustice, BYD, Ceres, and NextGen Climate America. Advisory support was provided by East Yard Communities for Environmental Justice and University of California, Davis. The study concluded that expected declines in the costs of battery packs, and therefore the cost of electric trucks and buses, will decline such that by 2030, they will be the most attractive technology from a total cost of ownership perspective for nearly all truck and bus classes, even without incentives.
Electricity Cost Considerations
Despite the higher electricity consumption of electric trucks, more widespread adoption could lead to more efficient utilization of utility and power generation assets and thus not necessarily lead to higher rates. At this point, deployment of electric trucks and buses is still too small to assess their full impact on electricity prices. As a study by the clean transportation nonprofit CALSTART emphasizes, evaluating this impact will involve weighing potential efficiency benefits, the impact on utility distribution grids, including the cost of potential upgrades, and the need for additional infrastructure. In this regard, several public utilities have applied to their state’s Public Utility Commissions (“PUCs”) for rate increases to be used for the purchase or leasing of electric vehicles and infrastructure. Additional requests have been made by the utilities to offer favorable costs for electric school bus charging.

Trucks
Some of the main markets for electric trucks include delivery vans, shuttle buses, and utility or work trucks, each of which has its own set of challenges. Where PHEVs
(Plug-In
Hybrid Electric Vehicle) have greater operational flexibility, and require less charging infrastructure, BEVs (Battery Electric Vehicle) can be either short range, which can charge quickly and operate with limited interruption, or long range, requiring longer charging times but more intraday operational flexibility.
Because of charging needs and restrictions, we believe short-haul fleet vehicles that operate in a limited geographic area and return to central locations, such as delivery vans and shuttle buses, are the best candidates for electrification.
Transit Buses
Some public transportation operators are facing pressure to purchase and operate low-emissions
vehicles. For public entities, cleaner transportation systems can provide benefits beyond reduced operating costs, in the form of less pollution and lower abatement and cleanup costs. Electric transit buses are likely to have lower fuel and maintenance costs, typically a large cost area for transit operators, compared to conventional diesel buses. Electric buses generally have smoother, faster acceleration and provide a quieter ride, benefiting both passengers and the surrounding urban environment.
Similar to other commercial fleet electric vehicles, transit buses have a higher initial acquisition cost than their traditional-fueled counterparts, and the logistics of charging remains a challenge. Electric buses can be anywhere from two to nearly five times as expensive as conventional buses.
In addition to the public health and environmental benefits, school districts and transit agencies also see cost savings due to the reduced fuel and maintenance costs of electric buses. While electric transit buses cost approximately $200,000 more than diesel buses (depending on battery pack size) before incentives, lifetime fuel and maintenance savings of electric transit buses are around $400,000. While electric school buses cost around $120,000 more than diesel school buses before incentives, lifetime fuel and maintenance savings of electric school buses are around $170,000.
Electrification in the medium- and heavy-duty vehicle sector is increasing in the United States with California leading the way. Increasing investment in the sector from public and private sources, however, is expected to generate growth and significantly increase the number of electric trucks and buses on the road in the near term. Upfront costs associated with electric trucks and buses are expected to decline significantly through 2030 as battery prices fall, making them competitive on a total cost of ownership (TCO) basis.
School Buses
School buses present another significant potential market for electrification. The United States has approximately 480,000 school buses in service that are particularly suited to running solely on electricity. Traditional diesel school buses, which make up over half the total fleet, not only consume large amounts of fuel- more than 800 million gallons of diesel a year in the United States, at a fuel economy of only 4–5 mpg-but
also directly impact children with tailpipe emissions. In response, a number of states have included school buses in clean transportation mandates, and some school districts, notably in California and Illinois, have begun to replace diesel buses with electric. Incentive programs to help fund the purchase of electric school buses in the United States are significant.
Market Drivers
A number of factors, including the general world-wide desire to improve the health of people, impact both the supply and demand for various types of electric vehicles and we believe that we are well positioned to benefit as a result of these driving forces. Except for energy storage technologies, discussed earlier, subsequent sections will address these market drivers in greater detail.

We believe prominent drivers of supply include:

•	the declining cost and higher availability of energy storage technologies, specifically the cost and capacity of rechargeable lithium-ion batteries;

•	grants, loans, tax breaks, and other financial support available for energy storage and electric vehicle research and development;

•	requirements that a specific percentage of automakers’ models be electric or other zero-emission vehicles; and

•	fuel economy standards that require automakers to meet certain fleet-wide miles per gallon benchmarks that effectively require them to sell electric zero-emission vehicles.
We believe prominent drivers of demand include:

•	mandates that government fleets purchase certain percentages of low emission, energy efficient, or other alternative fuel vehicles;

•	mandates for transport agencies, ports or school districts to purchase or convert to electric or other alternative fuel vehicles;

•	rebates, tax credits, and other incentives for purchasing or leasing electric or other alternative fuel vehicles;

•
the availability of charging stations and other charging infrastructure, driven in turn by government funding, tax credits, rebates, and other incentives and regulatory initiatives aimed at increasing the number of charging stations;

•	the desire of state agencies to deploy electric vehicles to reduce the effects of climate change and to reduce the impact of pollutants on the health and well-being of its population;

•	the cost of electricity to recharge plug-in electric vehicles, impacted by special rates introduced by utilities;

•	preferential treatment in registration, emissions testing, and access to highways, city centers, and HOV lanes; and

•	the cost of traditional petroleum-based fuels compared to the resultant incremental costs of owning and operating an electric vehicle.
United States—Federal Laws and Incentives
There are numerous U.S. legislative efforts underway to accelerate the adoption of electric vehicles. In January 2021, President Biden signed into effect the “Buy America” executive order, which among other objectives, will see a transition of the U.S. Government fleet to U.S.-manufactured electric vehicles, creating a large market opportunity for Class 3, 4 and 5 electric trucks. The order equates to approximately $25 billion in total value and will replace approximately 456,000 government vehicles with U.S. manufactured electric vehicles. The U.S. Department of Energy is also offering federal tax credits ranging in value from $2,500 to $7,500 for purchasers of qualified electric vehicles, with the size of the credit based on the battery size in the vehicle. Furthermore, federal tax credits are available for electric vehicle charging equipment, with homeowners eligible for a 30% tax credit and up to $1,000 depending on installation costs and commercial property owners eligible for a 30% tax credit and up to $30,000 depending on installation costs. These laws and incentives are rapidly accelerating the nationwide adoption of electric vehicles.
United States—State Laws and Incentives
Among U.S. states, California is notable for pioneering a number of measures that have encouraged electric vehicle production and adoption, and that have since been copied by other jurisdictions. These incentives like tax credits and rebates for both individual and fleet owners, HOV lane access, and various grant and loan programs. Besides setting the nation’s most stringent tailpipe emissions standards, California has required automakers to produce increasing percentages of zero-emission
vehicles, of which electric vehicles make up a significant portion, along with creating a market that allows manufacturers to buy and sell credits awarded for selling electric vehicles. California, New York and New Jersey have also implemented voucher programs that significantly reduce the cost to purchase an electric vehicle in that state, with additional reductions to costs for businesses that meet criteria such as minority-, veteran-, or women- owned or being located in a low-income
area. Furthermore, California and New York have introduced legislation to completely ban the sale of internal combustion engines and fossil fuel vehicles by 2035. The Governor of California has issued Executive Order
N-79-20,
which sets 2035 for a 100 percent ban on the sale of internal combustion engines for passenger cars and pickup trucks within California, with later target dates for similar bans on medium- and heavy-duty trucks. In New York, legislation has been passed banning new fossil fuel vehicle sales after 2034 and will require all new cars to produce zero emissions. See “—Governmental Programs and Incentives” for an additional discussion of certain relevant incentive programs.
Fleet Operator Challenges
Fleet operators and their companies face a number of challenges in the market today, including:

•
Difficulty complying with existing and new federal and state emission restrictions and compliance requirements. Federal regulatory agencies, such as the EPA, and state regulatory agencies, such as CARB, have set forth mandates designed to reduce emissions from mobile sources. According to CARB, 12 other states and the District of Columbia have adopted California’s greenhouse gas emissions standards for vehicles.

•
Finding cost savings while managing high fuel, maintenance and repair costs
. In August 2021, the EPA proposed to revise existing national GHG emissions standards for passenger cars and light trucks for model years 2023 through 2026. The proposed standards would achieve significant GHG emissions reductions along with reductions in other criteria pollutants. The proposal would result in substantial public health and welfare benefits, while providing consumers with savings from lower fuel costs.

•
Extending the lives of existing vehicles
. Due to reductions in capital expenditure budgets and the legislatively mandated addition of expensive and limiting emission reduction equipment, it is challenging to prolong the lives of existing vehicles because of the increased cost of expensive maintenance, service and repairs.

•
Difficulty planning for the operation of their fleet when fuel supplies are interrupted, such as during a natural disaster
. Existing vehicles rely on fuel that must be pumped (using electricity), which may be a challenge to source when supply is interrupted during natural or man-made
disasters. It may be possible for emergency service organizations to use the large battery packs of electric drive, commercial fleet vehicles as a mobile source of stored electrical energy. This electrical energy could supplement traditionally fueled back-up
generators.

•
Difficulty in improving the environment around these heavy-duty commercial fleets
. Many studies have shown that the air quality in and around vehicles fueled by fossil fuels poses a health risk not only to drivers of these vehicles but to their passengers and those in and around these vehicles. Especially at risk are children as passengers on older diesel fueled buses, as their lungs, brains and other organs have not fully developed and the air quality surrounding a typical school bus using diesel fuel can pose serious health risks. By using zero-emission
buses, trucks and cars, we believe we are creating a healthier environment in and around the vehicles they operate for their employees, customers and the communities they serve. In February 2021, the Office of Environmental Health Hazard Assessment, on behalf of the California Environmental Protection Agency, released Version 4.0 of the CalEnviroScreen. CalEnviroScreen identifies California communities by census tract that are disproportionately burdened by, and vulnerable to, multiple sources of pollution.

Our Solution
We are a provider of purpose-built
zero-emission
electric vehicles focused on reducing the total cost of ownership. Our vehicles are manufactured by outside, OEM partners located in China, Malaysia and the Philippines and marketed, sold, warrantied and serviced through our developing distribution and service network. Our vehicles are designed to help fleet operators unlock the benefits of technology that reduces GHG, NOx, PM and other pollutants, as well as to address the challenges of local, state and federal regulatory compliance and traditional-fuel price cost instability. As of December 31, 2021, we had a backlog of 37 zero-emission
Class 4 trucks and 43
zero-emission
Class 4 cargo vans, which consists of unfilled firm orders for products under signed contracts with customers.
We seek to enable our customers to:

•
Add Emission-Compliant Vehicles to Their Fleets
. Our commercial fleet vehicles are designed to reduce or eliminate the use of traditional petroleum-based fuels that create greenhouse gases and particulate matter.

•
Reduce Total Cost of Ownership
. Our technology is designed to reduce fuel budgets and maintenance costs by eliminating or reducing the reliance on traditional petroleum-based fuels, instead using the more energy efficient and less variably priced grid-provided electricity.

•
Prolong Lives of Existing Vehicles
. Zero-emission electric vehicles generally have lower maintenance costs. These reduced maintenance costs may take the form of longer service intervals between brake system maintenance, elimination of internal combustion engine oil and oil filter changes, reduction or elimination of transmission oil and oil filter changes, reduction or elimination of air filter changes, elimination of emissions systems services, elimination of diesel emission fluid use, elimination of emissions and the elimination of certification tests.

•
Plan for Natural Disasters When Fuel Supply May be Interrupted.
Our
zero-emissions
systems are designed, when optionally equipped, to serve as
on-site
emergency
back-up
energy storage if grid power becomes intermittent or fails temporarily during natural or man-made
disasters.

•
Improve the Environment Around Vehicles
. As a result of our
zero-emission
systems, drivers, operators, customers and the communities they serve could have healthier environments in and around these vehicles.

Development of the Business to Date
We have taken an active role in building awareness and support for our zero-emission
electric vehicles and drivetrain systems in industry specific target groups and at all levels of government and regulatory agencies and the constituencies they serve. We initially accomplished this through our participation with Blue Bird Corporation (“Blue Bird”) in its United States Department of Energy (“DOE”) grant program to accelerate the adoption of advanced and alternative fuel vehicles. We have also maintained prior and current memberships in industry groups (private and governmental) and participate in their events, speaking engagements, management interviews, pilot product exhibits, fleet vehicle demonstrations and responses to requests for information and requests for proposals. We regularly engage with electric utility companies across the United States to build awareness of the medium to heavy-duty electric vehicles we currently offer and how their greater adoption could positively increase their customers’ electricity usage.
As discussed below under the section entitled “Other Agreements,” we have entered into a number of agreements with third parties and continue to explore additional alliances, and to establish our decentralized assembly, sales and service model. We believe we can preserve cash resources while scaling up quickly when demand requires by leveraging the unused or underutilized service technician time, specific vehicle type expertise and service facility equipment of specific partners in ways to off-load
some defined tasks, providing seasonal demand adjustments to technician headcount that will partially mitigate the human resource costs and challenges associated with scaling-up
or down an employee base.

On March 15, 2021, we completed our acquisition of EVTDS, a supplier of zero-emission
trucks, cargo vans, chassis and other commercial vehicles from which we have previously purchased vehicles designed to meet our specifications. The transaction was completed in accordance with the Merger Agreement, with EVTDS and EVT Acquisition Company, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”). As a result of such transaction, Merger Sub was merged with and into EVTDS, with EVTDS surviving as our wholly owned subsidiary (the “Merger”). We believe that, as a result of the Merger, we possess one of the most comprehensive product lines in our industry, with multiple new products under development that we anticipate will help fuel our growth. In addition, the resulting combination of our operations with those of EVTDS, one of our suppliers, will enable us to eliminate a step in the sales process with respect to certain of our product offerings, which cost savings we expect will allow us to reduce the cost of such vehicles to our customers.
Our Strengths
We believe the following attributes and capabilities provide us with long-term competitive advantages:

•
Product Diversity
. We have multiple product offerings and, as a result, the ability to scale-up,
scale-down or refine a specific product line in response to market demands and the evolving local, state and federal regulatory and incentive programs. Also, within each product area, we have multiple suppliers of key vehicles, allowing price flexibility both for our final products and replacement parts required over the product lifespan. This allows us to meet the expectations and budget constraints of public or private commercial fleet operators.

•
Regulatory Agency Familiarity
. By taking an active role in many trade industry groups and related events, we strive to maintain strong relationships with key local, state and federal regulatory agencies involved in the growing zero-emission
vehicle industry. To meet their own aggressive emissions targets, these regulatory agencies have encouraged the growth of zero-emission
electric vehicles, especially in connection with heavy-duty commercial fleets.

•
Relationships With Purchasers
. To help shorten the sales cycles for our products, we have identified and built relationships with key commercial operators that have purchasing authority or influence over their organizations. We are also able to leverage past sales and marketing relationships that were built by members of our experienced management team and as a result of the completion of the Merger.

•
Additional Sales Potential
. We have additional future sales potential with commercial fleet customers. These potential additional sales could include: automated charging infrastructure, intelligent stationary energy storage systems that enable higher levels of vehicle fast-charging, emergency back-up
facility power for use during grid power outages, enabling technologies to access the developing grid-connected opportunities for the aggregate power available from groups of large battery packs, or enabling technologies that allow for the avoidance of electric utility demand charges.

•	Unique Market Knowledge . We have specific and tailored sales cycle knowledge based on the over 30 years of experience of our management team.
Our Strategy
We intend to capitalize on these opportunities by pursuing the following key strategies:

•
Develop Sales Staff
. Due to
COVID-19
impacts and to other business challenges in 2020, we had to eliminate our in-house
sales team in 2020. We have not been able to reestablish our sales team during 2021 to help our current and future customer base, and instead relied primarily on Company executives to work on sales activity. Our executives, on a limited basis, also engaged industry consultants with ties to trucking fleets, county and city transportation managers, as well as school districts and an extensive dealer network to assist with the sales activity.

•
Build
Dealership
and Service Networks
. Our wholly owned subsidiary, ADOMANI ZEV Sales, Inc., is a licensed vehicle dealer in California. In addition, we are building an international dealership and service network for the sales and service of our purpose-built zero-emission
electric commercial

vehicles either manufactured by or for us, via Factory Authorized Representative (“ FAR”) Agreements. As an example, we have recently entered into a FAR Agreement with Shine Solar, allowing Shine Solar to promote and sell Envirotech products throughout the United States. As of September 17, 2021, we have entered into a total of nine FAR agreements throughout the United States and the Caribbean.

•	Develop Third-Party Relationships . We have completed existing negotiations with partners and are seeking additional partners for sales, service and support.

•
Provide Demonstrations
. We have been and continue to seek out and respond to local, state and federal pilot demonstration opportunities in interest areas for which we have relevant current product offerings or in areas of interest that are congruent with product(s) that are on our product development roadmap, but still in early stage development. In 2021, we have participated in numerous events across the United States and Canada that demonstrated our product offerings, which consist of logistic vans, and Class 3, 4, and 5 trucks and chassis.

•
Obtain Approvals From Incentive Programs
. Our products have been approved for various local, state and federal vehicle designations and incentive programs, like the California HVIP administered by CARB, meant to accelerate the purchase of cleaner, more efficient trucks and buses in California. Our vehicles are currently approved for voucher programs in California, Oregon, New York, and New Jersey.

•
Grow Our Manufacturing, Installation and Service Capability
. As facility space and technician time requirements at partners are exceeded, we intend to expand or relocate to larger owned or leased facilities dedicated to the manufacture, installation and service of our zero-emission
vehicles as we work towards becoming a fully integrated electric vehicle manufacturer. We currently lease a facility in Corona, California, to support such activities.

•
Technical Support
. We anticipate adding additional technicians to expand our resources for supporting the maintenance, warranty work or repairs that any vehicle we have sold or that contains our vehicles may require.

•
Introduce New
Products
. As new markets develop, we plan to expand our
zero-emission
vehicles and systems into ancillary product verticals, such as charging infrastructure (also called Electric Vehicle Service Equipment), stationary energy storage, vehicle-to-grid
hardware and capabilities.

Our Customers
Our current primary focus is Class 3 to Class 5 trucks and cab and chassis, class 3 and 4 cargo vans and cutaways. Our target customers primarily include public and private fleet operators that have an interest in meeting or exceeding local, state and federal emission regulatory guidelines while saving money on fuel and maintenance costs over the lifecycle of their fleet vehicles and that also have an interest in tangible demonstrations of their
GHG-reducing
efforts. These targets include:

•
Public and private schools that operate “white fleet” vehicles for non-student
transportation use, such as facility service trucks, food service delivery vans/trucks, campus security vehicles and golf cart-type vehicles.

•	Commercial fleet operators that provide high daily mileage vehicles for use on routes in and around airports, hotels and offsite parking facilities.

•	Last mile delivery companies with fleets of delivery vans, short haul trucks and distribution/sorting facility center vehicles.

•	Large agricultural and food processing industry-focused companies that operate Class 1 through 7 trucks, buses and/or delivery vans.

•	Public and private transportation services that are involved in prisoner transportation.

•
Large companies that operate shuttle buses, transit style buses and facility-based vehicles, including on and off road-type vehicles for employee transport to/from remote parking areas, to/ from special events, and the various vehicles used for facilities maintenance, services and security.

•	Private transportation contractors that shuttle large companies’ employees from common public transportation hubs to their campuses.

•	Public and private colleges and universities that operate shuttle buses, transit-style buses, facility service vans and trucks and utilize golf cart-type vehicles on their campuses.

•	Community-based, public/privately funded shuttle buses serving special-needs community members.

•	Retirement communities, municipalities, shopping malls, movie studio lots, and large warehouse facilities that currently use golf cart-type vehicles for moving people and goods.

•	The current market of approximately 3.5 million e-trike users in the Philippines, most of which currently operate gasoline or diesel-powered vehicles.

•	Public and private K-12 schools that operate Type-A, C and D school buses, and special-needs student buses.

•	Student transportation contractors that serve public and private schools.

•
Port, railway and distribution center operators that use traditionally-fueled loading equipment, tractors, material handling equipment, forklifts, Class 1 through 7 trucks, delivery vans, yard goats, and other similar vehicles, that could be replaced with zero-emission
alternatives.

•	Mining companies with fleets of above-ground service vehicles and underground staff transport and support vehicles.

•	Oil and gas companies with fleets of field trucks.

•	Electric utility companies with fleets of service trucks that are in the public eye.

•	Military-based fleet operators that have non-combat fleet vehicles of all sizes.
Our Products and Services
Our products and services primarily include purpose-built,
zero-emission
vehicles and chassis of all sizes manufactured by outside OEM partners, but to be marketed, sold, warrantied and serviced through our developing distribution and service network.
We engage OEMs to design and supply vehicles for us that meet our specifications. Following the closing of our acquisition of EVT, a manufacturer and a supplier of zero-emission
trucks, cargo vans, chassis and other commercial vehicles in various sizes, we intend to utilize EVT’s existing supply chain and OEM partners to support our efforts to sell, warranty and supply zero-emission
commercial vehicles through our developing distribution and service network.
In addition, our products and services may in the future include some or all of the following:

•	Zero-emission electric systems for ship-through integration by outside OEMs into their own privately branded medium to heavy-duty commercial fleet vehicles.

•	Automated charging infrastructure for commercial fleet vehicles.

•	“Intelligent” stationary energy storage that enables fast vehicle charging.

•	“Intelligent” stationary energy storage that enables emergency back-up facility power during grid power outages.

•	“Intelligent” stationary energy storage that enables access to the developing grid-connected opportunities for the aggregate power available from groups of large battery packs.

•
“Intelligent” stationary energy storage that enables avoidance of electric utility demand charges for commercial customers integrated with or independent of ADOMANI-supplied, zero-emission
fleet vehicle(s).

•
Energy storage systems (battery packs) replacements with better energy density and/or expected lifecycles for existing electric vehicles and equipment that has outlived their
OEM-provided
energy storage systems. For example, replace flooded lead acid (“FLA”) battery packs of existing industrial forklifts and underground mining equipment with more energy dense and higher cycle- life battery packs composed of lithium-ion
cells.

Testing
Our suppliers are vetted before their products are accepted for use in our products. Our drivetrain systems and finished products are inspected, road-tested (when applicable) and receive quality control testing prior to delivery.
Customer Service, Support and Training
Our sales team has historically been used as the first point of customer contact for customer support and training. However, due to
COVID-19
impacts and other business challenges in 2020, we eliminated our in-house
sales team in 2020. We are in the process of reestablishing our sales team by hiring sales personnel and other internal staff in 2022 to support our current and planned operations.
Technology
Zero-emission electric drivetrain systems for purpose-built new vehicles generally include the following: electric traction motor/generator of sufficient kW power for grade, speed, acceleration and efficiency requirements, a motor controller/inverter system that modulates electrical power flow between the battery packs and traction motor, a gear reduction system or multispeed transmission, systems to electrify power steering/ brakes, a VCU, high-voltage traction battery packs with integrated BMS, battery disconnect units, thermal management systems, vehicle charging hardware, electric HVAC systems, DC to DC inverter(s) to reduce traction battery pack voltage sufficient to operate on-board,
low voltage systems, wiring harnesses, user/driver interface and remote diagnostic/tracking/fault code/data logging systems. Although clear industry power-export standards have not yet been adopted, systems and options for a variety of vehicle-to-other
power management options (such as grid, building, stationary energy storage, etc.) are being developed by multiple vendors and their inclusion may be offered as additional cost options in the future.
Sales and Marketing
Sales
Due to
COVID-19
impacts and other business challenges in 2020, we eliminated our in-house
sales team in 2020. In 2022, we are building out our marketing and sales network by hiring sales personnel to form a team of dedicated sales employees with responsibility for each of the geographic regions we serve. Additionally, we have been building out an international network of FARs that promote, sell and service our vehicles throughout the United States and the Caribbean.
Marketing
We plan to focus our marketing efforts on increasing brand awareness, generating demand for our products, communicating product advantages and generating qualified leads for our sales force. We intend to rely on a variety of marketing vehicles, including our website and social media, participation in industry conferences and trade shows, public relations and our collaborative relationships with our business and teaming partners to share our technical message and the benefits of our product offering, with customers.
Manufacturing
We currently contract with third-party suppliers to manufacture our products. In 2022, we intend to increase our integration efforts and begin completing the final assembly of sub-assembly
components at our Corona, California, facility. In 2022, we also intend to begin producing our vehicles ourselves in the United States, which will be a key step towards our longer-term strategy of becoming a fully integrated electric vehicle manufacturer, and are currently exploring potential locations for establishing a manufacturing facility.
Distribution
We intend to distribute our products both inside and outside of our current U.S. market.
Other Agreements
In addition to our FAR Agreements, we have agreements with Central States Bus Sales Inc. and with Envirotech Electric Vehicles Inc. (“EEVI”). Neither of these agreements contain any binding purchase or sales minimums.
Central States Bus Sales, or Central States
Central States Bus Sales Inc. (“Central States”) in business for 45 years, is the official Blue Bird bus dealership in Illinois, Tennessee, Kentucky, Arkansas and is headquartered in Fenton, Missouri. They are partnered with many of the best manufacturers and vendors available in the transportation industry to provide dedicated transportation solutions through exceptional service. They sell and service a wide variety of bus manufacturers, and as a result of Blue Bird’s sale of electric school buses powered by ADOMANI drivetrain systems, they have qualified electric vehicle technicians on staff. We signed an agreement with Central States and will use them to provide warranty and maintenance services for electric fleet vehicles sold by us in certain Central States service areas. We are currently speaking to Central States about becoming a FAR.
Envirotech Electric Vehicles Incorporated
EEVI is a Canadian company engaged in the design, prototyping and certification of electric components and vehicles, including complete drivetrain systems. Prior to the completion of our acquisition of EVTDS, EEVI was the parent company of EVTDS. Prior to the completion of the Merger, we engaged EEVI to design and supply a series of zero-emission
electric Class 3 and 6 trucks, cargo vans and chassis built to our specifications and requirements. The vehicles are initially comprised of a cab, chassis and electric drivetrain system. Any customer can then customize the trucks by adding a box or stake bed to the vehicle in accordance with their needs. We received the first truck and cargo van pursuant to our arrangement with EEVI in December 2018. In 2019, EEVI received the CARB executive order for certification. As the dealer for EEVI, we submitted additional information to the HVIP Department of CARB and received our HVIP listing in November 2019, which renders the trucks and vans eligible for buy-down
funding based on the GVWR. These
buy-down
funds are intended to enable companies to purchase
zero-emission
electric trucks and receive a discount to aid in the purchase. The HVIP buy-down
funding is currently between $60,000 for Class 3 and Class 4 vehicles ($66,000 if used in a disadvantaged area community census tract).
As a result of our acquisition of EVTDS, we acquired EVTDS’s rights and assumed its obligations under an Exclusive Supply Agreement entered into between EVTDS and EEVI (the “Exclusive Distribution Agreement”). Pursuant to the Exclusive Distribution Agreement, EEVI appointed EVTDS as the exclusive distributor of certain of EEVI’s products in the United States on the terms and subject to the conditions set forth therein. Unless earlier terminated in accordance with the terms thereof, the Exclusive Distribution Agreement will remain in effect for a term expiring on December 17, 2070. The Exclusive Distribution Agreement provides us certainty of product supply and consistency of design between different classes or type of vehicles; allows us to license the products to third party resellers, distributors and others which should enhance our ability to sell vehicles and permits us to use trademarks associated with the vehicles, all of which we believe is very advantageous to executing our business plan.
Raw Materials and Supply Chain
Prices for the systems, components and raw materials we use in our vehicles and drivetrain systems, many of which are OEM items used by many companies in different applications, can fluctuate depending on market conditions and global demand. Our purchase of raw materials is currently limited due to sales volume, but we attempt to limit our exposure to raw material price increases and availability fluctuations by having relationships with a dynamic group of vendors that sell us value-added hardware, components and systems. We have further mitigated these supply chain risks by establishing purchasing relationships with multiple vendors that are diversified by type of product offered, brand of products offered, country of origin of products (which is relevant for “Buy American” provisions that we encounter with our customers), individual specification requirements, purchase quantity requirements, quality, availability and price. Our drivetrain systems allow for component substitution, which further mitigates our exposure to any one supplier or component. We believe that we have adequate supplies and access to the sources of the systems, components and materials to meet our current and anticipated future production and supply requirements.
Backlog
As of December 31, 2021, we had a backlog of 37
zero-emission
Class 4 trucks and 43
zero-emission
Class 4 cargo vans, which consists of unfilled firm orders for products under signed contracts with customers. We believe our costs, substantially paid for as of December 31, 2021, associated with the current backlog, will be approximately $5.1 million and that the sale price of the current backlog will be approximately $6.8 million.
Employees
As of April 8, 2022, we had 12 employees in total, which are all full-time employees. None of our employees are covered by collective bargaining agreements and we believe our employee relations are good.
Competition
The electric vehicle market is highly competitive, and we expect it to become even more so in the future as additional companies launch competing products and vehicle offerings. We compete with other alternative energy technologies, such as natural gas, propane and hybrid technologies. The electric competitors include Ford, which produces the Ford Transit Connect EV
®
and has made recent statements about producing an electric
F-150
pickup truck and has announced production of the Mustang
Mach-E
SUV; Nissan, which besides the Leaf EV, produces a small electric delivery van called the NV200; Rivian, which intends to introduce the R1T electric pick-up
truck; General Motors, which besides producing the Chevy Bolt EV, has made recent statements about considering the production of an electric pick-up
truck and reintroducing an electric Hummer; Blue Bird has electric drivetrain options for their
Type-D,
C and A school buses; Navistar, which produced the Navistar eStar
®
and builds the electric drivetrain system for IC
Type-C
school buses, unveiled a prototype battery-electric version of its medium-duty International MV truck in late 2019 and a regular production eMV model is said to be coming to the market in 2021; Freightliner, which produces the eM2 and eCascadia electric trucks;
Mercedes-Benz,
producing the eActros electric truck and EQV electric vans; Mitsubishi/Fuso produces the eCanter electric truck; Tesla, producing a
Class-8
Semi truck and recently introduced a
pick-up
truck called the Cybertruck; Bollinger Motors, producing the B2 electric pickup truck; Odyne Systems, which produces plug-in

hybrid drivetrain systems for trucks and buses; Lightning Systems, which produces re-power
electric drivetrain systems for trucks and buses; Lion Electric Company, a Canadian-based manufacturer of Type C all-electric
school buses, mini buses and a
Class-8
truck; Nordresa, which produces
re-power
electric drivetrain systems for
cab-forward
trucks and package delivery vans; Volkswagen has presented an
e-Delivery
truck and a Volksbuse-Flex prototypes; Proterra has a full line of electric transit buses and is providing electric drivetrain systems for Thomas Bus, electric school buses; Workhorse, which builds an all-electric
walk-in
van and an electric prototype
pick-up
truck called the
W-15;
Chanje, which produces a large electric package delivery van; Volvo is expected to begin selling its FE Electric and FL Electric semi-trucks by the end of 2021; Peterbilt has said they will have three battery-electric truck models available for sale in 2021; Nikola Motors has said it will produce the Nikola One and Nikola Two model semi-trucks; BYD, which manufactures new electric trucks and transit buses; TransPower, which has converted
Type-C
and D school buses and trucks; and Motiv, which sells electric drivetrain systems for Type A school buses and package delivery vans.
Intellectual Property
The protection of our technology and intellectual property is an important component of our success. We rely on intellectual property laws, including trade secret, copyright, trademark and patent laws in the United States and abroad, and use contracts, confidentiality procedures, non-disclosure
agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property.
As of December 31, 2021, we own three issued U.S. patents, which will expire in 2030 and 2033. In addition, we maintain a trademark portfolio including common law trademarks and service marks and have three service marks registered and two trademark registrations in the United States. We have one pending trademark and service mark application in Ukraine, and one allowed trademark application pending in the Philippines.
Circumstances outside of our control could pose a threat to our intellectual property rights. Effective intellectual property protection may not be available in the United States or other countries in which we provide our solution. In addition, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective. Any impairment of our intellectual property rights could harm our business, our ability to compete and harm our operating results. In addition, as the number of competitors grows and solutions of competitors overlap, we may in the future face claims by third parties that we infringe upon or misappropriate their intellectual property rights, and we may be found to be infringing upon or to have misappropriated such rights. In the future, we, or our customers, may be the subject of legal proceedings alleging that our solutions or underlying technology infringe or violate the intellectual property rights of others.
Governmental Programs and Incentives
We believe that the availability of government subsidies and incentives currently is an important factor considered by our customers when purchasing vehicles that utilize our technology, and that our growth depends in part on the availability and amounts of these subsidies and incentives. Over time, we believe that the importance of the availability of government subsidies and incentives will decrease, as we continue to reduce the upfront cost of vehicles that utilize our technology. In order to help ensure that we and our customers benefit from available subsidies and incentive programs in the United States, Canada, and Mexico, we intend to utilize the services of incentive specialists that work directly with our sales team and our customers on these issues providing updates in near real-time as programs become available.
Overview of Incentive Programs Most Applicable to Our Products
We intend to have our products approved for various local, state and federal incentive programs, including those set forth below. In particular, California’s zero-emission
vehicle mandate, which requires the percentage of an automobile manufacturer’s sales must be zero-emission
vehicles, has resulted in numerous incentive programs designed to accelerate the purchase and/or repower of cleaner, more efficient vehicles in California. We anticipate that the relevant aggregate funding available in California alone over the next several years may be in excess of $800 million, which includes federal, state and Volkswagen settlement funding sources.
California Hybrid and Zero-Emissions Truck and Bus Voucher Incentive Project (HVIP)
HVIP is a CARB program administered by CALSTART, the purpose of which is to help speed the early market introduction of clean, low-carbon
hybrid and electric trucks and buses. Under HVIP, dealers and fleet operators may request vouchers from HVIP on a first-come first-served basis, up to the funding amount available for that year, to reduce the cost of purchasing hybrid and zero-emission
medium- and heavy-duty trucks and buses. It is a statewide program. While the HVIP program is currently, as announced to release $197 million on March 30, 2022, working on the specific guidelines in an implementation manual to guide the release of the approximate $197 million funding currently reserved for voucher requests, we believe our customers may become eligible to request vouchers for purchase under HVIP as funds are made available quarterly throughout 2022.
HVIP vouchers range in amounts depending on the gross vehicle weight of the purchased vehicle and the number of vehicles purchased. Zero-emission Class 3 trucks are currently eligible for up to $45,000. Class 4 and Class 5 vehicles are funded at the $60,000 level and Class 6 and Class 7 vehicles are eligible for $85,000. Depending on project location (i.e. if in a disadvantaged area community census tract) those amounts can be increased to $49,500, $66,000, and $93,500, respectively. However, HVIP may also be revising per vehicle amounts available for future grant periods.
HVIP funds the purchase of only fully commercialized hybrid and zero-emission
trucks and buses. Vehicles still in the demonstration or evaluation stage are not eligible for inclusion in HVIP. Vehicle manufacturers must apply to have their hybrid and zero-emissions
trucks and buses included in HVIP’s voucher program. Once a make and model is included in the program, the manufacturer is not required to submit a full application for the succeeding year’s program unless the vehicle has been modified. We intend to comply with the HVIP guidelines and continue to qualify our vehicles for the HVIP vouchers.
New York Truck Voucher Incentive Program (NYTVIP)
NYT-VIP
is a first-come, first-served incentive program funded by the New York State Energy Research & Development Authority. The structure and process for fleets to secure incentives is similar to that of HVIP discussed above. Eligible vehicles include all-electric,
hybrid-electric, and CNG trucks and buses. Funding for eligible vehicles domiciled in New York State can reach $150,000 per vehicle. Class 4 and 5 all electric trucks are eligible for up to $100,000 and $110,000 in funds respectively (i.e., up to 95% of the incremental cost over diesel). We were named an approved dealership in the summer of 2020, and our vehicles are included on the NYTVIP eligible vehicle list for the program, which reopened in late 2019 and has $18.4 million in funds available.
New York City Clean Trucks Voucher Program (NYCCTVP)
In support of the transition to
all-electric
vehicles, in early February, 2020, New York City Mayor Bill de Blasio signed an executive order requiring electrification of the city’s entire municipal vehicle fleet by 2040.
In October 2020, we were named an approved dealership and our vehicles have been listed on the eligible vehicles list for the New York City Clean Trucks Program. This program provides funding for new electric truck purchases by New York City customers to replace and scrap older polluting ICE vehicles. The rebate incentive funding program provides New York City fleet owners $100,000 per vehicle for an all-electric
Class 4 truck sold to them by ADOMANI, and $110,000 for a Class 5 all-electric
truck. The amounts increase for
Class 6-Class
8 trucks.

New Jersey Zero Emissions Incentive Program (NJZIP)
The New Jersey Zero Emissions Incentive Program is a $15 million pilot voucher program that supports businesses and institutions purchasing new, zero-emission
vehicles operating in the greater Newark and greater Camden areas by offering up to $100,000 towards the purchase of battery-electric vehicles. In June 2021, we were named an approved vendor in the Program. The Program will fund 100 to 300 vouchers ranging in value from $25,000 to $100,000 for businesses and institutional organizations looking to transition their fleets to zero emissions. Bonuses will be available for small businesses and minority-, women-, and veteran-owned businesses. NJ ZIP is funded by proceeds allocated to the New Jersey Economic Development Authority by the Regional Greenhouse Gas Initiative (“RGGI”) for the purposes of reducing harmful emissions, especially in communities disproportionately impacted by transportation emissions, and creating economic opportunity within the state.
Maryland FY22 Clean Fuels Incentive Program (CFIP)
The Maryland FY22 Clean Fuels Incentive Program is a $1 million voucher program that provides financial assistance for the purchase of new and converted alternative fueled fleet vehicles registered in the state of Maryland. The primary goal of CFIP is to reduce the consumption of imported petroleum resulting in a cleaner and greener transportation sector within Maryland. The application period opened on September 1, 2021 and closed at 5 pm EST on December 31, 2021. The Program will fund vouchers for
Class 3-8
vehicles with a maximum cap of $80,000 per vehicle. CFIP is funded by the Strategic Energy Investment Fund (“SEIF”) for the purposes of reducing harmful emissions. SEIF is primarily funded from Regional Greenhouse Gas Initiative (“RGGI”) auctions. As in the NJ ZIP program, end users apply for the vouchers; we have encouraged our customers who have customers in Maryland to apply for the vouchers.
Volkswagen Environmental Mitigation Trust Funds
Beginning in 2018, several states have allocated millions in funds per year to on-road
vehicle projects. Several individual states have provided carve outs specifically for electric vehicles and, in some cases, electric school buses. For example, California, Illinois, Indiana, Michigan and Ohio have each allocated funds directly to electric school bus projects. The California program will provide per vehicle incentives of $750,000. These states have been in the process of funding their initial rounds or are developing specific funding plans. We have engaged with several of these states to support the development of such plans, including funding the purchase of other commercial vehicles, provided that the buyer surrenders a qualifying existing fossil-fueled vehicle in order to qualify for the funding.
California Air Resources Board (“CARB”)
CARB gathers air quality data for the State of California, ensures the quality of this data, designs and implements air models, and sets ambient air quality standards for the state, with a particular focus on regulating tailpipe emissions and other mobile sources. CARB compiles the state’s emissions inventory and performs air quality and emissions inventory special studies. CARB uses the Emissions Inventory and Air Quality Models to evaluate air quality and reduce emissions in each of California’s 35 local air districts.
CARB also manages several incentive and rebate programs and awards hundreds of millions of dollars in grants to reduce emissions from on-
and
off-road
vehicles and equipment. CARB is responsible for program oversight. CARB awards grants and funds through the Air Quality Improvement Program (AB 118), the Carl Moyer Program, the Voucher Incentive Program for enhanced fleet modernization and emission reduction, and the Lower-Emission School Bus Program/School Bus Retrofit and Replacement Account. In February 2020, the CARB staff held a workshop to discuss a new fleet rule that will target a 100%
zero-emission
truck and bus fleet for the state of California by 2045. The rule making being considered enjoys broad political support, and has some precedent (e.g., the Advanced Clean Transit rule). We will monitor future actions on the proposal.

California Energy Commission (“CEC”)
The California Energy Commission has several core responsibilities, including but not limited to setting energy policy, developing renewable energy, achieving energy efficiency, and transforming California’s transportation infrastructure. One goal of the CEC is to mitigate GHG emissions and reduce the impact of climate change. The CEC carries out its responsibilities pursuant to several of California’s landmark environmental laws. In 2006, the Legislature passed and then Governor Arnold Schwarzenegger signed two landmark pieces of legislation with far-reaching
implications for energy policy. The most comprehensive is AB 32, the California Global Warming Solutions Act of 2006, which sets an economy-wide cap on California GHG emissions at 1990 levels by no later than 2020. At the time, this was an aggressive goal that represented an approximately 11% reduction from then-current emissions levels and nearly a 30% reduction from projected business-as-usual
levels in 2020. In 2015, California passed Senate Bill (SB) 350, which further committed California to reducing GHG emissions by establishing a 2030 greenhouse gas reduction target of 40% below 1990 levels and to achieve 100% clean energy by 2045. The transportation sector represents a significant portion of California’s GHG emissions. This bill was amended with respect to implementation, but the targeted goals remain the same as originally passed. In 2007, AB 118 created the Alternative and Renewable Fuel and Vehicle Technology Program. The program is intended to increase the use of alternative and renewable fuels and innovative technologies that will transform California’s fuel and vehicle types to help attain the state’s climate change policies. AB 118 authorizes the CEC to provide approximately $100 million annually as incentives to public agencies, vehicle and technology consortia, businesses, public-private partnerships, workforce training partnerships and collaboratives, fleet owners, consumers, recreational boaters, and academic institutions for projects that: develop and improve alternative and renewable low-carbon
fuels; optimize alternative and renewable fuels for existing and developing engine technologies; improve light-, medium-, and heavy-duty vehicle technologies; and retrofit medium-and
heavy-duty
on-road
and
non-road
vehicle fleets.
Air Quality Management Districts (“AQMD”) and Air Pollution Control Districts (“APCD”)
California’s AQMDs/APCDs are responsible for controlling emissions primarily from stationary sources of air pollution such as large power plants and refineries, but also have a role in distributing funds and administering incentive programs from mobile sources-primarily cars, trucks and buses, but also construction equipment, ships and trains, from which approximately 75% of emissions are generated. The largest AQMD/ APCDs are the South Coast AQMD, Bay Area AQMD, San Joaquin Valley APCD, and the San Diego APCD. Local AQMDs/APCDs develop and adopt an Air Quality Improvement Plans, which serves as the blueprint to bring the respective areas into compliance with federal and state clean air standards. Rules are adopted to reduce emissions from various sources, including specific types of equipment, industrial processes, paints and solvents, even consumer products. Permits are issued to many businesses and industries to ensure compliance with air quality rules. Local AQMDs award grants to help reduce emissions in their local communities. These grants and incentive programs include programs aimed at reducing emissions from mobile sources such as buses and trucks. For example, the San Joaquin Valley Air District’s Truck Replacement Program is a program open year-round, which offers grant funding equal to HVIP. In some cases, air district funding programs such as this can be combined with other sources including state and federal grants.
Clean Cities
Clean Cities is a program administered by the DOE’s Office of Efficiency and Renewable Energy, Vehicle Technology Program. According to the DOE, the mission of Clean Cities is to advance the energy, economic, and environmental security of the United States by supporting local decisions to adopt practices that reduce the use of petroleum in the transportation sector. Clean Cities is a government-industry partnership. Under the program, public and private stakeholders from businesses, city and state governments, the automotive industry, fuel providers, and community organizations form coalitions throughout the country, which then work with the DOE to establish a plan for reducing petroleum consumption in their respective geographic areas.

Congestion Mitigation and Air Quality (“CMAQ”) Improvement Program
The CMAQ Improvement Program, which is jointly administered by the Department of Transportation Federal Highway Administration and Federal Transit Administration, provides funding to states to support surface transportation projects and other related efforts that contribute air quality improvements and provide congestion relief. CMAQ funding is allocated to the states annually based on a statutory formula that is based on population and air quality classification as designated by the EPA. Each state’s transportation department then is responsible for distributing the funds. State transportation departments may spend CMAQ funds on projects that reduce ozone precursors, and at least 16 states have used CMAQ funds for alternative fuel vehicle projects (such as purchasing electric or hybrid vehicles).
Other State Incentives
A number of states and municipalities in the United States, as well as certain private enterprises, offer incentive programs to encourage the adoption of alternative fuel vehicles, including tax exemptions, tax credits, exemptions and special privileges. For example, Arizona exempts use tax and lowers registration fees for the purchase of an electric vehicle. Other states, including Colorado, Georgia, Utah, Florida and West Virginia, provide for substantial state tax credits for the purchase of electric vehicles.
Government Regulation
Our products are designed to comply with a significant number of governmental regulations and industry standards, some of which are evolving as new technologies are deployed. Government regulations regarding the manufacture, sale and implementation of products and systems similar to ours are subject to future change. We cannot predict what impact, if any, such changes may have upon our business. We believe that vehicles that utilize our technology are in conformity with all applicable laws in all relevant jurisdictions.
Emission and Fuel Economy Standards
Government regulation related to climate change is under consideration at the U.S. federal and state levels. The EPA and National Highway Traffic Safety Administration (“NHTSA”) issued a final rule for greenhouse gas emissions and fuel economy requirements for trucks and heavy-duty engines on August 9, 2011, which had an initial phase-in
starting with model year 2014 and a final
phase-in
occurring in model year 2017. NHTSA standards for model years 2014 and 2015 were voluntary, while mandatory standards first went into effect in 2016. In August 2016, the EPA and NHTSA jointly finalized Phase 2 standards for medium- and heavy-duty vehicles through model year 2027 to improve fleet fuel efficiency and cut carbon emissions.
The rule provides emission standards for carbon dioxide and fuel consumption standards for three main categories of vehicles: (i) combination tractors, (ii) heavy-duty pickup trucks and vans, and (iii) vocational vehicles. According to the EPA and NHTSA, vocational vehicles consist of a wide variety of truck and bus types, including delivery, refuse, utility, dump, cement, transit bus, shuttle bus, school bus, emergency vehicles, motor homes and tow trucks, and are characterized by a complex build process, with an incomplete chassis often built with an engine and transmission purchased from other manufacturers, then sold to a body manufacturer.
The EPA and NHTSA rule also establishes multiple flexibility and incentive programs for manufacturers of alternatively fueled vehicles, including an engine averaging banking and trading (“ABT”) program, a vehicle ABT program and additional credit programs for early adoption of standards or deployment of advanced or innovative technologies. The ABT programs allows for emission and/or fuel consumption credits to be averaged, banked or traded within defined groupings of the regulatory subcategories. The additional credit programs allow manufacturers of engines and vehicles to be eligible to generate credits if they demonstrate improvements in excess of the standards established in the rule prior to the model year the standards become effective or if they introduce advanced or innovative technology engines or vehicles.

Vehicle Safety and Testing
The National Traffic and Motor Vehicle Safety Act of 1966 (“Safety Act”), regulates motor vehicles and motor vehicle equipment in the United States in two primary ways. First, the Safety Act prohibits the sale in the United States of any new vehicle or equipment that does not conform to applicable motor vehicle safety standards established by NHTSA. Meeting or exceeding many safety standards is costly, in part because the standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. Second, the Safety Act requires that defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer is obligated to recall vehicles if it determines that the vehicles do not comply with a safety standard. Should we or NHTSA determine that either a safety defect or noncompliance exists with respect to any of our modified vehicles, the cost of such recall campaigns could be substantial.
Battery Safety and Testing
We believe our battery packs conform to mandatory regulations that govern transport of “dangerous goods,” which includes lithium-ion
batteries that may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations, and related UN Manual of Tests and Criteria. The requirements for shipments of these goods vary by mode of transportation, such as ocean vessel, rail, truck and air.
Our battery suppliers have completed the applicable transportation tests including:

•	altitude simulation, which involves simulating air transport;

•	thermal cycling, which involves assessing cell and battery seal integrity;

•	vibration, which involves simulating vibration during transport;

•	shock, which involves simulating possible impacts during transport;

•	external short circuit, which involves simulating an external short circuit; and

•	overcharge, which involves evaluating the ability of a rechargeable battery to withstand overcharging.
Properties
In February 2022, we announced the acquisition of a manufacturing facility located in Osceola, Arkansas. The facility of approximately 580,000 square feet will be the headquarters and primary manufacturing facility for the Company. The leased warehouse and production facility in Corona, California was assigned to our former sub-lease tenant effective April 1, 2022, leaving office and storage space in Porterville and Stockton, California which are month-to-month leased facilities that will expire at various times between now and February 2023.
Legal Proceedings
Except as set forth below, we know of no material, existing or pending, legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.
On December 17, 2019, GreenPower Motor Company Inc., a public company incorporated under the laws of British Columbia (“GreenPower”), of which Phillip W. Oldridge, the Company’s Chief Executive Officer and Chairman of the Board, and a member of its board of directors, previously served as a senior officer and a member of its board of directors, filed a notice of civil claim, captioned GreenPower Motor Company Inc. v. Phillip Oldridge et al., Action
No. S-1914285,
in the Supreme Court of British Columbia, against Phillip Oldridge, his trust, EVTDS and certain other companies affiliated therewith. The notice of civil claim alleges that

Mr. Oldridge breached certain fiduciary duties owed to GreenPower by working with certain parties in direct competition with and at the expense of GreenPower. GreenPower alleges that the Company conspired with Mr. Oldridge to build its business, competing products and unfairly compete with GreenPower. GreenPower seeks general damages, special damages and punitive damages, plus interest and costs against EVTDS. On February 2, 2020, the Company and the other companies affiliated therewith named in the notice of civil claim filed a response to the civil claim in which they denied certain of the allegations and asserted that certain other facts were outside of their knowledge. Fact discovery, through document disclosure and examinations for discoveries, in this matter remain ongoing. We believe that the lawsuit is without merit and intend to vigorously defend the action.
On or about July 18, 2021, GreenPower and GP GreenPower Industries Inc. (collectively “the GreenPower entities”), filed a counterclaim against David Oldridge, Phillip Oldridge, the Company and other companies in Supreme Court of British Columbia Action No. S207532. The counterclaim alleges that David Oldridge, Phillip Oldridge, the Company and other companies committed the tort of abuse of process by causing 42 Design Works Inc., to commence a lawsuit against the GreenPower entities. Additionally, the GreenPower entities also advanced claims against David Oldridge, Phillip Oldridge, the Company and other companies for conspiracy. The pleadings in this lawsuit have not closed and we intend to vigorously defend the counterclaim.
On February 8, 2022, GreenPower Motor Company, Inc., a Delaware Corporation, and GreenPower Motor Company Inc., a Canadian Corporation , filed a complaint captioned GreenPower Motor Company, Inc. v. Philip Oldridge, et al., Case
No. 5:22-cv-00252
in the United States District Court for the Central District of California. The complaint names the Company and the following affiliated entities, officers, or directors: Phillip Oldridge, Envirotech Electric Vehicles Inc., Envirotech Drive Systems Incorporated US, Envirotech Drive Systems Incorporated Canada, Sue Emry, David Oldridge, S&P Financial and Corporate Services, Inc. GreenPower also named the Philip Oldridge Trust and a purported entity called EVT Motors, Inc., but has since dismissed those parties. The complaint alleges (i) RICO violations, (ii) conspiracy to commit RICO violations, (iii) breach of fiduciary duties, (iv) breach of an employment contract, (v) conversion of GreenPower property, (vi) violation of the Defend Trade Secrets Act, and (vii) violations of California’s Business and Profession Code. The complaint seeks an undisclosed amount of compensatory and punitive damages, injunctive relief to prevent the alleged anti-Competitive behavior, restitution for harm, an award of treble damages, and associate fees and costs. The complaint’s allegations are centered around the same assertions in the pending Canadian litigation.
The Company has been served and its response to the Complaint is due May 10, 2022. We believe that the lawsuit is without merit and intend to vigorously defend the action.
On August 23, 2018, a purported class action lawsuit captioned M.D. Ariful Mollik v. ADOMANI, Inc. et al., Case No. RIC 1817493, was filed in the Superior Court of the State of California for the County of Riverside against us, certain of our executive officers, Edward R. Monfort, the former Chief Technology Officer and a former director of ADOMANI, Inc., and the two underwriters of our offering of common stock under Regulation A in June 2017. This complaint alleges that documents related to our offering of common stock under Regulation A in June 2017 contained materially false and misleading statements and that all defendants violated Section 12(a)(2) of the Securities Act, and that we and the individual defendants violated Section 15 of the Securities Act, in connection therewith. The plaintiff seeks on behalf of himself and all class members: (i) certification of a class under California substantive law and procedure; (ii) compensatory damages and interest in an amount to be proven at trial; (iii) reasonable costs and expenses incurred in this action, including counsel fees and expert fees; (iv) awarding of rescission or rescissionary damages; and (v) equitable relief at the discretion of the court. Plaintiff’s counsel has subsequently filed a first amended complaint, a second amended complaint, a third amended complaint, and a fourth amended complaint. Plaintiff Mollik was replaced by putative class representatives Alan K. Brooks and Electric Drivetrains, LLC. Alan K. Brooks was subsequently dropped as a putative class representative. On October 27, 2020, we answered the fourth amended complaint, generally denying the allegations and asserting affirmative defenses. On November 5, 2019, Network 1 and Boustead Securities (together the “Underwriters”) filed a cross-complaint against the Company seeking indemnification under the terms of the underwriting agreement the Company and the Underwriters entered for the Company’s initial public offering (the “Underwriting Agreement”). On December 10, 2019, the Company filed its answer to the Underwriters’ cross-complaint, generally denying the allegations and asserting affirmative defenses. Also on this date, the Company filed a cross-complaint against the Underwriters seeking indemnification under the terms of the Underwriting Agreement. On January 14, 2020, Mr. Monfort filed a cross-complaint against the Underwriters seeking indemnification under the terms of the Underwriting Agreement. On January 15, 2020, Mr. Monfort filed a cross-complaint against the Company seeking indemnification under the terms of the Company’s Amended and Restated Bylaws and Section 145 of the Delaware General Corporation Law. On February 18, 2020, we filed an answer to Mr. Monfort’s cross-complaint, generally denying the allegations and asserting affirmative defenses.
On March 2, 2021, Electric Drivetrains filed its motion for class certification. On March 17, 2021, the court held a case management conference. At the case management conference, the court set a tentative schedule for class discovery and briefing on the motion for class certification. On June 2, 2021, Electric Drivetrains and ADOMANI filed a stipulation extending the deadline for class certification discovery proposing the following deadlines: close of class discovery on September 28, 2021; defendants’ opposition to the motion for class certification due on October 28, 2021; plaintiff’s reply in support of its motion due on November 29, 2021; a case management conference on December 13, 2021 to set a date for hearing on the merits of the motion for class certification. Electric Drivetrains settled its claims against Mr. Monfort. The Underwriters have reached settlements with Electric Drivetrains on the primary claims in this matter. All defendants are maintaining their cross claims against each other. On July 13, 2021, Electric Drivetrains’ counsel moved to be relieved as counsel and on August 23, 2021, the court granted this motion. Also on August 23, 2021, the Clerk of Court issued an order to show cause why the complaint should not be stricken and matter dismissed for failure to retain new counsel to Electric Drivetrains. On October 28, 2021, Electric Drivetrains filed a substitution of attorney, substituting J. Ryan Gustafson of Good Gustafson Aumais LLP as its new counsel. On December 10, 2021, the Court vacated the order to show cause. On January 20, 2022, Mr. Monfort dismissed his cross-complaint for indemnification against the Company. On March 28, 2022, Electric Drivetains forwarded its proposed Fifth Amended Complaint, in which it: i) drops certain class allegations; ii) adds certain state law claims (various violations of California Corporations Code), aider and abettor liability, and negligent misrepresentation, but leaves the remaining claims against defendants intact. Electric Drivetrains LLC has until April 11, 2022 to determine whether it will stipulate to the filing of the amended complaint. A status conference is scheduled for June 16, 2022. We believe that the lawsuit is without merit and intend to vigorously defend the action.
On January 20, 2022, Mr. Monfort dismissed his cross-complaint for indemnification against the Company in the Mollik action. On April 8, 2022, the Company and Boustead Securities, LLC (“Boustead”) settled their respective cross-claims against each other in both the Mollik action and Brooks action (see below) in exchange for the Company paying fifty thousand dollars ($50,000) in cash and $125,000 (one hundred twenty five thousand dollars) in stock and mutual releases between parties. There are no longer any cross claims pending in the Mollik action.
On June 19, 2019, Alan K. Brooks, an ADOMANI investor, filed a complaint, captioned Alan K. Brooks v. ADOMANI, Inc., et al., Case No.
1-CV-349153
in the Superior Court of California for the County of Santa Clara, against the Company, certain of the Company’s executive officers and directors, two of the underwriters of the Company’s offering of common stock under Regulation A in June 2017, and certain of the underwriters’ personnel, among others. The complaint alleges that the Company and other defendants breached the terms of an agreement between Mr. Brooks and the Company by refusing to release 1,320,359 shares of ADOMANI, Inc. stock to Mr. Brooks. Mr. Brooks seeks damages of $13,500,000.00 plus interest and attorney’s fees. On September 20, 2019, Mr. Brooks filed his first amended complaint (“FAC”) reasserting his breach of contract claim and alleging five additional claims for (i) violations of Cal. Corp. Code Section 25401, (ii) fraud, (iii) negligent misrepresentation, (iv) elder abuse, and (v) unfair competition. We answered the FAC on November 12, 2019, generally denying the allegations in the FAC and asserting affirmative defenses. Fact discovery in this matter remains ongoing. On August 10, 2021, we filed a motion for summary judgement and dismissal of plaintiff’s FAC. The parties participated in two days of mediation with Mark LeHocky. Mr. LeHocky provided the parties with a mediator’s proposal. Both parties accepted the proposal and reduced the proposal to a written settlement agreement. Pursuant to the settlement agreement, the Company has agreed to pay plaintiffs $197,500 in cash and $197,500 in shares of common stock. In addition, the Company’s insurance carrier has agreed to pay plaintiffs $170,000. On January 14, 2022, the parties filed a joint motion for an order approving the fairness of the terms of the settlement agreement. On March 7, 2022, the Court issued an Order approving the settlement and the parties are in the process of effectuating its terms. On April 5, 2022, the Company and Boustead resolved Boustead’s cross claim for indemnification in the Brooks action. This settlement is still subject to court approval. There are no further claims pending in the Brooks action and, if and when the Court approves the settlement, it should be dismissed.
On February 3, 2020, the Company acquired substantially all of the assets of Ebus in a foreclosure sale through a credit bid in the amount of $582,000, representing the amount then owed by Ebus to the Company evidenced by a secured promissory note. Following the Company’s successful credit bid at the foreclosure sale, Ebus’s obligations under the note were extinguished and the Company was entitled to take possession of substantially all of the assets of Ebus. While the Company was able to take possession of some of the assets, Ebus prevented the Company from taking possession of all of the assets purchased at the foreclosure sale. As a result, on April 13, 2020, the Company filed a complaint captioned ADOMANI, Inc. v. Ebus, Inc., et al., in the Superior Court of California for the County of Los Angeles, Case No. 20ST CV 14275, against Ebus and certain of its insiders and affiliates seeking to recover the remainder of the assets and related damages. On January 14, 2021, a cross-complaint was filed against the Company by Ebus, Inc. and Anders B. Eklov for Unjust Enrichment and Conversion of Domain Name, seeking monetary damages and injunctive relief. A settlement agreement was entered into on March 15, 2022.

MANAGEMENT
The following table sets forth information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Executive Officers
Phillip W. Oldridge	61	Chief Executive Officer, Chairman of the Board and Director
Christian S. Rodich	47	Chief Financial Officer
Susan M. Emry	45	Executive Vice President and Director
Directors
Melissa Barcellos (1)(2)(3)	38	Director
Michael Di Pietro (1)(2)(3)	66	Director
Bradley J. Dixon (2)(3)	47	Director
Terri White Elk (1)(2)	52	Director

(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating and Corporate Governance Committee.
Executive Officers
Phillip W. Oldridge, Chief Executive Officer, Chairman of the Board, and Director
Philip W. Oldridge has served as our Chief Executive Officer since September 2020 and as our Chairman of the Board and a director since March 2021. Prior to joining us, Mr. Oldridge was the founder and the Chief Executive Officer of GreenPower Motor Company, Inc., a publicly traded designer and manufacturer of passenger transit and shuttle buses, from November 2011 until June 2019, where he also served as a member of the board of directors from December 2012 until June 2019. From November 2006 until January 2010, Mr. Oldridge served as the Chief Executive Officer of Bus and Coach International, a manufacturer of busses and coaches. Before that, Mr. Oldridge was the Chief Executive Officer of Nevada Charter Inc., a bus and coach charter company, from October 1994 until December 2001. Mr. Oldridge holds a Master of Business Administration from Richmond, the American University in London, from which he also received a Bachelor of Science degree.
Christian S. Rodich, Chief Financial Officer
Christian S. Rodich has served as our Chief Financial Officer since January 31, 2022. Mr. Rodich has over 20 years of finance and accounting experience in a variety of industries. From January, 2014 through October, 2021, Mr. Rodich was employed by Masterbrand Cabinets, a provider of premier cabinetry; from January, 2014 through May 2015 as Director of Corporate Accounting and Compliance and from May 2015 through October 2021 as Senior Director Commercial (Channel) Finance. From October 2007 through December, 2013, Mr. Rodich was Director of Internal Audit-North America for Smith & Nephew, a portfolio medical technology business with global operations. He has prior experience as an Internal Audit Manager with Mueller Industries and as a Level-2 System Support with Pfizer. Mr. Rodich is a licensed CPA in Tennessee, with experience as a Senior Internal Auditor at Thomas & Betts/Arthur Andsersen. Mr. Rodich holds a BS in Business administration as well as a Master of Accountancy degree from the University of Tennessee.
Susan M. Emry, Executive Vice President, Interim Chief Financial Officer, and Director
Susan M. Emry has served as our Executive Vice President since December 2021 and as a Director since January 7, 2022. Ms. Emry has over 30 years of experience in the transportation, vehicle manufacturing and financial industries. In April 2021, Ms. Emry was appointed to serve as the Company’s Controller. From 2017 until March 2021, Ms. Emry was a Director, and the President, Chief Financial Officer and Secretary, of Envirotech Drive Systems, Inc. until we acquired that company upon the closing of the Merger. In addition, from 2006 to 2020, Ms. Emry also served as Chief Financial Officer of Sardo Bus and Coach Upholstery, a company specializing in transit vehicle refurbishment. From 1992 to 2020, Ms. Emry held various roles of increasing responsibility with Michael Di Pietro, CPA, where she provided management advisory and tax preparation services primarily in the high-net-worth
client division.
Non-Employee
Directors
Melissa Barcellos, Director
Melissa Barcellos has served as a director since March 2021. Ms. Barcellos is the Manager of Economic Development of the City of Prince George, British Columbia, a position she has held since September 2015. She has also served as Principal and Benefit Auctioneer of Melissa Lynn Auctions in Prince George, British Columbia, since May 2011. From February 2013 through September 2015, Ms. Barcellos was an Economic Development Officer of Initiatives of the City of Prince George. Ms. Barcellos received a Bachelor of Commerce in Marketing and General Business from the University of Northern British Columbia, a Post Graduate Certificate in Economic Development from the University of Waterloo, and a Post Graduate Certificate in Real Property Valuation from the Sauder School of Business of the University of British Columbia.
Michael Di Pietro, Director
Michael Di Pietro has served as a director since March 2021. Mr. Di Pietro is the President of Michael DiPietro, CPA, Inc., a full-service public accounting firm he founded in 1991. Since July 2018, Mr. Di Pietro has served on the board of directors of Cathedral High School, a private, college preparatory Catholic all-boys
school located in Los Angeles, California, where he is currently the chair of the finance committee. Mr. Di Pietro also previously served as a Director of Chino Commercial Bank, a community bank located in Chino, California, from April 2012 until April 2019. Mr. Di Pietro holds a Bachelor of Arts degree in Accounting from the University of South Florida, a Master of Arts in Accounting from the University of Notre Dame, and a Master of Divinity and Biblical Studies from Fuller Theological Seminary.
Bradley J. Dixon, Director
Bradley J. Dixon has served as a director since April 2021. Mr. Dixon is a partner at the law firm Givens Pursley LLP, a position he has held since October 2015, and where he currently serves as a co-chair
of the firm’s litigation group. Prior to joining Givens Pursley, Mr. Dixon was a partner at the law firm of Stoel Rives LLP from July 2005 to October 2015. Mr. Dixon holds a Bachelor of Science in Political Science from Boise State University and received his Juris Doctorate from Willamette University College of Law.
Terri White Elk, Director
Terri White Elk has served as a director since March 2021. Ms. White Elk is a member of the Real Estate Investment Sales team at Keller Williams Realty SW in Las Vegas, Nevada, a position she has held since July 2003. Ms. White Elk also served as Operations Manager of Innovative Real Estate Strategies, a real estate and investment firm based in Las Vegas, Nevada, from July 2009 until May 2018, and was a Sales Executive at Legacy Partners Inc., a real estate development firm, from March 2005 until September 2008. Ms. White Elk received a Bachelor of Arts degree in Political Science from Arizona State University.
Board Composition and Filling Vacancies
Currently, our board of directors consists of six directors. The authorized number of directors may be changed only by resolution of our board of directors. Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with each class holding office for a three-year term. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company or management. Each director serves until such director’s successor is duly elected and qualified or such director’s earlier resignation, death or removal. Our board of directors is responsible for our business and affairs and considers various matters that require its approval.
Our amended and restated bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.
Director Independence
Our board of directors has undertaken a review of the independence of each director. The OTCQX tier of the OTC Market, on which our common stock is quoted, does not have any director independence requirements. For purposes of determining director independence, we have applied the definitions set out in NASDAQ Rule 5605(a)(2). Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Di Pietro and Mmes. Barcellos and White Elk do not have a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or responsibilities and that each of these directors is “independent” as that term is defined under the NASDAQ Listing Rules.
Board Leadership Structure and Board’s Role in Risk Oversight
The Chairman of our board of directors is Phillip W. Oldridge. The Chairman has authority, among other things, to preside over meetings of our board of directors and set the agenda for meetings of our board of directors. Accordingly, the Chairman has substantial ability to shape the work of our board of directors. Because of the addition of the independent members of our board of directors, we currently believe that separation of the roles of Chairman and Chief Executive Officer is not necessary to ensure appropriate oversight by of our board of directors of our business and affairs. However, no single leadership model is right for all companies and at all times. Our board of directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, of our board of directors may periodically review its leadership structure. In addition, of our board of directors will hold executive sessions in which only independent directors are present.
Our board of directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities and, either as a whole or through its committees, regularly liaises with management to assess and manage our major risk exposures, the potential impact of such risks on our business and the steps we should take to mitigate or manage such risks. Our board of directors’ risk oversight process complements and supplements management’s risk assessment and mitigation processes, which include reviews of strategic and operational planning, executive development and evaluation, regulatory and legal compliance, and financial reporting and internal controls. The risk oversight process also includes receiving reports from committees of our board of directors and members of senior management to enable our board of directors to understand our risk identification, management and mitigation strategies with respect to areas of potential material risk.
Our principal sources of risk fall into two categories: (1) financial and (2) product commercialization. The Audit Committee oversees management of financial risks and communications with our independent registered public accounting firm regarding our risk exposures and the actions management has taken to limit, monitor or control such exposures, and our board of directors regularly reviews information regarding our cash position, liquidity an operations, as well as the risks associated with each. Our board of directors also regularly reviews plans, results and potential risks related to our product development and commercialization efforts. Our

Compensation Committee is expected to oversee risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks, which could have a material adverse effect on us. Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, corporate disclosure practices and potential conflicts of interest. While each of our committees is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed about such risks and matters involving significant risk are considered by our board of directors as a whole.
Information Regarding Committees of the Board
Our board of directors has established three standing committees, an Audit Committee, a Compensation Committee and Nominating, and a Corporate Governance Committee, each of which operates under a charter that has been approved by our board of directors. We intend to appoint persons to our board of directors and its committees as required from time to time to satisfy the corporate governance requirements under the NASDAQ Listing Rules.
Audit Committee
Our Audit Committee currently consists of Mr. Di Pietro (Chairperson) and Mmes. Barcellos and White Elk. The Audit Committee operates under a written charter, which is available on our website at www.evtvusa.com. Our board of directors has determined that Mr. Di Pietro is an “audit committee financial expert” as defined by the regulations promulgated by the SEC and within the meaning of the NASDAQ Listing Rules.
Our Audit Committee is responsible for, among other things:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing, with our independent registered public accounting firm, all critical accounting policies and procedures;

•	reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•
reviewing and discussing with management and our independent registered public accounting firm our annual audited financial statements and any certification, report, opinion or review rendered by our independent registered public accounting firm;

•	reviewing and investigating conduct alleged to be in violation of our code of business conduct and ethics;

•	reviewing and approving related party transactions;

•	preparing the Audit Committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.
The Audit Committee met as a committee three times during the fiscal year ended December 31, 2021.
Compensation Committee
Our Compensation Committee currently consists of Messrs. Di Pietro and Dixon, and Mmes. Barcellos and White Elk (Chairperson). The Compensation Committee operates under a written charter, which is available on our website at www.evtvusa.com.

Our Compensation Committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers and is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving the following compensation for our Chief Executive Officer and our other executive officers: salaries, bonuses, incentive compensation, equity awards, benefits and perquisites;

•	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

•	recommending compensation programs for directors;

•	preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;

•	making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.
In carrying out these responsibilities, the Compensation Committee will review all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders. The Compensation Committee met as a committee three times during the fiscal year ended December 31, 2021.
Compensation Committee Interlocks and Insider Participation
There are not currently, and during the fiscal year ended December 31, 2021, there were not any, interlocks of any of our executive officers or directors serving on the compensation committee or equivalent committee of another entity that has any director or executive officer serving on our Compensation Committee, any of our other committees, or our board of directors.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Mmes. Barcellos (Chairperson), White Elk, Mr. Di Pietro, and Mr. Dixon. The Nominating and Corporate Governance Committee operates under a written charter, which is available on our website at www.evtvusa.com.
Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	determining criteria for selecting new directors, including desired skills, experience and attributes, and identifying and actively seeking individuals qualified to become directors;

•	evaluating and selecting, or recommending to our board of directors, nominees for each election of directors;

•	considering any nominations of director candidates validly made by our stockholders;

•	reviewing and making recommendations to our board of directors concerning qualifications, appointment and removal of committee members;

•
developing, recommending for approval by our board of directors, and reviewing on an ongoing basis the adequacy of, our corporate governance principles, including director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation of our board of directors and its committees;

•	assisting our board of directors in developing criteria for the evaluation of the performance of our board of directors and its committees;

•	if requested by our board of directors, assisting it in its evaluation of the performance of our board of directors and each of its committees; and

•	reviewing and reassessing the adequacy of its charter.
The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of sources, including recommendations made by members of our board of directors and members of our executive management. When appropriate, the Nominating and Corporate Governance Committee may retain a search firm to identify director candidates.
In evaluating potential director candidates, the Nominating and Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate in evaluating a candidate, including:

•	his or her knowledge, expertise, skills, integrity, diversity, judgment, business, leadership or other experience;

•	his or her reputation in the business community;

•	the interplay of the candidate’s experience with the experience of other members of our board of directors;

•	the availability of such candidate to perform all responsibilities that will be expected of them as a member of our board and any committees; and

•	the extent to which the candidate would be a desirable addition to our board of directors and any committees.
The Nominating and Corporate Governance Committee reviews and assesses at least annually the skills and characteristics of the members of our board of directors, as well as the composition of our board of directors as a whole. The Nominating and Corporate Governance Committee’s assessment includes a review of our directors’ respective independence qualifications, skills and experience in the context of the needs of our board of directors. Additionally, the Nominating and Corporate Governance Committee considers diversity of experience at policy-making levels in business and technology, and in areas that are relevant to our activities. While we do not have a specific policy regarding diversity, when considering the nomination of directors, the Nominating and Corporate Governance Committee considers the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors.
In assessing the composition of our board of directors, the Nominating and Corporate Governance Committee considers the current and anticipated needs of our board of directors, and seeks to maintain an appropriate balance of different business backgrounds, skills and expertise based on the nature and requirements of our business. In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers all relevant information regarding such candidates, including the membership criteria stated above, and whether such candidates would meet the Nominating and Corporate Governance Committee’s objectives for the overall composition of our board of directors, as well as the candidates’ ability and willingness to devote adequate time to the related responsibilities. When appropriate, the Nominating and Corporate Governance Committee will recommend qualified candidates for nomination by our entire board of directors. The Nominating and Corporate Governance met as a committee two time during the fiscal year ended December 31, 2021.

Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics, which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our directors, officers and employees and is available on our website at www.evtvusa.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, to the extent required by applicable rules and exchange requirements.
Board Leadership Structure and Board’s Role in Risk Oversight
The Chairman of our board of directors is Phillip W. Oldridge. The Chairman has authority, among other things, to preside over meetings of our board of directors and set the agenda for meetings of our board of directors. Accordingly, the Chairman has substantial ability to shape the work of our board of directors. Because of the addition of the independent members of our board of directors, we currently believe that separation of the roles of Chairman and Chief Executive Officer is not necessary to ensure appropriate oversight by of our board of directors of our business and affairs. However, no single leadership model is right for all companies and at all times. Our board of directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, our board of directors may periodically review its leadership structure. In addition, of our board of directors will hold executive sessions in which only independent directors are present.
Our board of directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities and, either as a whole or through its committees, regularly liaises with management to assess and manage our major risk exposures, the potential impact of such risks on our business and the steps we should take to mitigate or manage such risks. Our board of directors’ risk oversight process complements and supplements management’s risk assessment and mitigation processes, which include reviews of strategic and operational planning, executive development and evaluation, regulatory and legal compliance, and financial reporting and internal controls. The risk oversight process also includes receiving reports from committees of our board of directors and members of senior management to enable our board of directors to understand our risk identification, management and mitigation strategies with respect to areas of potential material risk.
Our principal sources of risk fall into two categories: (1) financial and (2) product commercialization. The Audit Committee oversees management of financial risks and communications with our independent registered public accounting firm regarding our risk exposures and the actions management has taken to limit, monitor or control such exposures, and our board of directors regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. Our board of directors also regularly reviews plans, results and potential risks related to our product development and commercialization efforts. Our Compensation Committee is expected to oversee risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks, which could have a material adverse effect on us. Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, corporate disclosure practices and potential conflicts of interest. While each of our committees is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed about such risks and matters involving significant risk are considered by our board of directors as a whole.

EXECUTIVE COMPENSATION
Overview
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. The following tables and accompanying narrative disclosure set forth information about the compensation provided to certain of our executive officers during the years ended December 31, 2021 and 2020. These executive officers, who include our current principal executive officer and the two most highly-compensated executive officers (other than our principal executive officers), for the year ended December 31, 2021, were:

•	Phillip W. Oldridge, our Chief Executive Officer;

•	Susan M. Emry, our Executive Vice President and Interim Chief Financial Officer; and

•	Michael K. Menerey, our former Chief Financial Officer, Secretary and Treasurer.
We refer to these individuals in this section as our “Named Executive Officers.”
Summary Compensation Table
The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to our Named Executive Officers for services rendered during the years ended December 31, 2021 and 2020:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Phillip W. Oldridge	2021	250,000	(2)	—	1,835,581	—	2,085,581
Chief Executive Officer	2020	—		—	—	—	—
Susan M. Emry
Executive Vice President and Interim Chief Financial Officer	2021	68,000	(4)	—	—	—	68,000
Michael K. Menerey (3)	2021	150,400		—	—	18,511	168,911
Former Chief Financial Officer	2020	204,233		—	32,878	—	237,111

(1)
The amounts shown in this column represent the aggregate grant date fair value of option awards granted in the year computed in accordance with FASB ASC Topic 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 9 to our financial statements included in the ADOMANI, Inc. Annual Report on Form
10-K
for the fiscal year ended December 31, 2020, as filed with the SEC on March 31, 2021. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by our Named Executive Officers.

(2)
This amount represents base salary paid to Mr. Oldridge for his services from September 2, 2020, through December 31, 2020. During such period, Mr. Oldridge’s base salary was $1.00 per year, which he deferred. For the year ended December 31, 2021, Mr. Oldridge was paid $250,000 of the annual $300,000 included in his employment agreement that was effective March 1, 2021.

(3)	Mr. Menerey retired effective as of January 2, 2022.
(4)
This amount represents the salary paid to Ms. Emry from her April 16, 2021 hire date as Controller through December 31, 2021. Ms. Emry was an unpaid officer of Envirotech Drive Systems, Inc. in 2020 and from January 1, 2021 through April 15, 2021.

Outstanding Equity Awards at 2021 Fiscal
Year-End
The following table sets forth information regarding outstanding stock options held by our Named Executive Officers as of December 31, 2021. Our Named Executive Officers did not hold any restricted stock or other awards as of December 31, 2021:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Phillip W. Oldridge Chief Executive Officer	5,000,000		0.45	1/7/2031
Michael K. Menerey Former Chief Financial Officer	135,000 135,000	— —	1.31 0.45	4/18/2028 4/24/2029

(1)
The shares were initially subject to vesting over a three-year period, with one-third
of the options vesting on the
one-year
anniversary of the grant date and the remainder vesting in equal monthly installments thereafter, subject to continued service through such vesting date; however, upon the closing of our acquisition of Envirotech Drive Systems, Inc. on March 16, 2021, our board of directors elected to accelerate the vesting of all outstanding options, whereupon such options vested in full and became exercisable by the holder thereof on or before their respective expiration dates.

Compensation Arrangements with Named Executive Officers
Phillip W. Oldridge
Mr. Oldridge is our President and a member of our board of directors. We recently entered into an employment agreement with Mr. Oldridge. Mr. Oldridge’s base salary increased to $300,000 per year from the previously disclosed $1 per year effective March 31, 2021. He was paid $250,000 of that amount in 2021. The auto allowance contained in his contract will commence being paid in 2022. During the year ended December 31, 2020, Mr. Oldridge was not paid any cash amount in consideration of his services from September 2, 2020, through December 31, 2020. On January 7, 2021, we granted Mr. Oldridge an option to purchase 5,000,000 shares of our common stock under the 2017 Equity Incentive Plan (the “2017 Plan”) at an exercise price of $0.45 per share with an accounting value of $1,714,449. The shares subject to such option were initially scheduled to vest over a three-year period, with one-third
of the shares vesting on the
one-year
anniversary of the grant date and the remainder vesting in equal monthly installments thereafter, subject to continued service with us through each vesting date; however, upon the closing of our acquisition of Envirotech Drive Systems, Inc. on March 16, 2021, our board of directors elected to accelerate the vesting of all outstanding options, whereupon such option vested in full and became exercisable by Mr. Oldridge. On August 4, 2021, we granted Mr, Oldridge an option to purchase 440,000 shares of our common stock under the 2017 Plan at an exercise price of $0.2753, with an accounting value of $121,132. Mr. Oldridge was immediately vested in the option on the grant date, and exercised it on November 30, 2021.
Susan M. Emry
Ms. Emry has been our Executive Vice President since December 1, 2021 and has been our Interim Chief Financial Officer since December 31, 2021. She was appointed as a member of our board of directors on January 7, 2022. We recently entered into an employment agreement with Ms. Emry, whose base salary was increased to $200,000 per year, which became effective on January 1, 2022. Ms. Emry, formerly an executive with Envirotech Drive Systems, Inc., as described above who did not get paid a salary, joined the Company on April 16, 2021 as Controller. The compensation paid to Ms. Emry in 2021 reflects the Controller salary for the period April 16, 2021 through December 31, 2021.

Michael K. Menerey
Mr. Menerey is our former Chief Financial Officer, Secretary, Treasurer and member of our board of directors who retired and resigned from such positions on January 2, 2022. We entered into a written employment agreement with Mr. Menerey effective January 1, 2017. Prior to that time, we paid Mr. Menerey as a consultant through CFO Edge. During the year ended December 31, 2020, Mr. Menerey was to have received a total base salary of $215,000 pursuant to his employment agreement, but voluntarily and indefinitely reduced that amount to $150,000 effective November 1, 2020 due to our liquidity concerns; he continued to be paid at that rate through 2021. In 2020, we issued Mr. Menerey an option to purchase 358,571 shares of common stock under the 2017 Plan with an accounting value of $32,878. The shares subject to Mr. Menerey’s stock option were subject to vesting over a three-year period, with one-third
of the shares vesting on the
one-year
anniversary of the grant date and the remainder vesting in equal monthly installments thereafter, subject to continued service with us through each vesting date; however, upon the closing of our acquisition of Envirotech Drive Systems, Inc. on March 16, 2021, our board of directors elected to accelerate the vesting of all outstanding options, whereupon such option vested in full and became exercisable by Mr. Menerey. On June 25, 2021, Mr. Menerey exercised the option to purchase 358,371 shares of common stock under the 2017 Plan. Additionally, on April 18, 2018, the Company issued Mr. Menerey an option to purchase 135,000 shares of common stock exercisable at $1.31 per share under the 2017 Plan. On April 24, 2019, the Company issued Mr. Menerey the option to purchase 135,000 shares of common stock exercisable at $0.45 per share under the 2017 Plan. The options to purchase an aggregate 270,000 shares also vested in full on March 16, 2021 and became exercisable by Mr. Menerey.
Severance and Change in Control Payments and Benefits
Our Named Executive Officers are not entitled to any severance or change in control payments or benefits, other than as provided in the section entitled “Compensation Arrangements with Named Executive Officers” above and in award agreements that set forth the terms and conditions of the stock options granted to such individuals pursuant to our 2012 Stock Option Plan and pursuant to the 2017 Plan. Each such award agreement provides that, in the event of a “transfer of control,” any unvested portion of such option will vest immediately. For such purposes, a “transfer of control” includes the direct or indirect sale or exchange by our stockholders of all or substantially all of our capital stock, (a) where our stockholders before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in our voting stock after such sale or exchange; (b) a merger in which we are not the surviving corporation; (c) a merger in which we are the surviving corporation and our stockholders such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the our voting stock after such merger; (d) the sale, exchange, or transfer of all or substantially all of our assets; or (e) our liquidation or dissolution.
Limitations of Liability; Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper personal benefit; or

•
for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our amended and restated certificate of incorporation and amended and restated bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our amended and restated certificate of incorporation and our amended and restated bylaws provisions are necessary to attract and retain qualified person as directors and executive officers.
Indemnity Agreements
In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally provide for the indemnification of such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, penalties, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity, to the extent indemnifiable under the law. We believe that these charter and bylaw provisions and indemnity agreements are necessary to attract and retain qualified persons as directors and executive officers. Furthermore, as is typical, we have director and officer liability insurance to cover both us and our directors and officers for liabilities that may be incurred in connection with their services to us.
Employee Benefit and Equity Incentive Plans
We currently maintain the 2017 Plan.
2017 Equity Incentive Plan
On June 9, 2017, we terminated our 2012 Stock Option Plan, at which time our 2017 Plan replaced our 2012 Stock Option Plan. The 2017 Plan is intended to make available incentives that will assist us to attract, retain and motivate employees, including officers, consultants and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units and other cash-based or stock-based awards.

Authorized Shares
. A total of 15,000,000 shares of our common stock were initially authorized and reserved for issuance under the 2017 Plan. This reserve automatically increased on January 1, 2018 and will continue to increase on each subsequent anniversary through 2027, by an amount equal to the smaller of (a) 3% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Board. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2017 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards, which expire or are cancelled or forfeited will again become available for issuance under the 2017 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2017 Plan.
Plan Administration
. The 2017 Plan is generally administered by the Compensation Committee of our board of directors. Subject to the provisions of the 2017 Plan, the Compensation Committee will determine in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. However, the Compensation Committee may delegate to one or more of our officers the authority to grant awards to persons who are not officers or directors, subject to certain limitations contained in the 2017 Plan and award guidelines established by the committee. The Compensation Committee has the authority to construe and interpret the terms of the 2017 Plan and awards granted under it. The 2017 Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2017 Plan. The 2017 Plan authorizes the Compensation Committee, without further stockholder approval, to provide for the cancellation of stock options or stock appreciation rights with exercise prices in excess of the fair market value of the underlying shares of common stock in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying common stock or a cash payment. The 2017 Plan limits the grant date fair value of all equity awards and the amount of cash compensation that may be provided to a non-employee
director in any fiscal year to an aggregate of $300,000.
Awards
. Awards may be granted under the 2017 Plan to our employees, including officers, directors or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between us and the holder of the award.
Merger or Change in Control
. In the event of a change in control as described in the 2017 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2017 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the Board who are not employees will automatically be accelerated in full. The 2017 Plan also authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.
Plan Amendment, Termination
. The 2017 Plan will continue in effect until it is terminated by the administrator, provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the 2017 Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.
Non-Employee
Director Compensation
Directors who are also our employees receive no additional compensation for their service as a director. During the year ended December 31, 2021, our directors who also served as employees were Mr. Oldridge, our Chief Executive Officer, and Mr. Menerey our former Chief Financial Officer, Secretary and Treasurer.
We have a formal policy pursuant to which our
non-employee
directors are eligible to receive equity awards and annual cash retainers as compensation for service on our Board and committees of our Board. With respect to the year ended December 31, 2020 and the period January 1, 2021 through March 15, 2021, this policy included annual compensation of $25,000, with an additional $5,000 annually to the chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and reimbursement for all directors of reasonable expenses incurred during the course of their performance. With respect to the period from March 16, 2021 through December 31, 2021, such policy was modified and currently provides for annual compensation of $12,000 and reimbursement for all directors of reasonable expenses incurred during the course of their performance.
The table below sets forth the compensation earned by each of our non-employee
directors during the fiscal year December 31, 2021:

Name	Fees earned or paid in cash ($)
Gary W. Nettles (1)	5,139	—
Janet L. Boydell (2)	5,139	—
John F. Perkowski (3)	5,139	—
Terri White Elk (4)	9,533
Michael A. DiPietro (5)	9,533
Melissa Barcellos (6)	9,533
Bradley Dixon (7)	8,267
Pam Compton (8)	3,533

(1)	Mr. Nettles resigned from our board of directors effective March 16, 2021.
(2)	Ms. Boydell resigned from our board of directors effective March 16, 2021.
(3)	Mr. Perkowski resigned from our board of directors effective March 16, 2021.
(4)	Ms. White Elk was paid the amount reflected above from March 16, 2021 through December 31, 2021.
(5)	Mr. Di Pietro was paid the amount reflected above from March 16, 2021 through December 31, 2021.
(6)	Ms. Barcellos was paid the amount reflected above from March 16, 2021 through December 31, 2021.
(7)	Mr. Dixon joined the board of directors in April 23, 2021 and was paid the amount reflected in the table above through December 31, 2021.
(8)	Ms. Compton was a member of the board of directors from March 16, 2021 through June 28, 2021. Ms. Compton resigned as a member of the board of directors to become an employee of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 1, 2022, as adjusted to reflect the shares of our common stock to be issued and sold by us in this offering, for:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of our common stock;

•	each of our directors and nominees for election to the Board;

•	each of our executive officers named in the summary compensation table included in the Annual Report; and

•	all of our directors and executive officers as a group.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table has sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and Section 13(g) of the Securities Act.
Applicable percentage ownership in the following table is based on 298,160,160 shares of our common stock outstanding as of January 31, 2022. Shares of our common stock subject to options, warrants or other convertible securities that are currently exercisable or exercisable within 60 days after January 31, 2022 are deemed to be outstanding and to be beneficially owned by the person or entity holding such option, warrant or convertible security for the purpose of computing the number and percentage ownership of outstanding shares of that person or entity. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner. Except as otherwise noted, the address of each person or entity in the following table is c/o Envirotech Vehicles, Inc., 1425 Ohlendorf Road, Osceola, AR 72370.

	Prior to this Offering		After this Offering
Name of Beneficial Owner (1)	Number of Shares	Percent of Shares	Number of Shares		Percent of Shares
Directors and Executive Officers
Phillip W. Oldridge (2)	9,440,000	3.1%	[	●]	[	●]%
Susan M. Emry (3)	4,919,901	1.6%	[	●]	[	●]%
Michael K. Menerey (4)	1,153,571	*	[	●]	[	●]%
Melissa Barcellos (5)	2,284.020	*	[	●]	[	●]%
Michael A. Di Pietro	176,600	*			[	●]%
Bradley J. Dixon	—	*	[	●]	[	●]%
Terri White Elk	—	*	[	●]	[	●]%
All directors and executive officers as a group (7 persons) (6)	17,974,092	5.8%	[	●]	[	●]%
5% Stockholders
Gerald Douglas Conrod (7)	48,656,533	16.2%	[	●]	[	●]%
162315 Family Trust (8)	26,892,689	8.9%	[	●]	[	●]%

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.
(2)
Consists of (i) 440,000 shares of our common stock held of record by Phillip W. Oldridge and (ii) 9,000,000 shares of our common stock underlying options that are currently exercisable or exercisable within 60 days after April 1, 2022.

(3)
Consists of (i) 2,102,046 shares of our common stock held of record by Susan M. Emry and (ii) 2,817,855 shares of our common stock underlying options that are currently exercisable or exercisable within 60 days after April 1, 2022.

(4)
Consists of (i) 525,000 shares of our common stock held of record by the Menerey Living Trust u/t/d 4/12/96, (ii) 358,571 shares of our common stock held of record by Michael K. Menerey and (iii) 270,000 shares of our common stock underlying options that are currently exercisable or exercisable within 60 days after April 1, 2022.

(5)
Represents (i) 2,275,850 shares of our common stock held of record by Provident Trust Group FBO Cornelia P. Doherty ROTH IRA, over which Ms. Barcellos has voting and investment control pursuant to a Voting Trust Agreement dated March 20, 2017 and (ii) 8,170 shares of our common stock held of record by Melissa Barcellos.

(6)
Consists of (i) 5,886,237 shares of our common stock and (ii) 12,087,855 shares of our common stock underlying options that are currently exercisable or exercisable within 60 days after January 31, 2022.

(7)
The information reported is based in part on, and in reliance upon, and without independent investigation of, information provided by Gerald Douglas Conrod in a Schedule 13G filed with the SEC on March 26, 2021. As reported in such Schedule 13G, Gerald Douglas Conrod is the beneficial owner of 21,763,844 shares of our common stock, and has sole voting and dispositive power over such shares. Mr. Conrod serves as co-trustee
of 162315 Family Trust and, in such capacity, shares voting and dispositive power over the 22,017,689 shares held of record by the trust. Mr. Conrod disclaims beneficial ownership of the shares held by the trust. In addition to the information reported in such Schedule 13G, the information set forth above includes: (i) an additional 3,250,000 shares of our common stock purchased by 162315 Family Trust at the second closing of our previously announced private investment in public equity, or PIPE, transaction, on May 7, 2021, pursuant to that certain Securities Purchase Agreement, dated as of December 24, 2020 (the “Purchase Agreement”), that we entered into with certain institutional and accredited investors and pursuant to which, among other things, we sold and issued, and the investors purchased, shares of our common stock and related warrants to purchase additional shares of our common stock in a series of two closings (the “Financing”); and (ii) an additional 1,625,000 shares of common stock underlying warrants issued to 162315 Family Trust at the second closing of the Financing that are exercisable as of June 1, 2021. The address of Gerald Douglas Conrod is 1961 Douglas Street, Victoria, British Columbia, V8T 4K7, Canada.

(8)
The information reported is based in part on, and in reliance upon, and without independent investigation of, information provided by 162315 Family Trust in a Schedule 13G filed with the SEC on March 26, 2021. As reported in such Schedule 13G, 162315 Family Trust is the beneficial owner of 22,017,689 shares of our common stock, and has sole voting and dispositive power over such shares. In addition to the information reported in such Schedule 13G, the information set forth above includes: (i) an additional 3,250,000 shares of our common stock purchased by 162315 Family Trust at the second closing of the Financing on May 7, 2021; and (ii) an additional 1,625,000 shares of common stock underlying warrants issued to 162315 Family Trust at the second closing of the Financing that are exercisable as of June 1, 2021. The address of 162315 Family Trust is 1103 Goldstream Avenue, Victoria, British Columbia, V9B 2Y9, Canada.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and Named Executive Officers, which are described in the sections titled “Management” and “Executive Compensation,” below we describe transactions since January 1, 2020 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

As more fully discussed in the audited financial statement of Envirotech Drive Systems, Inc. for the year ended December 31, 2020 and in the consolidated financial statements for Envirotech Vehicles, Inc. for the year ended December 31, 2021 located elsewhere in this report on Form
S-1,
the Company has entered into an engagement agreement (the “SRI Services Agreement”) with SRI Professional Services, Incorporated (“SRI”), pursuant to which the Company engaged SRI to provide certain services in connection with the day-to-day
operations of the Company, including the issuing of invoices to customers and making payments on behalf of the Company with respect to month-to-month
leases of facilities, vehicles and trailers under separate agreements between the Company and SRI, including the SRI Equipment Leases and the SRI Office Leases that are more fully described in the referenced financial statements. Phillip W. Oldridge, the Company’s Chief Executive Officer and Chairman of the Board, and a member of its board of directors, serves as an executive officer and a member of the board of directors of SRI.
In addition to the SRI Services Agreement, the SRI Equipment Leases, and the SRI Office Leases, during the three months ended June 30, 2021, the Company purchased a heavy-duty pick-up
truck and a trailer from SRI for $81,293. The Company uses such equipment to transport its electric vehicles to and from customer demonstration sites and to and from equipment outfitters when the vehicles have custom bodies and accessories added for specific customers.
During the three months ended June 30, 2021, the Company purchased two used automobiles from Mr. Oldridge for an aggregate purchase price of $33,250. The Company purchased such vehicles from Mr. Oldridge for use by the Company’s employees for sales calls and other business purposes and are housed at the Company’s Corona, California, corporate offices.
In connection with the closing of the Merger in March 2021, the Company purchased two electric trucks from Mr. Oldridge for an aggregate purchase price of $128,000. The purchase price for such vehicles was paid in full to Mr. Oldridge during the three months ended June 30, 2021.
Prior to the closing of the Merger, Mr. Oldridge had permitted the vehicles to be used by the Company as customer demonstration vehicles for no cost. The purchase price of $64,000 per vehicle was less than the purchase price of $83,000 per vehicle that ADOMANI, Inc. had paid to Envirotech Drive Systems, Inc. for similar vehicles in prior transactions. One of the vehicles purchased by the Company was subsequently sold to a customer of the Company in March 2021 and the second truck remains in the Company’s inventory at December 31, 2021.
The Company has also entered into a commercial lease agreement (the “ABCI Office Lease”) with Alpha Bravo Charlie, Inc. (“ABCI”) that commenced on April 1, 2020, for the lease of office space in Porterville, California. Phillip W. Oldridge, the Company’s Chief Executive Officer and Chairman of the Board, and a member of its board of directors, is a director of ABCI.

The following table summarizes these related party transactions for the years ending December 31, 2020 and 2021:

	Year Ended December 31,
	2020	2021
SRI Equipment Leases	$93,274	$116,559
SRI Office Leases	24,477	14,000
Truck & trailer purchase from SRI	0	81,293
Total SRI	117,725	211,852
Vehicles purchased from Phillip W. Oldridge	0	161,250
ABCI Office leases	0	50,610

Total	$142,925	$423,712

Indemnification of Directors and Officers
Our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law. We also maintain directors’ and officers’ liability insurance. For further information, see the section titled “Executive Compensation—Limitations of Liability; Indemnification of Directors and Officers.”
Policies and Procedures for Related Person Transactions
All future transactions, if any, between us and our officers, directors and principal stockholders and their affiliates, as well as any transactions between us and any entity with which our officers, directors or principal stockholders are affiliated will be reviewed and approved or ratified in accordance with policies and procedures adopted by our board of directors. Such policies and procedures require that related person transactions be approved by the Audit Committee or our board of directors or otherwise in accordance with the then applicable SEC rules and regulations governing the approval of such transactions. The Audit Committee and the board of directors have adopted policies and procedures for review of, and standards for approval of related party transactions. These policies and procedures have not been and will not be applied to the related party transactions described above.
All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our Common Stock, which we sometimes refer to as our securities, issued pursuant to this offering. This summary does not purport to be a complete analysis of all the potential tax considerations relevant to holders of our securities. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.
This summary assumes that our securities are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular holder in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons subject to special treatment under U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities or arrangements, certain U.S. expatriates or former long-term residents of the U.S., tax-exempt
organizations (including private foundations), pension plans, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, or persons in special situations, such as those who have elected to mark securities to market or those who hold shares of our Common Stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or persons who have a functional currency other than the U.S. dollar). In addition, this summary does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or
non-U.S.
jurisdiction or any consideration relating to the alternative minimum tax or the 3.8% tax on net investment income.
For purposes of this summary, a “U.S. Holder” means a beneficial owner of our securities that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•
a corporation, or any other organization taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (as defined in the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this summary, a
“Non-U.S.
Holder” means a beneficial owner of our securities that for U.S. federal income tax purposes is an individual, corporation, estate or trust other than a U.S. Holder.
If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of persons treated as its partners for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our securities through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.
There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our securities.

THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND
NON-U.S.
INCOME AND OTHER TAX LAWS.
U.S. HOLDERS
Distributions on Shares of our Common Stock
As described above under the heading “—Dividend Policy,” we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, those payments generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of the U.S. Holder’s investment, up to such holder’s adjusted tax basis in our Common Stock, as determined on a share-per-share
basis. Any remaining excess will be treated capital gain as described below under the heading “—U.S. Holders - Gain or Loss on Sale, Exchange or Other Taxable Disposition of our Common Stock.”
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.
Gain or Loss on Sale, Exchange or Other Taxable Disposition of our Common Stock
A U.S. Holder will recognize gain or loss on the sale or other taxable disposition (which, in general, would include a complete, and in some cases, a partial, redemption of such holder’s Common Stock as described below) of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.
Redemption of Shares of our Common Stock
In the event that a U.S. Holder’s Common Stock is redeemed, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Common Stock under the tests described below, the tax consequences to the U.S. Holder will be the same as described above under “—U.S. Holders - Gain or Loss on Sale, Exchange or Other Taxable Disposition of our Common Stock.” If the redemption does not qualify as a sale of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution, the tax consequences of which are described above under “—U.S. Holders - Distributions on Shares of our Common Stock.” Whether the redemption qualifies for sale treatment will depend primarily on the total number of shares of our stock treated as held by the U.S. Holder both before and after the redemption. The redemption of Common Stock generally will be treated as a sale of the Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. A redemption of a U.S. Holder’s stock will be substantially disproportionate with respect to the U.S. Holder if the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of common stock is, among other requirements, less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult its tax advisors as to the tax consequences of a redemption, including the application of the constructive ownership rules described above.
If none of the foregoing tests is satisfied, the redemption will be treated as a corporate distribution, the tax consequences of which are described above under “—U.S. Holders - Distributions on Shares of our Common Stock.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Common Stock should be added to the U.S. Holder’s adjusted tax basis in its remaining stock.
NON-U.S.
HOLDERS
Distributions on Shares of our Common Stock
As described above under the heading “—Dividend Policy,” we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, those payments generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be subject to withholding as described below. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of the
Non-U.S.
Holder’s investment, up to such holder’s adjusted tax basis in our Common Stock, as determined on a share-per-share
basis. Any remaining excess will be treated capital gain as described below under the heading
“—Non-U.S.
Holders - Gain on Sale, Exchange or Other Taxable Disposition of our Common Stock.” In addition, if we determine that we are classified as a “United States real property holding corporation,” as defined in the Code, or USRPHC (see
“—Non-U.S.
Holders - Gain on Sale, Exchange or Other Taxable Disposition of our Common Stock,” below), we may withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Any dividends paid to a
Non-U.S.
Holder with respect to shares of our Common Stock generally will be subject to a 30% U.S. federal withholding tax unless such
Non-U.S.
Holder provides the applicable withholding agent with an appropriate and validly completed IRS Form
W-8,
such as:

•
IRS Form
W-8BEN
(or successor form) or IRS Form
W-8BEN-E
(or successor form) certifying, under penalties of perjury, that such
Non-U.S.
Holder is entitled to a reduction in withholding under an applicable income tax treaty; or

•	IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on shares of our Common Stock is not subject to withholding tax because it is effectively connected with conduct of a trade or business in the United States of the
Non-U.S.
Holder (in which case such dividend generally will be subject to regular graduated U.S. federal income tax rates on a net income basis as described below).

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. The certification also may require a
Non-U.S.
Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain
Non-U.S.
Holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.
If dividends are effectively connected with the conduct of a trade or business in the United States of the
Non-U.S.
Holder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such
Non-U.S.
Holder in the United States), the
Non-U.S.
Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the U.S. In addition, if such
Non-U.S.
Holder is taxable as a corporation for U.S. federal income tax purposes, such
Non-U.S.
Holder may be subject to an additional “branch profits tax” equal to 30% of its effectively connected earnings and profits for the taxable year, unless an applicable income tax treaty provides otherwise.
Non-U.S.
Holders that do not timely provide the applicable withholding agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.
Any distribution described in this section would also be subject to the discussion below in the section titled “—Foreign Account Tax Compliance Act.”
Gain on Sale, Exchange or Other Taxable Disposition of our Common Stock
Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” in general, a
Non-U.S.
Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of our Common Stock (including a redemption of our Common Stock, but only if the redemption would be treated as a sale or exchange rather than a distribution for U.S. federal income tax purposes, as described below), in each case regardless of whether those securities are held as part of a Unit, unless (i) such
Non-U.S.
Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a USRPHC at any time within the shorter of the five-year period preceding the disposition and the
Non-U.S.
Holder’s holding period with respect to the applicable shares of our Common Stock, and certain other conditions are met, or (iii) such gain is effectively connected with the conduct by such
Non-U.S.
Holder of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such
Non-U.S.
Holder in the U.S.).
If the first exception applies, the
Non-U.S.
Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which such
Non-U.S.
Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition.
With respect to the second exception above, although there can be no assurance, we believe we are not, and we do not currently anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future.

Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a
Non-U.S.
Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our Common Stock by reason of our status as a USRPHC so long as (a) our Common Stock is regularly traded on an established securities market (within the meaning of Code Section 897(c)(3)) during the calendar year in which such sale, exchange or other taxable disposition of our Common Stock occurs and (b) such
Non-U.S.
Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our Common Stock at any time during the relevant period. If we are a USRPHC and the requirements of (a) or (b) are not met, gain on the disposition of shares of our Common Stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business. In addition, a buyer of our Common Stock from a
Non-U.S.
Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Prospective investors are urged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.
If the third exception applies, the
Non-U.S.
Holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the U.S., unless otherwise provided in an applicable income tax treaty. In addition, a
Non-U.S.
Holder that is a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” on its effectively connected earnings and profits at a rate of 30%, unless an applicable income tax treaty provides otherwise.
Redemption of Shares of our Common Stock
The characterization for U.S. federal income tax purposes of the redemption of a
Non-U.S.
Holder’s Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Common Stock, as described above under “—U.S. Holders - Redemption of Shares of our Common Stock,” and the consequences of the redemption to the
Non-U.S.
Holder will be as described above under
“—Non-U.S.
Holders - Distributions on Shares of our Common Stock” and
“—Non-U.S.
Holders - Gain on Sale, Exchange or Other Taxable Disposition of our Common Stock,” as applicable.
Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections are commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to
non-U.S.
financial institutions and certain other
non-U.S.
entities. Specifically, a U.S. federal withholding tax of 30% may apply to dividends on our common stock paid to a foreign financial institution (as specifically defined by applicable rules), including when the foreign financial institution holds our common stock on behalf of a
Non-U.S.
Holder, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. FATCA withholding tax will also apply to dividends on our common stock paid to a non-financial
foreign entity (as specifically defined by applicable rules) unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Withholding under FATCA will not apply if the foreign financial institution or non-financial
foreign entity otherwise qualifies for an exemption from the rules.
Under certain circumstances, a
Non-U.S.
Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

Backup Withholding and Information Reporting
We or a financial intermediary must report annually to the IRS and to each
Non-U.S.
Holder the gross amount of the distributions on shares of our Common Stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding was not required. In addition to the requirements described above under “—Foreign Account Tax Compliance Act,” a
Non-U.S.
Holder generally will be subject to backup withholding at the then applicable rate for dividends paid to such holder unless such holder furnishes a valid IRS Form
W-8BEN
or IRS Form
W-8BEN-E
(or such other applicable form and documentation as required by the Code or the Treasury regulations promulgated thereunder) certifying under penalties of perjury that it is a
Non-U.S.
Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Dividends paid to
Non-U.S.
Holders subject to the U.S. federal withholding tax, as described above under
“—Non-U.S.
Holders - Distributions on Shares of our Common Stock,” generally will be exempt from U.S. backup withholding.
Information reporting and backup withholding generally will apply to the payment of the proceeds of a disposition of shares of our Common Stock by a
Non-U.S.
Holder effected by or through the U.S. office of any broker, U.S. or
non-U.S.,
unless the holder certifies that it is not a U.S. person (as defined in the Code) and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a
non-U.S.
office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker, and dispositions otherwise effected through a
non-U.S.
office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to a Non-U.S.
Holder where the transaction is effected through a
non-U.S.
office of a U.S. broker or
non-U.S.
office of a
non-U.S.
broker. Prospective investors are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the
Non-U.S.
Holder resides or is incorporated, under the provisions of a specific treaty or agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a
Non-U.S.
Holder can be refunded or credited against such
Non-U.S.
Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

UNDERWRITING
We have entered into an underwriting agreement with Roth Capital Partners, LLC, or Roth Capital, in connection with this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock at the initial public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, the number of shares of common stock set forth below:

Underwriter	Number of Shares
Roth Capital Partners, LLC

Total

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.
We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.
We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase up to an aggregate of                  additional shares of common stock (equal to 15% of the common stock sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriter exercises this option in whole or in part, then the underwriter will be committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock.
Discounts, Commissions and Reimbursement
The underwriter has advised us that the underwriter proposes to offer the shares of common stock to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriter may offer shares to securities dealers at that price less a concession of not more than $                 per share of which up to $                 per share may be reallowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the underwriter.
The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriter of its over-allotment option:

Total
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also agreed to reimburse certain expenses of the underwriter relating to this offering as set forth in the underwriting agreement, including the fees and expenses of the underwriter’s legal counsel, and expenses associated with the review of this offering by FINRA. However, the maximum amount we have agreed to reimburse the underwriter for their accountable expenses will not exceed $135,000.
We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $            .

Underwriter Warrants
Upon the closing of this offering, we have agreed to issue to the underwriter warrants, or the underwriter warrants, to purchase a number of shares of common stock equal to up to 7% of the total shares sold in the initial closing of this public offering. The underwriter warrants will be exercisable at a per share exercise price equal to 110% of the public offering price per share of common stock sold in this offering. The underwriter warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months after the effective date of the registration statement related to this offering.
The underwriter warrants and the shares of common stock underlying the underwriter warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the underwriter warrants or the securities underlying the underwriter warrants, nor will the underwriter engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the underwriter warrants or the underlying shares for a period of 180 days from the effective date of the registration statement. Additionally, the underwriter warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in this offering and their bona fide officers or partners. The underwriter warrants will provide for adjustment in the number and price of the underwriter warrants and the shares of common stock underlying such underwriter warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.
Discretionary Accounts
The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements
We, each of our directors, officers and certain of our stockholders, have agreed for a period of (i) 180 days after the date of this prospectus in the case of our directors and officers and (ii) 180 days after the date of this prospectus in the case of the Company, without the prior written consent of the underwriter, not to directly or indirectly:

•
issue (in the case of us), offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or

•
in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

•	complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

•
enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company’s securities, whether any such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise;

•
sell, agree to sell, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow or otherwise dispose of Company’s securities

•
establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act) with respect to any Company security;

•	make any demand for or exercise any right with respect to, the registration of any Company security;

•
otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Company security, whether or not such transaction is to be settled by delivery of Company securities, other securities, cash or other consideration; or

•	publicly announce an intention to do any of the foregoing.
Electronic Offer, Sale and Distribution of Securities
A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members. The underwriter may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.
Stabilization
In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.
Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while this offering is in progress.
Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.
Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in this offering.
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Other Relationships
The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.
Offer restrictions outside the United States
Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•
to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel
The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ-$$-Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•
to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.
Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.
Japan
The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.
No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by K&L Gates LLP, Irvine, California. Certain matters will be passed on for the underwriter by Pryor Cashman LLP, New York, New York.
EXPERTS
The consolidated financial statements of the Company at December 31, 2020 and December 31, 2019 appearing elsewhere in this prospectus have been included herein in reliance upon the report of Der Vartanian & Associates, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of Der Vartanian & Associates Accountancy Corporation as experts in accounting and auditing. Further, the audited 2021 consolidated financial statements of Envirotech Vehicles, Inc. and the 2020 and 2019 consolidated financial statements of ADOMANI, Inc. were audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and its exhibits and schedules in accordance with SEC rules and regulations. For further information with respect to us and the securities being offered hereby, you should read the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement, including documents that we have incorporated by reference, as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the registration statement or any other such document, each such statement is qualified in all respects by reference to the corresponding exhibit. You should review the complete document to evaluate these statements. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database or our website.
We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including our company, that file electronically with the SEC. You may obtain documents that we file with the SEC at http://www.sec.gov.
We also make these documents available on our website at www.evtvusa.com. Our website and the information contained or connected to our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it part of this prospectus or any accompanying prospectus supplement. You may also request a copy of these filings, at no cost, by writing us at 1425 Ohlendorf Road, Osceola, Arkansas 72370, Attention: Executive Vice President or telephoning us at (951) 407-9860.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus certain of the information we file with the SEC. This means we can disclose important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 26, 2022;

•	our Current Reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on January 7, 2022 and February 8, 2022; and

•
the description of our common stock contained in our Registration Statement on Form 8-A filed with SEC on April 28, 2017, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering of the securities described in this prospectus, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Envirotech Vehicles, Inc., 1425 Ohlendorf Road, Osceola, Arkansas 72370, Attention: Executive Vice President or telephoning us at (951) 407-9860. You may also access the documents incorporated by reference in this prospectus through our website at www.evtvusa.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
ENVIROTECH VEHICLES, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR ADOMANI, INC. AND SUBSIDIARIES.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Envirotech Vehicles, Inc.
Osceola, Arkansas
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Envirotech Vehicles, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2021.
Houston, Texas
April 26, 2022

INDEPENDENT AUDITOR’S REPORT
To the Board of Directors and
Stockholders of Envirotech Drive Systems Inc.
We have audited the accompanying financial statements of Envirotech Drive Systems Inc., which comprise the balance sheet as of December 31, 2020, and the related statements of income, retained earnings, and cash flows for the year then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Envirotech Drive Systems Inc. as of December 31, 2020, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Related Party Transactions
As discussed in Note 4 to the financial statements, the Company engaged related party entities in performing operations, as such our opinion is not modified with respect to that matter.

Der Vartanian & Associates, Accountancy Corporation
Los Angeles, CA
February 05, 2021

ENVIROTECH VEHICLES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$4,846,490	$136,222
Restricted cash	60,035	1,793,910
Marketable securities	8,002,700	—
Accounts receivable	1,428,030	9,000
Inventory, net	3,850,541	—
Inventory deposits	4,503,079	—
Prepaid expenses	332,514	—

Total current assets	23,023,389	1,939,132
Property and equipment, net	272,113	227,561
Goodwill	51,775,667	—
Other non-current assets	236,639	242,025

Total assets	$75,307,808	$2,408,718

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$238,464	$345,383
Accrued liabilities	1,280,020	2,382,660
Notes payable, net	31,788	—

Total current liabilities	1,550,272	2,728,043
Long-term liabilities
Other non-current liabilities	2,427	—
Notes payable, net	13,245	152,835

Total liabilities	1,565,944	2,880,878

Stockholders’ equity (deficit):
Preferred stock, 5,000,000 authorized, $0.00001 par value per share, none issued and outstanding as of December 31, 2021, and December 31, 2020	—	—
Common stock, 350,000,000 authorized, $0.00001 par value per share, 298,160,160 and 1 issued and outstanding as of December 31, 2021, and December 31, 2020, respectively	2,981	100
Additional paid-in capital	81,863,243	—
Accumulated deficit	(8,124,360)	(472,260)

Total stockholders’ equity (deficit)	73,741,864	(472,160)

Total liabilities and stockholders’ equity (deficit)	$75,307,808	$2,408,718

See accompanying notes to consolidated financial statements.

F-
4

ENVIROTECH VEHICLES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2021	2020
Sales	$2,042,844	$88,735
Cost of sales	1,281,468	73,560

Gross profit	761,376	15,175
Operating expenses:
General and administrative	8,238,530	355,231
Consulting	188,703	70,901
Research and development	58,139	—

Total operating expenses, net	8,485,372	426,132

Loss from operations	(7,723,996)	(410,957)
Other income (expense):
Interest income (expense), net	4,412	(2,864)
Gain on debt forgiveness, net of other expense	288,185	7,000

Total other income (expense)	292,597	4,136

Loss before income taxes	(7,431,399)	(406,821)
Income tax recovery (expense)	(220,700)	127,300

Net loss	$(7,652,100)	$(279,521)

Net loss per share to common stockholders:
Basic and diluted	$(0.03)	$(279,521)

Weighted shares used in the computation of net loss per share:
Basic and diluted	229,034,470	1

See accompanying notes to consolidated financial statements.

F-
5

ENVIROTECH VEHICLES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, December 31, 2019	1	$100	$—	$(192,739)	$(192,739)
Net loss	—	—	—	(279,521)	(279,521)

Balance, December 31, 2020	1	$100	$—	$(472,260)	$(472,160)
EVTDS common stock issued for cash	142,558,000	1,325	6,413,785	—	6,415,110
ADOMANI INC. common stock issued in Merger	112,675,558	1,127	55,737,252	—	55,738,379
Post-Merger common stock issued for cash	42,926,601	429	16,485,781	—	16,486,210
Offering costs netted against proceeds from common stock issued for cash	—	—	(188,015)	—	(188,015)
Stock based compensation	—	—	3,414,440	—	3,414,440
Net loss	—	—	—	(7,652,100)	(7,652,100)

Balance, December 31, 2021	298,160,160	$2,981	$81,863,243	$(8,124,360)	$73,741,864
See accompanying notes to consolidated financial statements.

F-
6

ENVIROTECH VEHICLES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(7,652,100)	$(279,521)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	70,279	17,670
Unrealized loss on marketable securities	4,673	—
Provision for bad debt	303,879	—
Stock based compensation expense	3,414,440	—
Gain on debt forgiveness	(290,520)	—
Changes in assets and liabilities:
Accounts receivable	(1,415,657)	(196,750)
Inventory	(3,198,877)	—
Inventory deposits	(4,503,079)	—
Prepaid expenses	693,375	—
Other non-current assets	123,343	—
Accounts payable	(235,306)	80,454
Accrued liabilities	(10,229)	1,904,480
Other non-current liabilities	(240,976)	—

Net cash (used in), provided by operating activities	$(12,936,755)	$1,526,333

Cash flows from investing activities:
Purchase of property and equipment, net	$(27,958)	$(73,091)
Investment in marketable securities	(16,233,213)	—
Sale of marketable securities	8,210,000	—
Cash acquired in merger	3,373,332	—

Net cash (used in) investing activities	$(4,677,839)	$(73,091)

Cash flows from financing activities:
Proceeds from issuance of common stock	$21,107,410	$—
Payments for deferred offering costs	(188,015)	—
Principal advances from (repayments on) debt	(328,408)	152,835

Net cash provided by financing activities	20,590,987	152,835

Net change in cash, restricted cash and cash equivalents	2,976,393	1,606,077
Cash, restricted cash and cash equivalents at the beginning of the period	1,930,132	324,055

Cash and cash equivalents at the end of the period	$4,906,525	$1,930,132

Supplemental cash flow disclosures:
Cash paid for interest expense	$7,705	$—

Cash paid for income taxes	$2,400	$—

See accompanying notes to consolidated financial statements.

F-
7

ENVIROTECH VEHICLES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Operations
Envirotech Vehicles, Inc. (“we,” “us,” “our” or the “Company”) is a provider of purpose-built zero-emission
electric vehicles focused on reducing the total cost of vehicle ownership and helping fleet operators unlock the benefits of green technology. The Company serves commercial and last-mile fleets, school districts, public and private transportation service companies and colleges and universities to meet the increasing demand for light to heavy-duty electric vehicles. The Company’s vehicles address the challenges of traditional fuel price cost instability and local, state and federal regulatory compliance.
On March 15, 2021, the Company completed its acquisition of Envirotech Drive Systems, Inc., a Delaware corporation (“EVTDS”), a supplier of zero-emission
trucks, cargo vans, chassis and other commercial vehicles. The transaction was completed in accordance with an Agreement and Plan of Merger, dated February 16, 2021 (the “Merger Agreement”), by and among the Company, EVTDS and EVT Acquisition Company, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). See Note 3.
The Company was formerly known as ADOMANI, Inc. On May 26, 2021, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation the Company with the Secretary of State of the State of Delaware to change its name from ADOMANI, Inc. to Envirotech Vehicles, Inc., effective as of May 26, 2021.
2. Summary of Significant Accounting Policies
Basis of Presentation
—The consolidated financial statements and related disclosures of EVTDS (see Note 3) as of December 31, 2021, which include the consolidated balance sheet accounts of Envirotech Vehicles, Inc. (formerly ADOMANI, Inc.) and subsidiaries, and for the fiscal period ended December 31, 2021, which include the consolidated results of operations of EVTDS for the entire annual period and include the consolidated results of operations of Envirotech Vehicles, Inc. (formerly ADOMANI, Inc.) and subsidiaries for the post-merger period March 16, 2021 through December 31, 2021.

Principles of Consolidation
—The accompanying financial statements reflect the con
solidation o
f the financial statements of EVTDS, its wholly-owned subsidiary Envirotech Drive Systems, Incorporated, and, from March 16, 2021 forward, the financial statements of Envirotech Vehicles, Inc., ADOMANI California, Inc., Adomani (Nan
tong) Aut
omotive Technology Co. Ltd. (dissolved in December, 2021), ADOMANI ZEV Sales, Inc., Zero Emission Truck and Bus Sales of Arizona, Inc., and ZEV Resources, Inc. All significant intercompany accounts and transactions have been eliminated.
Use of Estimates
—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during
the re
porting period. Actu
al results could differ from those estimates.
Fair Value of Financial Instruments
—The carrying values of the Company’s financial instruments, including cash, accounts receivable
and accounts payable approximate their fair value due to the short-term nature of these financial instruments. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 820, “Fair Value Measurement” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most adv antageou
s market for the asset or

liability in an orderly transaction between market participants on the measurement date. It also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs that are supported by little or no market data and that require the reporting entity to develop its own assumptions.
The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.
Revenue Recognition
—
The Company recognizes revenue from the sales of zero-emission electric vehicles and vehicle maintenance and inspection services. The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers”, which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. At December 31, 2021, the Company did have a concentration of customers; four customers’ balances account for approximately
81
percent of the outstanding accounts receivable; for the year ended December 31, 2021, four customers accounted for approximately
63
percent of the annual revenue recorded.
In applying ASC Topic 606, the Company is required to:
(1) identify any contracts with customers;
(2) determine if multiple performance obligations exist;
(3) determine the transaction price;
(4) allocate the transaction price to the respective obligation; and
(5) recognize the revenue as the obligation is satisfied.
Product revenue also includes the sale of electric trucks and cargo vans. These sales represent a single performance obligation with revenue recognition occurring at the time title transfers. Transfer of title occurs when the customer has accepted the vehicle and signed the appropriate documentation acknowledging receipt. See discussion below related to vehicle maintenance revenue.
The Company provides the option of financing (flooring) to Factory Authorized Representatives (“FARs”) for demo vehicles that are used in their selling process. Flooring agreements are made either expressly or implicitly and last no longer than one year with respect to specific vehicles, as payment for the vehicles is due in full before the first anniversary of the agreement, or upon sale by the FAR of the demo vehicle. The interest rate associated with the flooring agreement is agreed upon at the time of executing the FAR agreement. The
Company has elected the practical expedient allowed by ASC Topic 606 where consideration does not need to be adjusted for financing components of the agreement.
Other revenue for the year ended December 31, 2021 included performing basic vehicle maintenance and detailing, as well as safety inspections for compliance with United States Department of Transportation guidelines. These sales represent a single performance obligation with revenue recognition occurring at the time services are invoiced. These sales did not exist in 2020; were approximately $118,000
 for the year ended December 31, 2021, and will not recur in 2022.

The Company has therefore not provided any additional disaggregation information, as all other revenue relates to the sale of vehicles as discussed above.
Cash and Cash Equivalents
—The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less to be cash equivalents. The recorded value of our restricted cash and cash equivalents approximates their fair value. The Company had $60,035 and $1,793,910 restricted cash at December 31, 2021 and 2020, respectively. The amount at December 31, 2021 relates to balances required by our bank to support certain minor activities. The amount at December 31, 2020 related to subscription agreements outstanding at that date that related to the Merger and was
used to fund the Merger requirements. See Concentration
of Credit Risk below in this Note.

F-
9

Marketable Securities
—
The Company
invests
in short-term, highly liquid, marketable securities, such as U.S. Treasury notes, U.S. Treasury bonds, and other government-backed securities. The Company classifies these marketable securities as held-to-maturity, as the intent is not to liquidate them prior to the respective stated maturity date. At December 31, 2021, the aggregate amount of the Company’s investments in marketable securities was
$8,002,700.
These securities had original maturity dates ranging from 143 days to 364 days, and at December 31, 2021, the remaining maturity dates on these securities ranged from 13 days to 167 days.
There were no investments in marketable securities at
December 31, 2020.

Accounts Receivable and Allowance for Doubtful Accounts—
The
Company establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of its customers. The Company does not generally require collateral for its accounts receivable. The Company had trade accounts receivable of $1,428,030 and $9,000 as
of December 31, 2021 and December 31, 2020, respectively.
A significant portion of the Company’s sales are made to customers who qualify for state-sponsored grant programs which can cover a significant portion, up to most of, a vehicle’s purchase price. Grant monies are paid directly to vehicle dealers like the Company after the customer and the dealer meet state requirements related to the transaction; reimbursements to the dealer may take two to six months from the date of request before being received. The Company does not provide an allowance for doubtful accounts related to sales made utilizing state grant funds, as those funds are guaranteed by the state(s) once awarded. Because the trade accounts receivable balance at December 31, 2021 is from credit-worthy customers, many of whom are our Company’s FARs, and because the December 31, 2020 balance was collected subsequent to that date, no allowance
 has been recorded relative to the trade accounts receivable balance as of December 31, 2021 or December 31, 2020. As discussed above, at December 31, 2021, four customers’ balances account for approximately 81 percent of the outstanding accounts receivable; for the year ended December 31, 2021, four customers accounted for approximately 63 percent of the annual revenue recorded.
Inventory and Inventory Valuation Allowance
—
The Company records inventory at the lower of cost or net realizable value, and uses a First In, First Out (“FIFO”) accounting valuation methodology and establishes an inventory valuation allowance for vehicles that it does not intend to sell in the future. The Company had finished goods inventory on hand of
$3,862,970 as of December 31, 2021 and recorded an inventory valuation allowance of $12,429 related to three vehicles that the Company does not intend to support in the future, resulting in a net inventory balance of $3,850,541 as of December 31, 2021. The Company had no finished goods inventory on hand and no related inventory valuation allowance as of December 31, 2020.
Inventory Deposits—
Certain of our vendors require the Company to pay upfront deposits before they will commence manufacturing our vehicles, and then require progress deposits through the production cycle and before the finished vehicles are shipped. These deposits are classified as inventory deposits in the Balance Sheet. Upon completion of production, acceptance by the Company, and passage of title to the Company, deposits are reclassified to invent ory. The Comp
any had inventory deposits of
$4,503,079 and zero
as of December 31, 2021, and December 31, 2020,
 respectively. Deposits paid to two vendors accounted for 96 percent of the deposits outstanding at December 31, 2021; one different vendor with an affiliation to the two vendors just mentioned accounted for approximately 85 percent of the cost of sales for the year ended December 31, 2021.
Income Taxes
—The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.
EVTDS previously recorded deferred tax benefits from net operating losses in current and prior periods. The Company, in light of the uncertainty of generating future taxable income against which those losses can be offset in order to realize such benefits, has determined that recording a valuation allowance to reduce the deferred income tax assets to the amount that is more likely than not to be realized is appropriate. In making such determinations, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial

operations. As of December 31, 2020, EVTDS did not recognize a full valuation allowance for all deferred tax assets. In March 2021, the Company recognized a full valuation allowance for all deferred tax assets, and as a result, recorded income tax expense of $218,300 for the year ended December 31, 2021.
Accounting for Uncertainty in Income Taxes—
The Company evaluates its uncertain tax positions and will recognize a loss contingency when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. At December 31, 2021 and 2020, respectively, management did not identify any uncertain tax positions.
Net Loss Per Share
—Basic net loss per share is calculated by dividing the Company’s net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period.

Diluted net
loss per share is calculated by dividing the Company’s net loss applicable to common stockholders by the diluted weighted average number of shares of common stock outstanding during the period. The diluted weighted average number of shares of common stock outstanding is the basic weighted number of shares of common stock adjusted for any potentially dilutive debt or equity securities
. As
 of December 31
, 2021
,

6,770,000
shares of the Company’s common stock were subject to issuance upon the exercise of stock options then outstanding and 28,597,994 shares of the Company’s common stock were subject to issuance upon the exercise of warrants then outstanding. There were no
outstanding dilutive instruments at December 31, 2020
.
Concentration of
Credit Risk
—
The Company has credit risks related to cash and cash equivalents on deposit with a federally insured bank, as at times it exceeds the $250,000 maximum amount insured by the Federal Deposit Insurance Corporation (“FDIC”). Additionally, the Company maintains cash and short-term securities invested at Morgan Stanley Private Bank, National Association (“Morgan Stanley”). Between FDIC and the Securities Investor Protection Corporation (“SPIC”) coverage, funds up to $750,000, which may include cash up to $500,000, are insured. In addition, Morgan Stanley provides excess insurance acquired by them from SPIC for an additional $1.9 million in cash and unlimited per customer securities up to a $1 billion cap.
The restricted cash reported by EVTDS as of December 31
, 2020
, combined with additional cash raised in 2021
, was used to fund both the merger closing requirement of $5,000,000 to ADOMANI, Inc. (see Note 3)
and to repay liabilities of EVTDS. The amount of restricted cash and corresponding unpaid current liabilities of EVTDS that is included in the consolidated balance sheet at
December 31, 2021
is zero. During the year ended December 31
,
2021
, the Company’s bank required compensating balances for a subsidiary’s potential lease exposure and for the Company’s credit card limit, resulting in restricted cash of approximately

$60,000.

Impairmen
t of Long-Lived Assets
—Long-lived assets, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates these assets to determine potential impairment by comparing the carrying amount to the undiscounted estimated future cash flows of the related assets. If the estimated undiscounted cash flows are less than the carrying value of the assets, the assets are written down to their fair value. There was no impairment of long-lived assets, or property and equipment, as of December 31
, 2021
and December 31
,
2020
, respecti
vely.
Goodwill—
Goodwill represents the excess acquisition cost over the fair value of the net tangible and intangible assets acquired. Goodwill is not amortized and is subject to annual impairment testing on or between annual tests if an event or change in circumstance occurs that would more likely than not reduce the fair value of a reporting unit below its carrying value. In testing for goodwill impairment, the Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events and circumstances, the Company concludes that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, it can conclude the assessment. If the Company concludes otherwise, the Company is required to perform a quantitative analysis to determine the amount of impairment. A qualitative analysis is performed at the reporting unit level by comparing the estimated fair value of a reporting unit with its respective carrying value to determine the amount of impairment, if any. The Company has determined that it has one reporting unit, and based on both qualitative and quantitative analysis, it is management’s assessment at December 31, 2021 that $51,775,667 in goodwill related to the ADOMANI, Inc. and EVTDS Merger did not experience impairment. See Note 3.
Research and Development
—Costs incurred in connection with the development of new products and manufacturing methods are charged to operating expenses as incurred. Research and development costs were $58,139 for the year ended December 31
, 2021
. No costs were incurred in 2020
.
Stock-Based Compensation
—The Company
accounts
for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, “Compensation-Stock Compensation”, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The f air value of
the equity instrument is charged directly to compensation expense and credited to additional paid-in
capital over the period during which services are rendered. Additionally, in June 2018 the FASB issued Accounting Standards Update (“ASU”)
No. 2018-07,
which simplified several aspects of accounting for nonemployee share-based pay
m
ent transactions by expanding the scope of ASC Topic 718. The guidance is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2018. The Company implemented this change beginning in 2021, as it had no share-based payments to employees prior to the Merger. With respect to the options to purchase
440,000
shares of common stock issued on August 4, 2021 (see Note 9), non-cash stock-based compensation expense was

$
121,132
. An additional $3,293,308 was recorded related to the value of certain options assumed by the merged entity, bringing the total amount recorded for the year ended December 31, 2021 to $3,414,440.

Property and Equipment
—Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets, which range from three to five years, except leasehold improvements, which are being amortized over the life of the lease term. Property and equipment qualify for capitalization if the purchase price exceeds $2,000. Major repairs and replacements, which extend the useful lives of equipment, are capitalized and depreciated over the estimated useful lives of the property. All other maintenance and repairs are expensed as incurred.
Leases
—The Company accounts for leases as required by ASC Topic 842. The guidance requires companies to recognize leased assets and liabilities on the balance sheet and to disclose
key information regarding leasing arrangements.
Recent Accounting Pronouncements
—Management has considered all recent accounting pronouncements issued, but not effective, and does not believe that they will have a significant impact on the Company’s financial statements.

3. Merger
On March 15, 2021, the Company completed its acquisition of EVTDS, a supplier of zero-emission trucks, cargo vans, chassis and other commercial vehicles. The transaction was completed in accordance with the Merger Agreement, by and among the Company, EVTDS and Merger Sub. As a result of such transaction, Merger Sub was merged with and into EVTDS, with EVTDS surviving as a wholly owned subsidiary of the Company (the “Merger”). In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the common stock of EVTDS was automatically converted into the right to receive one share of the common stock of the Company. As a result of the Merger, the Company issued an aggregate of 142,558,001 shares of its common stock to the former EVTDS stockholders, which shares represented

approximately 56% of the total issued and outstanding shares of common stock of the Company as of immediately following the effective time of the Merger. This exchange of shares and the resulting controlling ownership of EVTDS constitutes a reverse acquisition resulting in a recapitalization of EVTDS and purchase accounting being applied to ADOMANI, Inc. under ASC 805 due to EVTDS being the accounting acquirer and ADOMANI, Inc. being deemed an acquired business. This requires financial reporting from the Merger close date forward to reflect only the historic consolidated results of EVTDS and to include the consolidated results for Envirotech Vehicles,
Inc. (formerly ADOMANI, Inc.)
and subsidiaries from March 16, 2021 forward.

The primary reasons EVTDS consummated the merger with ADOMANI, Inc. were the opportunity to immediately become a public company without the process of doing its own initial public offering, affording it the opportunity to more quickly raise capital (see Note 7) and provide liquidity options to its stockholders, at the same time acquiring the infrastructure required of a public company run by people experienced in investor relations and the public company regulatory compliance issues and filings required. In addition, since ADOMANI, Inc. had been the sole customer of EVTDS, the two management teams had experience working with each other and anticipated a smooth transition in addition to obtaining synergies, chief of which was a layer of profit required when 2 separate entities were involved in making and selling a vehicle that was immediately eliminated upon the Merger close, enabling the purchase price of vehicles to
customers to be reduced. The combined entity also was able to exert more pressure on suppliers to reduce vehicle costs, which also supported the price reductions to customers.
At December
 31
, 2020
, EVTDS had subscription restricted cash of $1,793,910

on its balance sheet as a result of offering a restricted subscription agreement to the stockholders of Envirotech Electric Vehicles, Inc., a Canadian entity (“EVT Canada”), to have the right to purchase two shares of EVTDS for every one common share of EVT Canada they owned. The purpose of this subscription agreement was to raise the necessary capital to close the Merger and to provide working capital for EVTDS so that it could pay off certain liabilities and pay for ongoing expenses through the closing of the Merger. A corresponding liability account was also recorded as of
December 31, 2020. The total amount raised just prior to the Merger closing was
$6,415,110. At the closing of the Merger, EVTDS satisfied its obligation to deliver $5 million in cash to ADOMANI, Inc. and repaid the majority of the items discussed above.
This number has decreased to zero in both categories as of December 31, 2021.

EVTDS entered into an exclusive
50-year
distribution agreement as of October 4, 2017 to become the sole USA distributor of EVT Canada. This agreement grants EVTDS the exclusive right in the United States to promote sales, including the right to use trademarks, trade names, service marks and logos and to obtain orders based on sales targets for orders. The agreement also provides that EVT Canada. may not independently appoint additional distributors. The Company obtained this agreement in the Merger.
The following table presents the estimated allocation of the purchase price of the assets acquired and liabilities assumed for the acquisition by EVTDS of ADOMANI, Inc. via the reverse acquisition:

Purchase Price Allocation of ADOMANI, Inc.
Accounts receivable and other current assets	$1,680,926
Property and equipment	86,873
Right of use asset	369,987
Other assets	59,510
Goodwill	51,775,667
Accounts payable and accrued expenses	(820,389)
Lease liability	(369,987)
Notes payable	(417,540)

Purchase price, net of $3,373,332 cash acquired	$52,365,047

This allocation is based on management’s estimated fair value of the ADOMANI Inc. assets and liabilities at March 15, 2021. ADOMANI, Inc. assets were derived from a total value of
 $
53,509,622, based on 112,675,558 shares of common stock outstanding on March 15, 2021 and the closing price that day of $0.4749 per share.

The
fair value of certain of the stock options assumed by EVTDS in the Merger of $2,228,757
(see Note 9) was added to reach an adjusted value of

$55,738,379. From that amount, total assets acquired of $5,570,628 (including a reduction in the carrying value of finished goods inventory of $26,400 to reflect fair value) was deducted, and total acquired liabilities of $1,607,916 were added, in order to arrive at the
 $51,775,667 of
g
oodwill recorded
, none of which will be deductible for future income tax purposes.
The Company incurred approximately $415,472 in transaction costs related to the Merger
, which were
expensed.
Since the closing of the Merger on March 15, 2021, primarily due to the fact that EVTDS brought no employees or sales people to the merged entity, and that sales and operating activities have been conducted on a company-wide basis, not on the basis of either EVTDS alone or the ADOMANI entities alone, other than nominal expense items related to EVTDS leases assumed in the Merger (see Notes 11 and 13), all accounting subsequent to the closing of the Merger has been and will continue to be done on a consolidated basis. The Company therefore is not able to segregate the operating results of operations between the formerly separate entities in the current periods.
Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the combined results of operations for the Company and gives effect to the Merger discussed above as if it had occurred on January 1, 2020 and on January 1, 2021. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations for the years ended December 31, 2020 and 2021, respectively, that would have been realized if the Merger had occurred on January 1, 2020 or January 1, 2021, nor does it purport to project the results of the merged entity in future periods. The pro forma financial information does not give effect to any anticipated integration costs related to the merged entities.

	For the years ended December 31
Pro forma combined results of operations	2021	2020
Sales	$1,740,255	$627,166
Net loss	$(10,296,024)	$(4,666,079)
The adjustments for the year ended December 31, 2020 resulted in a reduction in sales of
$79,735 and a $15 decrease in net loss. The adjustments for the
y
ear
ended
December 31
, 2021
resulted in a reduction of sales of $319,000 and a $91,800 increase in net loss. Both sales adjustments resulted from sale of vehicles by EVTDS to ADOMANI, Inc. However, the actual loss for ADOMANI, Inc. for the period January 1
, 2021
through March 15
, 2021
that is included in this pro forma information included an adjustment to fully amortize the unamortized stock-based compensation expense related to outstanding stock options that fully vested at the closing of the Merger. This adjustment increased pro forma expenses, and therefore the pro forma net loss for the year ended December 31, 2021 by approximately
 $1,826,623 more than would otherwise have been recorded absent the consummation of the
Merger.
4. Property and equipment, net
Components of property and equipment, net consist of the following as of December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020

Furniture and fixtures	$41,799	$—
Leasehold improvements	28,112	30,166
Machinery & equipment	86,266	92,853
Vehicles	252,724	128,999
Test/Demo vehicles	15,784	—

Total property and equipment	424,685	252,018
Less accumulated depreciation	(152,572)	(24,457)

Net property and equipmen t	$272,113	$227,561

Depr
eciation expense was $70,729 and $17,670 for the years ended December 31, 2021 and 2020, respectively.
5. Income Taxes
The cumulative estimated net operating loss (“NOL”) carry-forward is $31,347,786 (including $745,047 for EVTDS through 2020) and $0 at December 31, 2021 and 2020, respectively. $16,955,180 of carry-forward may be carried forward indefinitely while $14,393,606 will expire by 2027. EVTDS recognized a cumulative tax benefit of $218,300 on its financial statements through the year ended December 31, 2020, and therefore did not reserve the deferred tax asset. As mentioned in Note 2, that benefit has been reversed and recorded as income tax expense in the consolidated results of operations for the year ended December 31. 2021, effectively establishing a valuation allowance for it. Due to the enactment of the Tax Cuts and Jobs Act of 2017, the corporate tax rate for those tax years beginning with 2018 has been reduced to 21%. Therefore, the cumulative tax effect of the NOL carryforward at the expected rate of 21% comprising the Company’s net deferred tax amount is as follows:

	December 31,
	2021	2020
Tax effected net operating loss	$866,991	$—
Deferred tax asset attributable to:
Net operating loss carryover	5,716,044	—
Research and development tax credit carryforward	274,891	—

Sub-total	6,857,926	—
Valuation allowance	(6,857,926)	—

Net deferred tax asset	—	—

Cumulative NOL	$31,347,786	$—
Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryover for federal income tax reporting purposes are subject to annual limitations. The net operating loss carry-forward includes the years 2012 through 2021 for the Envirotech Vehicles, Inc./ADOMANI, Inc. losses, and includes the years 2014 through 2020 for EVTDS, as the 2021 EVTDS loss is included in the consolidated Envirotech Vehicles, Inc. loss. Because a change in ownership occurred as a result of the Merger, net operating loss carryover will be limited as to use in future years. Federal tax returns for tax years since 2017 are still open for examination by the Internal Revenue Service.
6. Debt
As of December 31, 202
0
, EVTDS had a $150,000 loan outstanding payable to the U.S. Small Business Administration (“SBA”) under the Economic Injury Disaster Loan (“EIDL”) program administered by the SBA, which program was expanded pursuant to the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”). The EIDL loan was evidenced by a promissory note, with interest accruing on the outstanding principal at the rate of 3.75% per annum. As of December 31, 2020 the principal and accrued interest on the EIDL loan was $152,835, which was reflected on the consolidated balance sheets as long-term notes payable. In connection with the Merger (see Note 3), EVTDS repaid the loan and accrued interest in full in the amount of $153,668.
On May 6, 2020, ADOMANI, Inc. received $261,244 in loan funding from the Paycheck Protection Program (the “PPP”) established pursuant to the CARES Act and administered by the SBA. The unsecured loan (the “PPP Loan”)
 was evidenced
by a promissory note of the Company, dated May 3, 2020 (the “PPP Note”) in the principal amount of $261,244 with Wells Fargo Bank, N.A. (“Wells Fargo”), the lender. The PPP provides for loans to be forgiven under certain circumstances if provisions are met. Under the terms of the PPP Note and the PPP, interest accrues on the outstanding principal at the rate of 1.0% per annum. The term of the PPP Note is two years, though it may be payable sooner in connection with an event of default under the PPP Note. To the extent the loan amount is not forgiven under the PPP, the Company will be obligated to make equal monthly payments of principal and interest beginning on November 1, 2020 through the maturity date of May 3, 2022
. The Company filed its forgiveness application on October 16, 2020 and was notified by Wells Fargo on January 6, 2021 that its PPP Loan had been approved internally for 100%

forgiveness, and had been forwarded to SBA for their approval. On May 26, 2021, Wells Fargo sent a letter to the Company at its former corporate office address which did not get forwarded to its new address. After inquiring of Wells Fargo why no decision had been made on the forgiveness of the loan, the Company was informed on August 23,
2021 that its loan had been forgiven in May and that there was no balance due. Wells Fargo subsequently provided a copy of the May 26, 2021 letter to the Company. Accordingly, the
 $10,000

that was advanced as part of the Company’s application for the EIDL loan (see below) but was not required to be repaid in connection with the forgiveness of the PPP loan, was removed from current liabilities and reflected as miscellaneous income during the year ended December 31, 2021.
On May 20, 2020 ADOMANI, Inc. received
 $150,000

in loan funding from the SBA under the EIDL program administered by the SBA, which program was expanded pursuant to the CARES Act. The EIDL loan was evidenced by a promissory note, dated May 17, 2020 (the “EIDL Note”) in the original principal amount of $150,000 with the SBA, the lender. Under the terms of the EIDL Note, interest accrues on the outstanding principal at the rate of
 3.75%

per annum. The term of the EIDL Note is
 thirty years,

though it may be payable sooner upon an event of default under the EIDL Note. Under the EIDL Note, the Company would have been obligated to make equal monthly payments of principal and interest beginning on
 May 18, 2022
through the maturity date of May 18, 2050.
The EIDL loan and accrued interest in the amount of

$154,817

was repaid without penalty on May 17, 2021.
On June 15, 2021, the Company entered into an equipment financing agreement with Navitas Credit Corp. in connection with the purchase of certain inventory management software. The $63,576 loan is payable over twenty four months, beginning in July, 2021, with monthly payments of $2,648.99.
As of December 31, 2021,
 $31,788 is reflected on the consolidated balance sheet as current notes payable while $13,245 is classified as long-term notes payable.
Effective May 2, 2018, ADOMANI, Inc. secured a line of credit from Morgan Stanley. Borrowings under the line of credit bear interest at

30
-day

LIBOR plus 2.0%. There is no maturity date for the line, but Morgan Stanley may at any time, in its sole discretion and without cause, demand the Company immediately repay any and all outstanding obligations under the line of credit in whole or in part. The line is secured by the cash and cash equivalents maintained by the Company in its Morgan Stanley accounts. Borrowings under the line may not exceed 95% of such cash, cash equivalents, and marketable securities balances.
The maximum amount the Company could borrow at December 31, 2021, was approximately
 $10.4 million; there was no principal amount outstanding at that date. The line of credit and related interest expense was repaid in full on February 3, 2020. The line of credit is still available to the Company, but there is no current plan to borrow from it.

7. Common Stock
On March 15, 2021, in connection with the closing of the Merger, the Company issued 142,558,001 shares of its common stock to the former stockholders of EVTDS in exchange for their shares of EVTDS (see Note 3), increasing the total number of outstanding shares of common stock of the Company to 255,233,559 as of immediately following the closing of the Merger.
On December 24, 2020, ADOMANI, Inc. entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors, whereby the Company agreed to sell, and the investors agreed to purchase, shares of common stock of the Company, and warrants (the “Warrants”) to purchase additional shares of the Company’s common stock (the “Financing”).
The first closing of the Financing occurred on December 29, 2020. ADOMANI, Inc. raised net cash proceeds, net of offering costs, of approximately
$5.3 million through the sale and issuance of 11,500,000 shares of its common stock at a purchase price equal to $0.50 per share and Warrants to purchase up to an aggregate of
F-1
6

8,625,001 shares of its common stock at an exercise price of $0.50 per share. The share and Warrant amounts issued include
 650,000 shares and 487,500

Warrants issued to the underwriter in lieu of paying
 $325,000

of fees in cash. Since this ADOMANI, Inc. activity occurred before the close of the Merger, it is not reflected in the EVTDS financial statements for the year ended December 31, 2020, but as stated above, is discussed here because it was primarily the source of the approximate $3.3 million cash acquired by EVTDS in the Merger that closed on March 15, 2021. See Note 3.
The second closing of the Financing was completed on May 7, 2021, following the closing of the Merger (see Note 3) and the subsequent effectiveness of the Registration Statement on Form
S-3
(File
No. 333-255341)
filed with the SEC on April 19, 2021, registering for resale the shares of the Company’s common stock sold, and the shares issuable under the Warrants issued, in connection with the Financing. At the second closing of the Financing, the Company raised aggregate net cash proceeds of
$16,274,991

through the sale and issuance of an additional 38,333,333 shares of its common stock at a purchase price equal to $0.45 per share, and additional Warrants to purchase up to an aggregate of 19,166,667 shares of its common stock at an exercise price of $1.00 per share. The share and Warrant amounts issued include 2,166,666 shares and a Warrant to purchase 1,083,330 shares issued to the underwriter in lieu of paying $975,000 of fees in cash.
In addition to the $16,274,991 cash equity proceeds discussed in the previous paragraph, the Company also received $211,219 cash equity proceeds from the exercise of various stock option agreements as discussed in Note 9.
8. Stock Warrants
As a result of the Merger closing (see Note 3), as of March
15
, 2021, the Company had outstanding warrants to purchase an aggregate of

10,681,327
shares of common stock,

2,056,326
of which were exercisable. The warrants were previously issued by ADOMANI, Inc. and assumed in the Merger. Of the 10,681,327 outstanding at the Merger date, 1,250,000 expired unexercised on August 31, 2021. In connection with the second closing of the Financing discussed in Note 6, the Company issued additional warrants to purchase up to
19,166,667

shares of its common stock, all of which were exercisable as of December 31, 2021.
The Company’s outstanding warrants as of December 31, 2021 is summarized as follows
, and all were exercisable at that date (see
Note

7):

	Number of Shares	Exercise Price	Remaining Contractual Life (years)
Outstanding warrants expiring June 9, 2022	199,659	$6.00	0.46
Outstanding warrants expiring June 9, 2022	350,000	$5.00	0.46
Outstanding warrants expiring January 9, 2023	256,667	$3.75	1.03
Outstanding warrants expiring January 28, 2025	8,625,001	$0.50	4.00
Outstanding warrants expiring May 7, 2026	19,166,667	$1.00	4.35

Outstanding warrants on December 31, 2021	28,597,994	$0.96	4.14

The Warrants issued as part of the Purchase Agreement (see Note 6) contain a call provision whereby the Company, after the
13-month
anniversary of the issuance date, and if the volume weighted average price of the common stock for such date exceeds four times the exercise price of the warrants for 20 consecutive trading days, may call the Warrants that have not previously been exercised, and the Warrant holders have ten trading days within which to exercise before the Warrants may be cancelled
.
As of December 31, 2021, the outstanding warrants have no intrinsic value.

F-1
7

9. Stock Options
As a result of the Merger closing (see Notes 2 and 3) there were 12,992,857 fully vested stock options outstanding at March
15
, 2021 that were previously issued by ADOMANI, Inc. and assumed in the Merger. The outstanding options at December 31, 2021 consisted of the following:

	Number of Shares	Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding EVTDS at December 31, 2020	—	—	—
Options acquired in Merger	12,992,857	$0.29	4.61
Exercised	(5,750,713)	$0.12
Cancelled / Forfeited at $0.12 Exercise Price	(67,144)	$0.12
Cancelled / Forfeited at $0.45 Exercise Price	(210,000)	$0.45
Cancelled / Forfeited at $1.31 Exercise Price	(195,000)	$1.31
Subtotal, as follows:	6,770,000
Outstanding Options at $0.12 Exercise Price	1,000,000	$0.12	0.21
Outstanding Options at $0.45 Exercise Price	5,635,000	$0.45	8.20
Outstanding Options at $1.31 Exercise Price	135,000	$1.31	6.30
Outstanding at December 31, 2021	6,770,000	$0.42	6.98
On June 14, 2021, options to purchase 33,571 shares of common stock were exercised at a price of $0.12 per share, resulting in a payment to the Company of $4,029. Also on June 14, 2021, options to purchase an aggregate of 67,144 shares of common stock with an exercise price of $0.12 per share, options to purchase 75,000 shares of common stock with an exercise price of $0.45 per share, and options to purchase 60,000 shares of common stock with an exercise price of $1.31 per share were forfeited by the former holder thereof, as they were not exercised prior to the expiration date specified with respect to such options.
On June 25, 2021, options to purchase 358,571 shares of common stock were exercised by an officer of the Company at a price of $0.12 per share, resulting in a payment to the company of $43,029.
On July 23, 2021, options to purchase 358,571 shares of common stock were exercised by a former officer of the Company at a price of $0.12 per share, resulting in a payment to the company of $43,029. On July 29, 2021, options to purchase an aggregate of 135,000 shares of common stock with an exercise price of $0.45 per share and options to purchase 135,000 shares of common stock with an exercise price of $1.31 per share were forfeited by the same former officer of the Company as they were not exercised prior to the 90th day following his resignation of employment.
On August 4, 2021, the Company’s Compensation Committee granted Phillip W. Oldridge, the Company’s Chief Executive Officer and Chairman of the Board, and a member of its board of directors, options to purchase 440,000 shares of common stock at an exercise price of $0.2753 per share. The Committee determined that Mr. Oldridge would be immediately vested in the options granted. The options were valued using the Black-Scholes option-pricing model, resulting in fair market value of $121,132 for the options which expire on August 3, 2031. The assumptions used in the valuation of the options included an expected term of ten years, volatility of 172.40%, and a risk-free interest rate of 1.56%. Because these options were fully vested and

F-1
8

exercisable as of the grant date, the fair market value of $121,132 was recorded as stock-based compensation expense at the date of grant. Mr. Oldridge exercised these options on November 30, 2021.
On December 7, 2021, options to purchase 5,000,000 shares of common stock were exercised by the former President and CEO of the Company at a price of $0.10 per share. The former officer elected to pay the $500,000 exercise price for the shares with shares, so was issued 3,402,555 shares.
As of December 31, 2021, outstanding options had intrinsic value of $152,800.
10. Related Party Transactions
The Company has entered into an engagement agreement (the “SRI Services Agreement”) with SRI Professional Services, Incorporated (“SRI”), pursuant to which the Company engaged SRI to provide certain services in connection with the day-to-day
operations of the Company, including the issuing of invoices to customers and making payments on behalf of the Company with respect to month-to-month
leases of facilities, vehicles and trailers under separate agreements between the Company and SRI, including the SRI Equipment Leases and the SRI Office Leases further described in the following paragraphs in this Note 10, as well as Notes 11 and 13. The term of the SRI Services Agreement will continue for a period of three months unless earlier terminated by the parties in accordance therewith, and it is contemplated that an aggregate of
 $26,042
will be paid by the Company to SRI in consideration of the services rendered under the SRI Services Agreement. Phillip W. Oldridge, the Company’s Chief Executive Officer and Chairman of the Board, and a member of its board of directors, serves as an executive officer and a member of the board of directors of SRI.
The Company has entered into lease agreements with SRI (the “SRI Equipment Leases”), pursuant to which the Company leases equipment used in connection with the operation of its business. The SRI Equipment Leases provide for the leasing of two vehicles that commenced on January 1, 2020 and the combined rent under such leases is $3,880 per month, and a separate SRI Equipment Lease provides for a trailer lease that commenced on December 1, 2019, under which the rent is $3,891 per month. The total monthly payment obligations of the Company under the SRI Equipment Leases is $7,771.
EVTDS has entered into a cancelable
month-to-month
lease with SRI (the “SRI Office Lease”), pursuant to which EVTDS has leased office and warehouse space in the Porterville, California area for a term that commenced on

January 1, 2020
. The monthly rent under the SRI Office Lease is $
910
.
In addition to the SRI Services Agreement, the SRI Equipment Leases, and the SRI Office Lease, during the three months ended June 30, 2021, the Company purchased a heavy-duty pick-up truck and a trailer from SRI for
 $81,293. The Company intends to use such equipment to transport its electric vehicles to and from customer demonstration sites and to and from equipment outfitters when the vehicles have custom bodies and accessories added for specific customers.
The Company has entered into a commercial lease agreement (the “ABCI Office Lease”) with Alpha Bravo Charlie, Inc. (“ABCI”) that commenced on April 1, 2020, for the lease of office space in Porterville, California. The monthly rent for this facility is $2,800.
See Notes 11 and 13. Phillip W. Oldridge, the Company’s Chief Executive Officer and Chairman of the Board, and a member of its board of directors, is a director of ABCI.
During the three months ended June 30, 2021, the Company purchased two used automobiles from Mr. Oldridge for an aggregate purchase price of $33,250. The Company purchased such vehicles from Mr. Oldridge for use by the Company’s employees for sales calls and other business purposes and are housed at the Company’s Corona, California, corporate offices.

In connection with the closing of the Merger in March 2021, the Company purchased two electric trucks from Mr. Oldridge for an aggregate purchase price of $128,000. The purchase price for such vehicles was paid in full to Mr. Oldridge during the three months ended
June 30, 2021.

Prior
 to the closing of the Merger, Mr. Oldridge had permitted the vehicles to be used by the Company as customer demonstration vehicles for no cost. The purchase price of $
64,000
per vehicle was less than the purchase price of $
83,000
per vehicle that ADOMANI, Inc. had paid to EVTDS for similar vehicles in prior transactions.
One of the vehicles purchased by the Company was subsequently sold to a customer of the Company in March 2021 and the second truck remains in the Company’s inventory at December 31, 2021.

11. Commitments
Operating Leases
The Company has entered into the SRI Equipment Leases (see Note
10
). Rent expense under the SRI Equipment Leases for the year ended December 31, 2021 was $93,247, and was $99,247 for the year ended December 31, 2020, respectively.
The Company has entered into the SRI Office Lease (see Note 10). Rent expense under the SRI Office Lease for the year ended December 31, 2021 was $24,711, and was $10,920 for the year ended December 31, 2020, respectively.
The Company has entered into the ABCI Office Lease (see Note 10). Rent expense under the ABCI Office Lease for the year ended December 31, 2021 was $30,800, and was $25,200 for the year ended December 31, 2020.
In February 2017, ADOMANI, Inc. signed a lease for storage space in Stockton, California to serve as a location to store vehicles and other equipment utilized for marketing and trade-show purposes. The lease is on a month-to-month
basis and can be terminated by either party with

30-
days’
notice. The total amount due monthly is

$
1,000
.
In October 2017, ADOMANI, Inc. signed a non-cancellable lease for its former corporate office space in Corona, California, to serve as its corporate headquarters. The lease was for a period of
 65 months, terminating February 28, 2023. The base rent for the term of the lease was $568,912.

The total amount due monthly is $7,600 at commencement and would have escalated to $10,560 by its conclusion had ADOMANI, Inc. remained a tenant. In November 2020, ADOMANI, Inc. vacated this space following staff reductions and moved remaining staff into the space discussed in the following paragraph. The Company ceased paying the rent on this facility after October 2020, but the expense was accrued. Two of the four suites covered by this lease were re-leased
by the building management in March and April 2021, ending the Company’s obligation on those two suites. In June 2021, the landlord advised the Company that the remaining two suites were re-leased
with a commencement date of September 1, 2021. On July 2, 2021, a resolution was reached with the landlord, whereby the parties mutually agreed to terminate the lease as of July 31, 2021 and the Company would be released from all obligations under the lease, in consideration of the Company’s agreement to pay the landlord an amount equal
to

$
60,630
,
 representing the aggregate amount then owed to the landlord under the lease net of the Company’s
$11,616
security deposit retained by the landlord, which amount was paid in full on July 2, 2021. See Note 13.
In December 2019, ADOMANI, Inc. signed a lease for combined office space and warehouse location in Corona, California. The facility had been used to conduct research and development activity, stage materials, assemble and/or manufacture vehicles, perform pre-delivery
inspections, test demo vehicles, and securely store vehicles, equipment, parts and finished goods vehicle inventories prior to November 2020 when ADOMANI, Inc. vacated its former corporate office space in Corona, California, and made such facility the new corporate office location in addition to its prior use. The lease is for a period of

36

months, commencing on

January 1, 2020
, and terminating on

December 31, 2022
. The base rent for the term of the lease was $
495,720
, with $

due per
month for fire sprinkler alarm monitoring and landscape maintenance. The base rent amount due monthly was $
13,108

at commencement and will escalate to $
13,906

by its
conclusion. See Note 14.

On February 4, 2020, ADOMANI, Inc. signed a sublease agreement with Masters Transportation, Inc. (“Masters”) for Masters to occupy a portion of the Corona, California, facility that the Company occupied effective January
 1, 2020 (see above). The effective date of the Masters’ sublease was February 1, 2020, and it expires when the Company’s lease on the Corona, California facility expires on December 31, 2022. Under the sublease, Masters is obligated to pay the Company monthly rent payments in an amount equal to $6,000 at commencement and thereafter escalating to $6,365 by its conclusion. See Note 14.
The Company’s total net rent expens
e for the year e
nded December 31, 2021 was $252,546, respectively. The total net rent expense for the year ended December 31, 2020 was $154,425.

Other Agreements
Effective January 1, 2017, the Company entered into an employment agreement with Michael Menerey, its Chief Financial Officer. The term of the employment agreement was five years and the agreement provides for an initial annual base salary of $200,000. Effective January 1, 2020, Mr. Menerey’s annual base salary was increased to $215,000. On November 1, 2020, Mr. Menerey agreed to reduce his compensation to $150,000 indefinitely. Mr. Menerey retired on January 2, 2022.
On December 31, 2021, the Company entered into employment agreements with Phillip W. Oldridge (the “Oldridge Agreement”), its Chief Executive Officer, and with Susan M. Emry (the “Emry Agreement”), its Executive Vice President. According to the Oldridge Agreement, effective as of March 1, 2021, Mr. Oldridge will receive an annual base salary of $300,000, payable in semi-monthly installments consistent with the Company’s payroll practices. Mr. Oldridge will also receive participation in medical insurance, dental insurance, and the Company’s other benefit plans. Under the Oldridge Agreement, Mr. Oldridge will also receive an amount equal to five percent of the net income of the Company on an annual basis and will be eligible for a bonus at the sole discretion of the Company’s Board of Directors (the “Board”). The Oldridge Agreement also provides for an automobile monthly allowance of $1,500. Mr. Oldridge’s employment shall continue until terminated in accordance with the Oldridge Agreement. If Mr. Oldridge is terminated without cause or if he terminates his employment for good reason, Mr. Oldridge will be entitled to receive
(i) one-year
of base salary, (ii) reimbursement of reimbursable expenses in accordance with the Oldridge Agreement, (iii) any bonus that would have been payable within the twelve months following the date of termination, and (iv) the value of any accrued and unused paid time off as of the date of termination. According to the Emry Agreement, effective on January 1, 2022, Mrs. Emry will receive an annual base salary of $200,000 and will be eligible for a bonus at the sole discretion of the Board. Mrs. Emry will also receive participation in medical insurance, dental insurance, and the Company’s other benefit plans. Mrs. Emry’s employment shall continue until terminated in accordance with the Emry Agreement. If Mrs. Emry is terminated without cause or if she terminates her employment for good reason, Mrs. Emry will be entitled to receive
(i) one-year
of base salary, (ii) reimbursement of reimbursable expenses in accordance with the Emry Agreement, and (iii) the value of any accrued and unused paid time off as of the date of termination.
The following table summarizes the Company’s future minimum payments under contractual commitments, excluding debt, as of December 31, 2021:

	Payments due by period
	Total	Less than one year	1 - 3 years	4 - 5 years	More than 5 years
Operating lease obligations	$46,173	$46,173	$—	$—	$—
Employment contracts	2,500,000	500,000	1,500,000	500,0000	—

Total	$2,546,173	$546,173	$1,500,000	$500,000	$—

12. Contingencies
Except as set forth below, we know of no material, existing or pending, legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no

F-
21

proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.
On December 17, 2019
, GreenPower Motor Company Inc., a public company incorporated under the laws of British Columbia (“GreenPower”), of which Phillip W. Oldridge, the Company’s Chief Executive Officer and Chairman of the Board, and a member of its board of directors, previously served as a senior officer and a member of its board of directors, filed a notice of civil claim, captioned GreenPower Motor Company Inc. v. Phillip Oldridge et al., Action No
.
S-1914285
,
in the Supreme Court of British Columbia, against Phillip Oldridge, his trust, EVTDS and certain other companies affiliated therewith. The notice of civil claim alleges that Mr. Oldridge breached certain fiduciary duties owed to GreenPower by working with certain parties in direct competition with and at the expense of GreenPower. GreenPower alleges that the Company conspired with Mr. Oldridge to build its business, competing products and unfairly compete with GreenPower. GreenPower seeks general damages, special damages and punitive damages, plus interest and costs against EVTDS. On February 2, 2020
, the Company and the other companies affiliated therewith named in the notice of civil claim filed a response to the civil claim in which they denied certain of the allegations and asserted that certain other facts were outside of their knowledge. Fact discovery, through document disclosure and examinations for discoveries, in this matter remain ongoing. We believe that the lawsuit is without merit and intend to vigorously defend the action.
On or about July 18, 2021, GreenPower and GP Greenpower Industries Inc., (collectively “the GreenPower entities”) filed a counterclaim against David Oldridge, Phillip Oldridge, the Company and other companies in Supreme Court of British Columbia Action No. S207532. The counterclaim alleges that David Oldridge, Phillip Oldridge, the Company and other companies committed the tort of abuse of process by causing 42 Design Works Inc., to commence a lawsuit against the GreenPower entities. Additionally, GreenPower entities also advanced claims against David Oldridge, Phillip Oldridge, the Company and other companies for conspiracy. The pleadings in this lawsuit have not closed and we intend to vigorously defend the counterclaim.
On February 8, 2022, GreenPower Motor Company, Inc., a Delaware Corporation, and GreenPower Motor Company Inc., a Canadian Corporation, filed a complaint captioned GreenPower Motor Company, Inc. v. Philip Oldridge, et al., Case No. 5:22-cv-00252 in the United States District Court for the Central District of California. The complaint names the Company and the following affiliated entities, officers, or directors: Phillip Oldridge, Envirotech Electric Vehicles Inc., Envirotech Drive Systems Incorporated US, Envirotech Drive Systems Incorporated Canada, Sue Emry, David Oldridge, S&P Financial and Corporate Services, Inc. GreenPower also named the Philip Oldridge Trust and a purported entity called EVT Motors, Inc., but has since dismissed those parties. The complaint alleges (i) RICO violations, (ii) conspiracy to commit RICO violations, (iii) breach of fiduciary duties, (iv) breach of an employment contract, (v) conversion of GreenPower property, (vi) violation of the Defend Trade Secrets Act, and (vii) violations of California’s Business and Profession Code. The complaint seeks an undisclosed amount of compensatory and punitive damages, injunctive relief to prevent the alleged anti-Competitive behavior, restitution for harm, an award of treble damages, and associate fees and costs. The complaint’s allegations are centered around the same assertions in the pending Canadian litigation.
The Company has been served and its response to the Complaint is due May 10, 2022. We believe that the lawsuit is without merit and intend to vigorously defend the action.
On August 23, 2018, a purported class action lawsuit captioned M.D. Ariful Mollik v. ADOMANI, Inc. et al., Case No. RIC 1817493, was filed in the Superior Court of the State of California for the County of Riverside against us, certain of our executive officers, Edward R. Monfort, the former Chief Technology Officer and a former director of ADOMANI, Inc., and the two underwriters of our offering of common stock under Regulation A in June 2017. This complaint alleges that documents related to our offering of common stock under Regulation A in June 2017 contained materially false and misleading statements and that all defendants violated Section 12(a)(2) of the Securities Act, and that we and the individual defendants violated Section 15 of the Securities Act, in connection therewith. The plaintiff seeks on behalf of himself and all class members: (i) certification of a

F-2
2

class under California substantive law and procedure; (ii) compensatory damages and interest in an amount to be proven at trial; (iii) reasonable costs and expenses incurred in this action, including counsel fees and expert fees; (iv) awarding of rescission or rescissionary damages; and (v) equitable relief at the discretion of the court. Plaintiff’s counsel has subsequently filed a first amended complaint, a second amended complaint, a third amended complaint, and a fourth amended complaint. Plaintiff Mollik was replaced by putative class representatives Alan K. Brooks and Electric Drivetrains, LLC. Alan K. Brooks was subsequently dropped as a putative class representative. On October 27, 2020, we answered the fourth amended complaint, generally denying the allegations and asserting affirmative defenses. On November 5, 2019, Network 1 and Boustead Securities (together the “Underwriters”) filed a cross-complaint against the Company seeking indemnification under the terms of the underwriting agreement the Company and the Underwriters entered for the Company’s initial public offering (the “Underwriting Agreement”). On December 10, 2019, the Company filed its answer to the Underwriters’ cross-complaint, generally denying the allegations and asserting affirmative defenses. Also on this date, the Company filed a cross-complaint against the Underwriters seeking indemnification under the terms of the Underwriting Agreement. On January 14, 2020, Mr. Monfort filed a cross-complaint against the Underwriters seeking indemnification under the terms of the Underwriting Agreement. On January 15, 2020, Mr. Monfort filed a cross-complaint against the Company seeking indemnification under the terms of the Company’s Amended and Restated Bylaws and Section 145 of the Delaware General Corporation Law. On February 18, 2020, we filed an answer to Mr. Monfort’s cross-complaint, generally denying the allegations and asserting affirmative defenses.
On March 2, 2021, Electric Drivetrains filed its motion for class certification. On March 17, 2021, the court held a case management conference. At the case management conference, the court set a tentative schedule for class discovery and briefing on the motion for class certification. On June 2, 2021, Electric Drivetrains and ADOMANI filed a stipulation extending the deadline for class certification discovery proposing the following deadlines: close of class discovery on September 28, 2021; defendants’ opposition to the motion for class certification due on October 28, 2021; plaintiff’s reply in support of its motion due on November 29, 2021; a case management conference on December 13, 2021 to set a date for hearing on the merits of the motion for class certification. Electric Drivetrains settled its claims against Mr. Monfort. The Underwriters have reached settlements with Electric Drivetrains on the primary claims in this matter. All defendants are maintaining their cross claims against each other. On July 13, 2021, Electric Drivetrains’ counsel moved to be relieved as counsel and on August 23, 2021, the court granted this motion. Also on August 23, 2021, the Clerk of Court issued an order to show cause why the complaint should not be stricken and matter dismissed for failure to retain new counsel to Electric Drivetrains. On October 28, 2021, Electric Drivetrains filed a substitution of attorney, substituting J. Ryan Gustafson of Good Gustafson Aumais LLP as its new counsel. On December 10, 2021, the Court vacated the order to show cause. On January 20, 2022, Mr. Monfort dismissed his cross-complaint for indemnification against the Company. On March 28, 2022, Electric Drivetains forwarded its proposed Fifth Amended Complaint, in which it: i) drops certain class allegations; ii) adds certain state law claims (various violations of California Corporations Code), aider and abettor liability, and negligent misrepresentation, but leaves the remaining claims against defendants intact. Electric Drivetrains LLC has until April 11, 2022 to determine whether it will stipulate to the filing of the amended complaint. A status conference is scheduled for June 16, 2022. We believe that the lawsuit is without merit and intend to vigorously defend the action.
On January 20, 2022, Mr. Monfort dismissed his cross-complaint for indemnification against the Company in the Mollik action. On April 8, 2022, the Company and Boustead Securities, LLC (“Boustead”) settled their respective cross-claims against each other in both the Mollik action and Brooks action (see below) in exchange for the Company paying fifty thousand dollars ($50,000) in cash and $125,000 (one hundred twenty five thousand dollars) in stock and mutual releases between parties. There are no longer any cross claims pending in the Mollik action.
On June 19, 2019, Alan K. Brooks, an ADOMANI investor, filed a complaint, captioned Alan K. Brooks v. ADOMANI, Inc., et al., Case No. 1-CV-349153 in the Superior Court of California for the County of Santa Clara, against the Company, certain of the Company’s executive officers and directors, two of the underwriters of the
 Company’s offering of common stock under Regulation A in June 2017, and certain of the underwriters’ personnel, among others. The complaint alleges that the Company and other defendants breached the terms of an agreement between Mr. Brooks and the Company by refusing to release

1,320,359
shares of ADOMANI, Inc. stock to Mr. Brooks. Mr. Brooks seeks damages of $
13,500,000.00

plus interest and attorney’s fees. On September 20, 2019
, Mr. Brooks filed his first amended complaint (“FAC”) reasserting his breach of contract claim and alleging five additional claims for (i) violations of Cal. Corp. Code Section 25401
, (ii) fraud, (iii) negligent misrepresentation, (iv) elder abuse, and (v) unfair competition. We answered the FAC on November 12, 2019
, generally denying the allegations in the FAC and asserting affirmative defenses. Fact discovery in this matter remains ongoing. On August 10, 2021
, we filed a motion for summary judgement and dismissal of plaintiff’s FAC. The parties participated in two days of mediation with Mark LeHocky. Mr. LeHocky provided the parties with a mediator’s proposal. Both parties accepted the proposal and reduced the proposal to a written settlement agreement. Pursuant to the settlement agreement, the Company has agreed to pay plaintiffs $197,500 in cash and $197,500 in shares of common stock. In addition, the Company’s insurance carrier has agreed to pay plaintiffs $170,000.
On January 14, 2022, the parties filed a joint motion for an order approving the fairness of the terms of the settlement agreement. On March 7, 2022, the Court issued an Order approving the settlement and the parties are in the process of effectuating its terms. On April 5, 2022, the Company and Boustead resolved Boustead’s cross claim for indemnification in the Brooks action. This settlement is still subject to court approval. There are no further claims pending in the Brooks action and, if and when the Court approves the settlement, it should b
e dismissed.

On February 3, 2020, the Company acquired substantially all the assets of Ebus in a foreclosure sale through a credit bid in the amount of
$582,000,
representing the amount then owed by Ebus to the Company evidenced by a secured promissory note. Following the Company’s successful credit bid at the foreclosure sale, Ebus’s obligations under the note were extinguished and the Company was entitled to take possession of substantially all of the assets of Ebus. While the Company was able to take possession of some of the assets, Ebus prevented the Company from taking possession of all of the assets purchased at the foreclosure sale. As a result, on April 13, 2020, the Company filed a complaint captioned ADOMANI, Inc. v. Ebus, Inc., et al., in the Superior Court of California for the County of Los Angeles, Case No. 20ST CV 14275, against Ebus and certain of its insiders and affiliates seeking to recover the remainder of the assets and related damages. On January 14, 2021, a cross- complaint was filed against the Company by Ebus, Inc. and Anders B. Eklov for Unjust Enrichment and Conversion of Domain Name, seeking monetary damages and injunctive relief. A settlement agreement was entered into on March 15, 2022
.
1
3
. Leases
As
 of December 31, 2021, the Company is a party to nine operating leases.
Four of these leases are office or warehouse leases; the remaining five are equipment leases (see Note 11). As disclosed in Note 2, the Company accounts for leases as required by ASC Topic 842. The Company has elected to apply the short-term lease exception to all leases of one year or less. As of December 31, 2021, this exception applies to the six EVTDS leases and to the ADOMANI Inc. Stockton, California lease, which are all month-to-month. In applying the guidance in ASC 842, the Company has determined that all current leases should be classified as operating leases.
As
a result of applying the guidance of ASC 842 to its former corporate office lease (see Note 10) entered into in 2017, the Company recognized an operating liability with a corresponding Right-Of-Use (“ROU”) asset of the same amounts based on the present value of the minimum rental payments of such lease. As of March 15, 2021, that balance was
$131,622.
As of June 30, 2021, the ROU asset and related liability accounts were written off against each other due to the settlement of the outstanding amounts discussed in Note 11.
During the year ended December 31, 2020, the Company entered into an operating lease for warehouse space in Corona, California (see Note 10). As required by ASC 842, in conjunction with this lease, the Company recognized an operating liability with a corresponding
Right-Of-Use
(“ROU”) asset of the same amounts based

on the present value of the minimum rental payments of such lease. As of March 15, 2021, the ROU asset had a balance of
$238,365
.
As of December 31, 2021, the ROU asset had a balance of
$133,672
,
which is included in other non-current assets in the consolidated balance sheet. Current liabilities relating to the ROU asset, which are included in accrued liabilities in the consolidated balance sheet, were

$131,245
at December 31,

2021.
Non-current
liabilities relating to the ROU asset, which are included in other non-current
liabilities in the consolidated balance sheet, were
$2,427

as of December 31, 2021. As of December 31, 2021, the Company’s warehouse operating lease had a weighted-average remaining lease term of
1.0
year. See Note 11.

Quantitative information regarding the Company’s leases is as follows:

	Year Ended December 31,
	2021	2020
Lease expenses
Operating lease expenses	$164,234	$0
Short-term lease expenses	$88,312	$154,425

Total lease cost	$252,546	$154,425

Other information
Cash paid for the amounts included in the measurement of lease liabilities for operating leases:
Operating cash flows	$212,955	$—
Weighted-average remaining lease term (in years):
Operating leases	1.03	—
Weighted-average discount rate:
Operating leases	14%	—
14. Subsequent Events
On January 7, 2022, the Company’s Compensation Committee granted Phillip W. Oldridge, the Company’s CEO, options to purchase 3,000,000 shares of common stock at an exercise price of $0.10 per share and options to purchase 1.000,000 shares of common stock at an exercise price of $0.12 per share. The options vested immediately and expire on the tenth anniversary of grant.
On January 7, 2022, the Company’s Compensation Committee granted Susan M. Emry, the Company’s Executive Vice President, options to purchase 2,000,000 shares of common stock at an exercise price of $0.10 per share and options to purchase 817,855 shares of common stock at an exercise price of $0.12 per share. The options vested immediately and expire on the tenth anniversary of grant.
On February 28, 2022, the Company’s Compensation Committee granted Christian S. Rodich, the Company’s Chief Financial Officer, options to purchase 55,249 shares of common stock at an exercise price of $0.181 per share and options to purchase 22,222 shares of common stock at an exercise price of $0.45 per share. The options vest ratably at 1/60 th
per month over five years and expire on the tenth anniversary of grant.
On February 22, 2022, the Company announced Osceola, Arkansas as the site of its state-of-the-art
manufacturing facility and new corporate offices. The Company has purchased an approximately 580,000 square foot facility. The total cost of the project will require an estimated investment of more than $80 million over five years, and includes the cost of the building, equipment, and other costs. The company was incentivized by the Arkansas Economic Development Commission, the ADEC, which included future tax incentives with an estimated value of approximately $27 million.

On March 15, 2022, options to purchase 1,000,000 shares of common stock were exercised by the former President and CEO of the Company at a price of $0.12 per share, resulting in a payment to the
Company of

$
120,000. Also on March 15, 2022, options to purchase an aggregate of 500,000 shares of common stock with an exercise price of $0.45 per share and options to purchase an aggregate of 135,000 shares of common stock with an exercise price of $1.31 per share were forfeited by the former executive, as they were not exercised prior to their expiration on March 15, 2022.
Beginning April 1, 2022 the lease discussed above in Note 10 and Note 12 for the Corona, CA office and warehouse facility was assigned to Masters (see Note 10) through the end of the lease obligation at December 31, 2022. Masters’ sublease agreement with the Company was also terminated on April 1, 2022.

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6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
ADOMANI, Inc.
Corona, California
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of ADOMANI, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ MaloneBailey, LLP
www.malonebailey.com
We have served as the Company’s auditor since 2014.
Houston, Texas
March 31, 2021

ADOMANI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$4,136	$4,432
Marketable securities	—	2,771
Accounts receivable	14	661
Notes receivable, net	—	40
Inventory, net	354	494
Prepaid expenses	1,083	1,197
Other current assets	15	41

Total current assets	5,602	9,636
Property and equipment, net	102	112
Other non-current assets	464	569

Total assets	$6,168	$10,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9	$418
Accrued liabilities	897	649
Notes payable, net	204	—
Line of credit	—	5,820

Total current liabilities	1,110	6,887
Long-term liabilities
Other non-current liabilities	216	148
Notes payable, net	207	—

Total liabilities	1,533	7,035

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 5,000,000 authorized, $0.00001 par value per share, none issued and outstanding as of December 31, 2020, and December 31, 2019	—	—
Common stock, 350,000,000 authorized, $0.00001 par value per share, 112,670,580 and 73,125,538 issued and outstanding as of December 31, 2020, and December 31, 2019, respectively	1	1
Additional paid-in capital	68,198	62,459
Accumulated deficit	(63,564)	(59,178)

Total stockholders’ equity	4,635	3,282

Total liabilities and stockholders’ equity	$6,168	$10,317

See accompanying notes to consolidated financial statements.

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28

ADOMANI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2020	2019
Sales	618	$12,561
Cost of sales	303	11,627

Gross profit (loss)	315	934
Operating expenses:
General and administrative	4,422	5,705
Consulting	155	333
Research and development	75	109

Total operating expenses, net	4,652	6,147

Loss from operations	(4,337)	(5,213)
Other income (expense):
Interest income (expense), net	(49)	42
Other income	—	18

Total other income (expense)	(49)	60

Loss before income taxes	(4,386)	(5,153)
Income tax expense	—	—

Net loss	$(4,386)	$(5,153)

Net loss per share to common stockholders:
Basic and diluted	$(0.06)	$(0.07)

Weighted shares used in the computation of net loss per share:
Basic and diluted	75,583,936	72,919,333

See accompanying notes to consolidated financial statements.

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29

ADOMANI, INC. AND SUBSIDIARIES
CONSOLIDATED

STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except per share data)

	Common Stock		Additional Paid-In Capital	Accumulated	Stockholders’
	Shares	Amount		Deficit	Equity (Deficit)
Balance, December 31, 2018	72,732,292	$1	$61,628	$(54,025)	$7,604
Common stock issued for services	322,162	—	55	—	55
Common stock issued for stock options exercised	71,084	—	7	—	7
Stock based compensation	—	—	769	—	769
Net loss	—	—	—	(5,153)	(5,153)

Balance, December 31, 2019	73,125,538	$1	$62,459	$(59,178)	$3,282
Common stock issued for services	545,057	—	76	—	76
Shares issued in exchange for warrants	27,499,985	—	—	—	—
Common stock issued for cash	11,500,000	—	5,425	—	5,425
Offering costs netted against proceeds from common stock issued for cash	—	—	(109)	—	(109)
Stock based compensation	—	—	347	—	347
Net loss	—	—	—	(4,386)	(4,386)

Balance, December 31, 2020	112,670,580	$1	$68,198	$(63,564)	$4,635
See accompanying notes to consolidated financial statements.

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30

ADOMANI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	(4,386)	(5,153)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	44	48
Amortization of right of use assets	198	—
Provision for bad debt	338	274
Stock based compensation expense	347	769
Common stock issued for services	76	55
Loss on write-down of property and equipment	—	7
Changes in assets and liabilities:
Accounts receivable	648	335
Notes receivable	(15)	(27)
Inventory	140	(494)
Prepaid expenses	114	(95)
Other current assets	25	(44)
Other non-current assets	(199)	58
Accounts payable	(409)	76
Accrued liabilities	248	(320)
Other non-current liabilities	(130)	(71)

Net cash used in operating activities	(2,961)	(4,582)

Cash flows from investing activities:
Purchase of property and equipment, net	(12)	(13)
Proceeds from sale of marketable securities	2,770	1,179
Investment in note receivable, net	—	(38)

Net cash provided by investing activities	2,758	1,128

Cash flows from financing activities:
Proceeds from issuance of common stock	5,425	—
Payments for deferred offering costs	(109)	—
Advances on line of credit	150	5,850
Principal repayments on line of credit	(5,970)	(1,730)
Proceeds from third party notes	738	—
Payments on third party notes	(738)	—
Proceeds from exercise of stock options	—	7
Proceeds from SBA loans	411	—

Net cash provided by financing activities	(93)	4,127

Net change in cash and cash equivalents	(296)	673
Cash and cash equivalents at the beginning of the period	4,432	3,759

Cash and cash equivalents at the end of the period	$4,136	$4,432

Supplemental cash flow disclosures:
Cash paid for interest expense	$141	$146

Cash paid for income taxes	$—	$—

Non-cash transactions:
Other non-current asset reclassified to property & equipment	$—	$7

Assets received offsetting notes receivable	$22	$—

Equipment transferred against note receivable	$—	$2

See accompanying notes to consolidated financial statements.

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31

ADOMANI, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Operations
ADOMANI, Inc. (“we”, “us”, “our” or the “Company”) is a provider of new purpose-built zero-emission
electric vehicles focused on total cost of ownership. We are also a provider of advanced zero-emission
electric drivetrain systems for integration in new buses and medium to heavy-duty commercial fleet vehicles. The Company also provides re-power
conversion kits to replace conventional drivetrain systems for combustion powered vehicles with zero-emission
electric drivetrain systems. The Company’s vehicles and drivetrain systems are designed to help fleet operators unlock the benefits of green technology and address the challenges of local, state and federal regulatory compliance and traditional-fuel price cost instability.
2. Summary of Significant Accounting Policies
Basis of Presentation
—The Company’s consolidated financial statements and related disclosures for the periods ended December 31, 2020 and 2019, have been prepared using the accounting principles generally accepted in the United States (“GAAP”).
Going Concern—
As of December 31, 2020, we had cash and cash equivalents of approximately $4.1 million, primarily the result of the approximately $5.3 million net proceeds from the December 29, 2020 closing of the $5.425 million Tranche I of the financing commitments discussed below and in Note 7 and Note 8. The net proceeds were reduced by the repayment of certain debt discussed in Note 6 and reduced further by the payment of certain accrued liabilities. As disclosed on December 24, 2020 in a press release, the Company entered into a non-binding
letter of intent (“LOI”) with Envirotech Drive Systems, Inc. (EVT) a manufacturer of purpose-built all-electric
zero-emission
Class 3, 4 and 5 vehicles, regarding a potential business combination transaction pursuant to which the Company would merge with and into EVT, whereby EVT would become a wholly-owned subsidiary of ADOMANI, Inc. in exchange for shares of ADOMANI common stock. On March 16, 2021, we completed the merger with EVT. A condition of closing is that EVT brings $5 million cash to the combined company. The merger closing is one condition required to complete the financing commitments; as soon as we satisfy the required SEC registration of the shares issued with respect to the financing commitments we will complete the remaining $17.25 million funding of Tranche II of the financing commitments. We therefore believe that we will have adequate funding for more than twelve months from the date of issuance of the 2020 financial statements, which we believe alleviates substantial doubt about our ability to continue as a going concern.
Principles of Consolidation
—The accompanying financial statements reflect the consolidation of the individual financial statements of ADOMANI, Inc., ADOMANI California, Inc., Adomani (Nantong) Automotive Technology Co. Ltd., ADOMANI ZEV Sales, Inc., formerly known as School Bus Sales of California, Inc., Zero Emission Truck and Bus Sales of Arizona, Inc., and ZEV Resources, Inc. All significant intercompany accounts and transactions have been eliminated.
Use of Estimates
—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value of Financial Instruments
—The carrying values of our financial instruments, including cash, accounts receivable, prepaid expenses, other current assets, notes receivable and accounts payable approximate their fair value due to the short-term nature of these financial instruments. Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 820, “Fair Value Measurement” defines fair value
as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal

F-
32

or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs for which there is little or no market data, and which require the reporting entity to develop its own assumptions.
The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.
Revenue Recognition
—
The Company recognizes revenue from the sales of
zero-emission
electric vehicles; from the sales of
zero-emission
electric drivetrain systems for fleet vehicles; and from contracting to provide related engineering and, effective February 2020, vehicle maintenance and inspection services.
The Company recognizes revenue in accordance with
ASC Topic 606, “Revenue from Contracts with Customers”,
which requires
an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.
In applying ASC Topic 606, the Company is required to:
(1) identify any contracts with customers;
(2) determine if multiple performance obligations exist;
(3) determine the transaction price;
(4) allocate the transaction price to the respective obligation; and
(5) recognize the revenue as the obligation is satisfied.
As part of the termination agreement with Blue Bird, the Company has been paid $5,000 for each electric drivetrain Blue Bird ordered from Cummins Corporation during the period of June 1, 2019 through September 30, 2019. This agreement is a single performance obligation with the Company recognizing revenue upon notification from Blue Bird that delivery has been made to its customer. The final customer delivery by Blue Bird was made in April, 2020; the final payment was made in June, 2020; thus, no additional revenue will be recorded by ADOMANI related to the termination agreement.
Product revenue also includes the sale of electric trucks and cargo vans. These sales represent a single performance obligation with revenue recognition occurring at the time title transfers. Transfer of title occurs when the customer has accepted the van and signed the appropriate documentation acknowledging receipt.
The Company is the recipient of a purchase order issued from GerWeiss EV USA LLC (“GerWeiss”) to produce all-electric
tricycles
(“e-trikes”),
or
all-electric
light weight commercial vehicles. The Company has agreed to provide deposits to GerWeiss to fund the procurement of the supplies and assembly of the tricycles. The purchase order represents a single performance obligation with the Company recognizing revenue upon notification that the assembled units have been completed by GerWeiss. Upon the recording of revenue, the corresponding deposits are recorded as cost of goods sold.
Other revenue includes, effective February 2020, performing basic vehicle maintenance and detailing, as well as safety inspections for compliance with United States Department of Transportation guidelines. These sales represent a single performance obligation with revenue recognition occurring at the time services are invoiced.

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33

Cash and Cash Equivalents
—The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less to be cash equivalents.
Marketable Securities
—The Company invests in short-term, highly liquid, marketable securities, such as U.S. Treasury notes, U.S. Treasury bonds, and other government-backed securities. The Company classifies these marketable securities as held-to-maturity,
as the intent is not to liquidate them prior to the respective stated maturity date.
Accounts Receivable and Allowance for Doubtful Accounts
—The Company establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of its customers. The Company does not generally require collateral for its accounts receivable. The Company had trade accounts receivable of $13,609 and $661,352 as of December 31, 2020 and 2019, respectively. Because the trade accounts receivable balance as of December 30, 2020 is immaterial, and because all but $15,000 of the trade accounts receivable balance as of December 31, 2019 related to two California government agencies, and was paid to ADOMANI during the three months ended June 30, 2020, no allowance has been recorded relative to the trade accounts receivable balance as of December 31, 2020 and 2019, respectively.
Notes Receivables
—The Company also had notes receivable of $833,588 and $834,491 as of December 31 2020 and 2019, respectively. The Company provided an allowance for notes receivable of $808,588 and $471,000 as of December 31, 2020 and 2019, respectively (see Note 5).
Inventory and Inventory Valuation Allowance
—The Company records inventory at the lower of cost or market, and uses a First In, First Out (“FIFO”) accounting valuation methodology. The Company had inventory on hand of $353,730 and $494,158 as of December 31, 2020 and 2019, respectively. The Company provided no inventory allowance as of December 31, 2020 and 2019, respectively.
Inventory Deposits
—The Company records all inventory deposits as prepaid assets. Upon completion of production, and acceptance by the Company, deposits are reclassified to either inventory or cost of goods, depending on whether a sale of the product has occurred. The Company had inventory deposits of $965,994 and $935,204 as of December 31, 2020 and 2019, respectively.
Income Taxes
—The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.
The Company records a valuation allowance to reduce the deferred income tax assets to the amount that is more likely than not to be realized. In making such determinations, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. As of December 31, 2020 and 2019, respectively, the Company recognized a full valuation allowance for all deferred tax assets.
Accounting for Uncertainty in Income Taxes
—The Company evaluates its uncertain tax positions and will recognize a loss contingency when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. At December 31, 2020 and
2019
, respectively, management did not identify any uncertain tax positions.
Net Loss Per Share
—Basic net loss per share is calculated by dividing the Company’s net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period.

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34

Diluted net loss per share is calculated by dividing the Company’s net loss applicable to common stockholders by the diluted weighted average number of shares of common stock outstanding during the period. The diluted weighted average number of shares of common stock outstanding is the basic weighted number of shares of common stock adjusted for any potentially dilutive debt or equity securities. As of December 31, 2020, the Company had 9,685,247 and 10,681,327 stock options and stock warrants outstanding, respectively.
Concentration of Credit Risk
—The Company has credit risks related to cash and cash equivalents on deposit with a federally insured bank, as at times it exceeds the $250,000 maximum amount insured by the Federal Deposit Insurance Corporation.
Impairment of Long-Lived Assets
—Long-lived assets, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates these assets to determine potential impairment by comparing the carrying amount to the undiscounted estimated future cash flows of the related assets. If the estimated undiscounted cash flows are less than the carrying value of the assets, the assets are written down to their fair value. There was no impairment of long-lived assets, or property and equipment, as of December 30, 2020 and 2019, respectively.
Research and Development
—Costs incurred in connection with the development of new products and manufacturing methods are charged to operating expenses as incurred. Research and development costs were $75,000 and $108,751 for the years ended December 31, 2020 and 2019, respectively.
Stock-Based Compensation
—The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, “Compensation-Stock Compensation”, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in
capital over the period during which services are rendered.
Property and Equipment
— Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets, which range from three to five years, except leasehold improvements, which are being amortized over the life of the lease term. Property and equipment qualify for capitalization if the purchase price exceeds $2,000. Major repairs and replacements, which extend the useful lives of equipment, are capitalized and depreciated over the estimated useful lives of the property. All other maintenance and repairs are expensed as incurred.
Leases
—The Company accounts for leases as required by ASC Topic 842. The guidance requires companies to recognize leased assets and liabilities on the balance sheet and to disclose key information regarding leasing arrangements.
Recent Accounting Pronouncements
— Management has considered all recent accounting pronouncements issued, but not effective, and does not believe that they will have a significant impact on the Company’s financial statements
.

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3. Property and equipment, net
Components of property and equipment, net consist of the following as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Furniture and fixtures	$41,799	$41,799
Leasehold improvements	35,042	23,338
Computers	59,668	59,667
Machinery & equipment	22,440	—
Vehicles	72,299	72,299
Test/Demo vehicles	15,784	15,784

Total property and equipment	247,032	212,887
Less accumulated depreciation	(145,369)	(101,044)

Net property and equipment	$101,663	$111,843

Depreciation expense was $44,325 and $48,576 for the years ended December 31, 2020 and 2019, respectively.
4. Income Taxes
The cumulative estimated net operating loss (“NOL”) carry-forward is $26,932,029 and $22,902,141 at December 31, 2020 and 2019, respectively, and will expire in the years 2040 and 2039, respectively. There is also a research and development (“R & D”) tax credit carryforward of $274,891 available to the Company in addition to the NOL carryforward at December 31, 2020 and 2019, respectively (there were no qualifying R & D expenditures in 2020). Due to the enactment of the Tax Cuts and Jobs Act of 2017, the corporate tax rate for those tax years beginning with 2018 has been reduced to 21%. Therefore, the cumulative tax effect of the NOL carryforward at the expected rate of 21% comprising the Company’s net deferred tax amount is as follows:

	December 31,
	2020	2019
Net operating loss	846,276	871,662
Deferred tax asset attributable to:
Net operating loss carryover	5,655,726	4,809,450
Research and development tax credit carryforward	274,891	274,891

Sub-total	5,930,617	5,084,341
Valuation allowance	(5,930,617)	(5,084,341)

Net deferred tax asset	—	—

Cumulative NOL	26,932,029	22,902,141

Cumulative NOL at 21%	5,655,726	4,809,450
Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryover for federal income tax reporting purposes are subject to annual limitations. The net operating loss carry-forward includes the years 2012 through 2020. Should a change in ownership occur, net operating loss carryover may be limited as to use in future years. Federal tax returns for tax years since 2016 are still open for examination by the Internal Revenue Service.
5. Notes Receivable
On February 3, 2020, the Company acquired substantially all of the assets of Ebus in a foreclosure sale through a credit bid in the amount of $582,000, representing the amount then owed by Ebus to the Company on

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36

its note
receivable. Following the Company’s successful credit bid at the foreclosure sale, Ebus’s obligations under the note were extinguished and the Company was entitled to take possession of substantially all of the assets of Ebus. In 2020, the Company obtained possession of certain of the assets with an estimated fair market value of approximately $
22,440
(see Note 3), and sold various items for $
4,500
. The Company has taken possession of the majority of the foreclosed assets that it wants and has moved them to a temporary site. However, the Company is still being denied access to the remaining foreclosed assets it desires to remove from the Ebus location. On April 13, 2020, the Company commenced an action in Los Angeles Superior Court against Ebus and certain of its insiders and affiliates seeking to recover the remainder of the assets and related damages (see Note 12). On January 14, 2021, a cross-complaint was filed against the Company by Ebus and Anders B. Eklov for unjust enrichment and conversion of domain name, seeking monetary damages and injunctive relief. The Company intends to pursue its claims set forth in the complaint and defend the claims set forth in the cross-complaint. In 2020, the Company recorded an additional $
148,060
allowance as bad debt expense against the amount receivable based on a revised assessment of recoverability from the assets obtained. The Company continues to evaluate several paths to obtaining the remaining assets that were purchased from Ebus at the foreclosure sale and has commenced efforts to dispose of those foreclosed assets it possesses and which it will not use in its daily operations. As a result of the 2020 activity, the net remaining amount estimated to be realizable at December 31, 2020 is $
25,000
.

The Company loaned $200,000 pursuant to a secured promissory note to an unaffiliated third party in the energy storage technology industry in September 2018. The stated interest rate under the note is 9% per annum and all unpaid interest has become part of the principal balance since September 2019 and compounds accordingly. The amount outstanding under the note will automatically convert into preferred stock of the borrower in connection with a financing that results in aggregate gross proceeds to the borrower of at least $500,000. Additionally, the Company may optionally convert into preferred stock of the borrower any or all of the amount outstanding under the note at any time. The note is secured by substantially all of the assets of the borrower and was scheduled to mature on December 31, 2020 unless conversion of the note occurred prior to that date. Neither repayment nor the conversion into preferred stock has occurred, and the Company is highly uncertain about the viability of the lender’s business prospects. In 2019, accrued interest totaling $23,496 on the original $200,000 note, that had accrued between September 2018 and December 2019, was reclassified to principal, and in 2020, additional unpaid and accrued interest of $20,964 was also added to principal, bringing the total outstanding balance to $244,460. In December 2019, the Company recorded a $100,000 allowance as bad debt expense against the original $200,000 note based on a preliminary assessment of collectability, and an additional $144,460 allowance has been recorded in 2020 to fully reserve against the loan. The principal and unpaid interest of $244,460 and the corresponding reserve in the same amount remain classified as a non-current
asset on the consolidated balance sheet as of
December 31, 202
0.
In May 2019, the Company loaned an additional $38,000 pursuant to a secured promissory note to the same unaffiliated third party. The note carries the same terms and conditions as the initial note described in the preceding paragraph, but was scheduled to mature on March 31, 2020. The total unpaid principal and accrued interest, as of December 31, 2019, was $39,995. The additional $38,000 has not been repaid as of December 31, 2020, and all unpaid interest has been added to the principal balance since March 31, 2020 when it was not repaid, increasing the outstanding amount at December 31,2020 to $45,068. The company recorded an allowance recorded as bad debt expense of $45,068 in 2020 to fully reserve against the loan. The principal and unpaid interest of $45,068 and the correspond reserve in the same amount have been reclassified as a non-current
asset.
The combined principal and unpaid interest of both of these notes was $289,528 and $263,491 as of December 31, 2020 and December 31, 2019, respectively.

6. Debt
As of December 31, 2019, the principal amount outstanding under the Morgan Stanley line of credit was approximately $5.8 million, and the undrawn borrowing availability was $820,948. On February 3, 2020, the Company sold marketable securities and paid off the balance, including accrued interest, of the line of credit.

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37

The line of credit is still available to the Company, but there is no current plan to borrow from it.
On May 6, 2020, the Company received $261,244 in loan funding from the Paycheck Protection Program (the “PPP”) established pursuant to the recently enacted Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and administered by the U.S. Small Business Administration (“SBA”). The unsecured loan (the “PPP Loan”) is evidenced by a promissory note of the Company, dated May 3, 2020 (the “PPP Note”) in the principal amount of $261,244 with Wells Fargo Bank, N.A. (Wells Fargo), the lender. The PPP provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks, or, if elected by the Company, twenty-four weeks, in either case, as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week or twenty-four week period, as applicable. Under the terms of the PPP Note and the PPP, interest accrues on the outstanding principal at the rate of 1.0% per annum. The term of the PPP Note is two years, though it may be payable sooner in connection with an event of default under the PPP Note. To the extent the loan amount is not forgiven under the PPP, the Company will be obligated to make equal monthly payments of principal and interest beginning on November 1, 2020 through the maturity date of May 3, 2022. The Company filed its forgiveness application on October 16, 2020, and was notified by Wells Fargo on January 6, 2021 that its PPP Loan had been approved internally for 100% forgiveness and had been forwarded to SBA for their approval. The Company anticipates the net amount forgiven will be $251,244, which is the principal amount of $261,244, less $10,000 that was advanced as part of the Company’s application for the EIDL loan (see below). Any EIDL advance must be repaid as part of the PPP Loan forgiveness process. As of December 31, 2020, the principal and accrued interest on the PPP Note is $262,979, of which $203,867 and $59,112 is reflected on the consolidated balance sheets as current and long-term liabilities, respectively.
On May 20, 2020, the Company received $150,000 in loan funding from the U.S. SBA under the Economic Injury Disaster Loan (“EIDL”) program administered by the SBA, which program was expanded pursuant to the recently enacted CARES Act. The EIDL load is evidenced by a promissory note, dated May 17, 2020 (the “EIDL Note”) in the original principal amount of $150,000 with the SBA, the lender. Under the terms of the EIDL Note, interest accrues on the outstanding principal at the rate of 3.75% per annum. The term of the EIDL Note is thirty years, though it may be payable sooner upon an event of default under the EIDL Note. Under the EIDL Note, the Company will be obligated to make equal monthly payments of principal and interest beginning on May 17, 2021 through the maturity date of May 17, 2050. The EIDL Note may be prepaid in part or in full, at any time, without penalty. As of December 31, 2020, the principal and accrued interest on the EIDL Note is $153,789, all of which is reflected on the consolidated balance sheets as a long-term liability.
On October 28, 2020, the Company received $500,000 in loan funding (the “EVT Loan #1”) from Envirotech Drive Systems Incorporated / SRI Professional Services, Incorporated (“EVT”). The EVT Loan #1 was evidenced by a balloon payment promissory note, dated October 28, 2020, issued by the Company in favor of Lender (the “EVT Note #1”) in an original principal amount of $500,000. No interest will accrue on the unpaid principal amount of the EVT Loan #1. In connection with the funding of the EVT Loan #1, the Company paid to EVT an origination fee in the amount of $49,999. Under the terms of the EVT Note #1, the unpaid principal amount of the EVT Loan #1 was payable by the Company in one installment due upon the Company securing additional financing or issuing shares of its capital stock on or before December 31, 2020. The EVT Note #1 was repaid in full on December 30, 2020 from proceeds of the PIPE offering that closed on December 29, 2020. See Note 7.

On November 25, 2020, the Company
received
an additional $237,840 in loan funding (the “EVT Loan #2”) from EVT. The funding of this loan was accomplished by EVT making a $237,840 additional deposit for ADOMANI required by the manufacturer of ten all-electric
trucks previously ordered by ADOMANI, for which ADOMANI did not have sufficient funds to pay for. The EVT Loan #2 was evidenced by a balloon payment promissory note, dated November 25, 2020, issued by the Company in favor of Lender (the “EVT Note

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38

#2
”) in an original principal amount of $
237,840
.
No
interest will accrue on the unpaid principal amount of the EVT Loan #
2
. In connection with the funding of the EVT Loan #
2
, the Company paid to EVT an origination fee in the amount of $
23,784
. Under the terms of the EVT Note #
2
, the unpaid principal amount of the EVT Loan #
2
was payable by the Company in one installment due upon the Company securing additional financing or issuing shares of its capital stock on or before December
31
,
2020
. The EVT Note #
2
was repaid in full on December
30
,
2020
from proceeds of the PIPE offering that closed on December
29
,
2020
. See Note
7
.
7. Common Stock
Effective January 1, 2020, the Company renewed its agreement with a consultant to provide sales and marketing expertise. The consultant was to be paid $8,200 per month, consisting of $3,200 in cash and $5,000 of common stock. The number of shares of common stock to be issued was determined by the Company’s closing stock price on the last market day of the respective preceding month. Effective August 31, 2020, the Company terminated its agreement with the consultant. For the years ended December 31, 2020 and 2019, respectively, the Company issued 336,574 and 322,162 shares of common stock to the consultant, respectively. As of December 31, 2020, the Company has issued a total of 658,736 shares of common stock to the consultant.
Effective March 31, 2020, the Company hired a consultant with expertise in the public funding process for the State of California. The consultant was to be paid $5,000 per month in common stock, and was entitled to a $9,000 bonus should the Company receive public funding appropriate to it completing $2 million in transactions as of June 30, 2020. The number of shares of common stock to be issued was determined by the Company’s closing stock price on the last market day of the respective preceding month. Additionally, the consultant was entitled to 1% of the non-publicly
funded portion of transactions completed during the term of the agreement and for the six months following. The agreement expired on June 30, 2020, at which point the Company had not received public funding appropriate to it completing $2 million in transactions, therefore, the consultant did not earn the $9,000 bonus or any additional compensation. As of December 31, 2020, the Company has issued a total of 129,677 shares of common stock to the consultant.
Effective May 21, 2020, the Company hired a consultant with expertise in marketing and public relations strategy. The consultant was to be paid $2,500 per month in common stock. The number of shares of common stock to be issued was determined by the average of the Company’s closing stock price for the respective preceding month. For the year ended December 31, 2020, the Company has issued 78,806 shares of common stock to the consultant. On December, 29, 2020, the Company and the consultant agreed to terminate the agreement as of December 31, 2020. Accordingly, the final payment was made on January 5, 2021 by issuing 4,978 shares of common stock to him, for a cumulative total of 83,784 shares issued to him. See Note 14.
On December 2, 2020, the Company entered into Exchange Agreements (the “Exchange Agreements”) with the holders (collectively, the “Holders”) of outstanding warrants of the Company to purchase 5,499,997 shares of the Company’s common stock, $0.00001 par value per share (“Common Stock”) issued in January 2018 (the “Warrants”).
Pursuant to the Exchange Agreements, the Holders agreed to cancel the Warrants in exchange for the issuance of 27,499,985 shares of Common Stock (the “Exchange”). The closing of the Exchange occurred on December 4, 2020. The shares of Common Stock were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. See Note 8.

On December 24, 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors, whereby the Company will sell, and the investors will purchase, shares of common stock of the company, par value $0.00001 (the “Common Stock”), and warrants (the “Warrants”) to purchase additional shares of Common Stock (the “Financing”).
The first closing of the Financing occurred on December 29, 2020. The Company raised gross cash proceeds of $5,425,000 through the sale and issuance of 11,500,000 shares of Common Stock at a purchase price equal to

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39

$
0.50 per share and Warrants to purchase up to an aggregate of 8,625,001 shares of Common Stock at an exercise price of $0.50 per share. The share and warrant amounts issued include 650,000 shares and 487,500 warrants issued to the underwriter in lieu of paying $325,000 of fees in cash. Proceeds net of related offering costs were approximately $5.3 million.
The second closing of the Financing is subject to, and contingent upon, the effectiveness of a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) registering the shares of Common Stock sold, or issuable under the Warrants, in connection with the Financing, and the closing of the proposed business combination transaction with Envirotech Drive Systems Incorporated (the “Transaction”). Upon the second closing, the Company will raise aggregate gross cash proceeds of approximately $16,275,000 through the sale and issuance of 38,333,334 shares of Common Stock at a purchase price equal to $0.45 per share and Warrants to purchase up to an aggregate of 19,166,670 shares of its Common Stock at an exercise price of $1.00 per share.
The share and warrant amounts to be issued include 2,166,667 shares and 1,083,333 warrants to be issued to the underwriter in lieu of paying $975,000 of fees in cash.
In connection with the Financing, the Company’s officers and directors agreed not to sell or otherwise dispose of any of the shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock held by them for a period ending 30 days after the Effective Date (as defined in the Purchase Agreement), subject to certain exceptions.
The securities to be sold in the Financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. However, in conjunction with the first closing of the Financing, the Company has also entered into a registration rights agreement (the “Registration Rights Agreement”) whereby the Company agreed to register, on behalf of the investors, the shares of Common Stock and the shares of Common Stock underlying the Warrants.
8. Stock Warrants
As of December 31, 2019, the Company had issued warrants to purchase 7,556,323 shares of Common Stock, consisting of a warrant to purchase 199,659 shares of Common Stock with a measurement price of $5.00 and an exercise price of $6.00, a warrant to purchase 350,000 shares of Common Stock with a measurement price of $5.00 and an exercise price of $5.00, a warrant to purchase 1,250,000 shares of Common Stock with a measurement price of $1.00 and an exercise price of $4.00, warrants issued to three warrant holders to purchase 750,001 shares of Common Stock with a measurement price of $3.21 and an exercise price of $4.50, warrants issued to two warrant holders to purchase 256,667 shares of Common Stock with a measurement price of $3.21 and an exercise price of $3.75, and warrants issued to eleven warrant holders to purchase 4,749,996 shares of Common Stock with a measurement price of $3.29 and an exercise price of $4.50.
On December 2, 2020, the Company entered into Exchange Agreements (the “Exchange Agreements”) with the holders (collectively, the “Holders”) of outstanding warrants of the Company to purchase 5,499,997 shares of the Company’s common stock, $0.00001 par value per share (“Common Stock”) issued in January 2018 (the “Warrants”).

Pursuant to the Exchange Agreements, the Holders agreed to cancel the Warrants in exchange for the issuance of 27,499,985 shares of Common Stock (the “Exchange”). The closing of the Exchange occurred on December 4, 2020. The shares of Common Stock were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.
On December 24, 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors, whereby the Company will sell, and the investors

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40

will purchase, shares
of common stock of the company, par value $0.00001 (the “Common Stock”), and warrants (the “Warrants”) to purchase additional shares of Common Stock (the “Financing”).
The first closing of the Financing occurred on December 29, 2020. The Company raised gross proceeds of $5,425,000 through the sale and issuance of 11,500,000 shares of Common Stock at a purchase price equal to $0.50 per share and Warrants to purchase up to an aggregate of 8,625,001 shares of Common Stock at an exercise price of $0.50 per share. Proceeds net of related offering costs were approximately $5.3 million. See Note 7.
The second closing of the Financing is subject to, and contingent upon, the effectiveness of a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) registering the shares of Common Stock sold, or issuable under the Warrants, in connection with the Financing, and the closing of the proposed business combination transaction with Envirotech Drive Systems Incorporated (the “Transaction”). Upon the second closing, the Company will raise aggregate gross proceeds of approximately $16,275,000 through the sale and issuance of 38,333,334 shares of Common Stock at a purchase price equal to $0.45 per share and Warrants to purchase up to an aggregate of 19,166,670 shares of its Common Stock at an exercise price of $1.00 per share. See Note 7.
As a result of the 2020 activity, as of December 31, 2020, the Company has issued warrants to purchase an aggregate of 10,681,327 shares of common stock.
The Company’s warrant activity for the years ended December 31, 2020 and 2019 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding at December 31, 2018	7,556,323	$4.45	3.8

Outstanding at December 31, 2019	7,556,323	$4.45	2.8

Granted	8,625,001	$0.50	5.0
Warrants exchanged for common stock	(5,499,997)	$4.50	0.0
Outstanding at December 31, 2020	10,681,327	$1.33	4.2

Exercisable at December 31, 2020	2,056,326	$4.33	1.1

As of December 31, 2020, the outstanding warrants have no intrinsic value.
9. Stock-Based Compensation

Effective January 2, 2020, the Company entered into consulting agreement with Suneel Sawant under which Mr. Sawant agreed to perform certain services for the Company, including, among other things, services related to the establishment, maintenance, and management of a network for the sale its zero-emission
vehicles and related products and services to customers located in India. As full compensation for the services to be provided by Mr. Sawant under the agreement, the Company agreed to grant Mr. Sawant options to purchase up
to 2,000,000 shares of the Company’s common stock, all fully vested and exercisable on the grant date. One million of the shares subject to these options had an exercise price of $0.50 per share and were forfeited because they expired on December 31, 2020. The remaining 1,000,000 shares subject to the options have an exercise price of $1.00 per share and will expire if not exercised on or before December 31, 2021. The options were valued using the Black-Scholes option-pricing model, resulting in fair market values of $76,299 and $86,099 for the options expiring on December 31, 2020 and 2021, respectively. The assumptions used in the valuation of the options

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41

expiring
on December 31, 2020 included an expected term of one year, volatility of 172.40%, and a risk-free interest rate of 1.56%. The assumptions used in the valuation of the options expiring on December 31, 2021 included an expected term of two years, volatility of 155%, and a risk-free interest rate of 1.58%. Because these options were fully vested and exercisable as of the grant date, the combined fair market value of $162,398 was recorded as stock-based compensation expense during the period ending March 31, 2020. Mr. Sawant was notified by
the Company on January 7, 2021 that, pursuant to provisions in his consulting agreement, the agreement will be terminated in 30 days. Mr. Sawant elected not to exercise the unexercised options by the close of business on February, 6, 2021, and the options were forfeited
.
On March 6, 2018, Edward R. Monfort ceased serving as the Company’s Chief Technology Officer. Upon Mr. Monfort’s separation from service, the Company’s board of directors suspended Mr. Monfort’s outstanding options. Although such options remained outstanding, they were unexercisable as of December 31, 2019. As of December 31, 2019, outstanding options to purchase an aggregate of 14,297,902 shares of common stock were attributable to Mr. Monfort. Effective as of February 4, 2020, all such options were cancelled by the Company in connection with the settlement of Mr. Monfort’s claims against the Company.
In May 2020, the Company’s board of directors granted to certain employees and directors options to purchase an aggregate of 2,235,000 shares of common stock pursuant to the Company’s 2017 Equity Incentive Plan. The options are for a contractual term of 10 years, vest over a three-year period, with one-third
of the options vesting on the
one-year
anniversary of the grant date and the remainder vesting in equal monthly installments thereafter, subject to a grantee’s continuous service to the Company through each such vesting date. The exercise price for these options is $0.12 per share. The options were valued using the Black-Scholes option-pricing model, resulting in a fair market value of $204,933. The assumptions used in the valuation included an expected term of 5.75 years, volatility of 147.50% and a risk-free interest rate of 0.50%. On October 30, 2020 (the “Separation Date”), James L. Reynolds retired and resigned from his employment with the Company, including his positions as the President and Chairman of the Board of the Company, as a member of the board of directors of the Company, and any and all other positions, directorships, and committee memberships that Mr. Reynolds held with the Company or any of its subsidiaries or other affiliated entities, in each case, effective as of the Separation Date. Mr. Reynold’s resignation did not result from a disagreement with the Company on any matter relating to its operations, policies, or practices. In connection with Mr. Reynold’s resignation, the Company and Mr. Reynolds entered into the Separation Agreement. Pursuant to the Separation Agreement, Mr. Reynolds will be entitled to receive the following separation benefits in consideration of, and subject to, Mr. Reynolds’ compliance with his continuing obligations under the Separation Agreement and all other agreements between Mr. Reynolds and the Company:

•	a cash payment in the amount of $64,250, subject to standard deductions and tax withholdings, to be made to Mr. Reynolds on January 15, 2021 (See Note 14);

•
a cash payment in the amount of the monthly COBRA premiums that would otherwise be owed by Mr. Reynolds on or before December 31, 2020, if Mr. Reynolds elected COBRA continuation coverage under the Company’s group health plan for himself and his dependents, subject to standard deductions and tax withholdings this payment was made as required;

•
an extension of the post-termination exercise periods with respect to the vested portions of the following options held by Mr. Reynolds on the Separation Date until December 31, 2021: (i) the option to purchase 5,000,000 shares of common stock at an exercise price of $0.10 per share, which option was fully vested as of the Separation Date; and (ii) the option to purchase 500,000 shares of common stock at an exercise price of $0.45 per share, which was vested as to 253,650 shares of common stock as of the Separation Date; and

•
a modification of the options to purchase (i) 1,000,000 shares of common stock at an exercise price of $0.12 per share and (ii) 246,350 shares of Common Stock at an exercise price of $0.45 per share, in each case held by Mr. Reynolds on the Separation Date, which options were fully unvested as of the Separation Date, so that such options will remain outstanding following the Separation Date and will

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vest in full, if at all, upon the occurrence of certain specified events with respect to the Company before the expiration date of the respective option, after which Mr. Reynolds will be entitled to exercise the applicable option for a period of one year following the occurrence thereof (or, if earlier, until the expiration date of the respective option).

The Separation Agreement also contains a general release of any and all claims that Mr. Reynolds had or could have had against the Company and other related parties specified in the Separation Agreement, as well as customary provisions relating to the return of the Company’s property and covenants regarding the non-use
and
non-disclosure
of the Company’s confidential and proprietary information.
During 2020, Mr. Monfort’s 14,297,902 vested options were cancelled per the discussion above; former officers of the Company forfeited options to purchase an aggregate of 3,500,000 shares of common stock with an exercise price of $0.10 per share; consultants forfeited options to purchase an aggregate of 704,436 shares of common stock with an exercise price of $0.10 per share and 1,000,000 shares of common stock with an exercise price of $0.50 per share. Employees forfeited options to purchase an aggregate of: 86,177 shares of common stock with an exercise price of $1.31 per share; 161,433 shares with an exercise price of $0.45 per share; and 417,143 shares with an exercise price of $0.12 per share.
Stock option activity for the years ended December 31, 2020 and 2019 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding at December 31, 2018	24,728,422	0.15	2.6

Granted	1,095,000	0.45
Exercised	(71,084)	0.10
Canceled/Forfeited	(135,000)	1.31

Outstanding at December 31, 2019	25,617,338	0.16	1.9

Granted	4,235,000	0.42
Canceled/Forfeited	(20,167,091)	0.15

Outstanding at December 31, 2020	9,685,247	0.28	3.9

Exercisable at December 31, 2020	7,465,570	0.31	2.3

Stock-based compensation expense was $347,563 and $768,550 for the years ended December 31, 2020 and 2019, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations. As of December 31, 2020, the Company expects to recognize approximately $252,288 of stock-based compensation expense for the non-vested
portion of outstanding options over a weighted-average period of 1.88 years.
As of December 31, 2020, outstanding options have an intrinsic value of $
2.1
million.

10. Customer and Vendor Concentration
For the year ended December 31, 2019, the Company had one customer, Blue Bird, that accounted for nearly all of its sales, and had one vendor, EDI, a subsidiary of Cummins, Inc., that accounted for nearly all of its cost of sales. As a result of the termination of the Blue Bird and Cummins agreements in 2019 and the change in the Company’s focus to selling all-electric
mid-sized
delivery trucks and cargo vans in the latter part of 2019, the Company in 2020 has one vendor for the trucks and vans, EEVI. Due to the nature of the potential market for customers for these vehicles, the Company does not have, nor does it expect to have, a significant concentration of sales of these vehicles with any one or a few customers in the future.

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11. Commitments
Operating Leases
In January 2020, the Company renewed its lease for office space in Los Altos, California, which serves as office space for its Northern California operations. This lease expired December 31, 2020, and the Company elected not to renew the lease.
In February 2017, the Company signed a lease for storage space in Stockton, California to serve as a location to store vehicles and other equipment utilized for marketing and trade-show purposes. The lease is on a month-to-month
basis and can be terminated by either party with
30-days’
notice. The total amount due monthly is $1,000.
In October 2017, the Company signed a
non-cancellable
lease for its corporate office space in Corona, California, to serve as its corporate headquarters. The lease is for a period of 65 months, terminating February 28, 2023. The base rent for the term of the lease is $568,912. The total amount due monthly is $7,600 at commencement and will escalate to $10,560 by its conclusion. Additionally, the lease included five months in which no rent payment is due. In November 2020, the Company vacated this space following staff reductions and moved remaining staff into the space discussed in the following paragraph. While the Company has not paid the rent on this facility since October 2020, the expense is being accrued at the full amount until a resolution is reached with the landlord.
In December 2019, the Company signed a lease for warehouse space in Corona, California. The facility will be used to conduct research and development activity, stage materials, assemble and/or manufacture vehicles, perform pre-delivery
inspections, test demo vehicles, and securely store vehicles, equipment, parts and finished vehicle inventories. The lease is for a period of 36 months, commencing on January 1, 2020, and terminating on December 31, 2022. The base rent for the term of the lease is $495,720, with $265 due per month for fire sprinkler alarm monitoring and landscape maintenance. The base rent amount due monthly is $13,108 at commencement and will escalate to $13,906 by its conclusion.
On February 4, 2020, the Company signed a sublease agreement with Masters Transportation, Inc. (“Masters”) for Masters to occupy a portion of the Corona, California, facility that the Company occupied effective January 1, 2020 (see above). The effective date of the Masters’ sublease is February 1, 2020, and it expires when the Company’s lease on the Corona, California facility expires on December 31, 2022. Under the sublease, Masters is obligated to pay the Company monthly rent payments in an amount equal to $6,000 at commencement and thereafter escalating to $6,365 by its conclusion.
Other Agreements
In November 2019, the Company renewed its agreement with THINKP3 to provide services with the goal of securing federal grant assistance for development of the Company’s zero-emission
and hybrid transportation solutions for school bus, commercial, government and utility fleets. The agreement expires on November 30, 2020. Fees for these services are $8,000 per month. Due to the
COVID-19
pandemic, effective March 1, 2020, it
was mutually agreed that the fee for services would be reduced to $4,000 per month until both parties agree it should be restored. The contract can be terminated by either party with
30-days’
advance notice. Effective August 31, 2020, the parties mutually agreed to terminate this agreement.

Effective September 16, 2019, the Company renewed its employment agreement with James L. Reynolds, its President. The term of the renewed employment agreement is five years, with an annual base salary of $294,000. The agreement includes an annual car allowance of $18,000. Mr. Reynolds resigned effective October 30, 2020. In connection with Mr. Reynolds’ resignation, the Company and Mr. Reynolds entered into Separation Agreement and General Release, dated October 30, 2020 (the “Separation Agreement”), pursuant to which Mr. Reynolds will be entitled to receive certain separation benefits, as more fully described in Note 9.

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In June
2019, the Company entered into an agreement with Renmark Financial Communications USA, Inc. to provide investor relations services. Fees for these services are $6,500 per month. Due to the
COVID-19
pandemic, effective March 1, 2020, it was mutually agreed that the fee for services would be reduced to $3,250 per month through July 2020. Effective August 31, 2020, the parties mutually agreed to terminate this agreement.
Effective January 1, 2017, the Company entered into an employment agreement with Michael Menerey, its Chief Financial Officer. The term of the employment agreement is five years and the agreement provides for an annual base salary of $200,000. Effective January 1, 2020, Mr. Menerey’s annual base salary was increased to $215,000. On November 1, 2020, Mr. Menerey agreed to reduce his compensation to $150,000 indefinitely.
The following table summarizes the Company’s future minimum payments under contractual commitments, excluding debt, as of December 31, 2020, and after giving effect to the termination of the Company’s employment agreement with James L. Reynolds, its former President, and the related payment obligations thereunder, effective as of October 30, 2020, and the Company’s entry into the Separation Agreement and the related payment obligations thereunder, effective as of October 30, 2020:

	Payments due by period
	Total	Less than one year	1–3 years	4–5 years	More than 5 years
Operating lease obligations	$450,985	$211,884	239,101	—	—
Employment contracts	263,000	263,000	—	—	—

Total	$713,985	$474,884	239,101	—	—

12. Contingencies
On August 2, 2018, Edward R. Monfort, our former Chief Technology Officer and former director, filed a complaint, captioned
Edward R. Monfort v. ADOMANI, Inc., et al.
, Case No.: 18CV332757, in the Superior Court of the State of California for the County of Santa Clara, against us and certain of our executive officers, alleging that we and the other defendants (i) breached the terms of certain common stock subscription agreements to which Mr. Monfort is a party, (ii) fraudulently deprived Mr. Monfort of certain purported equity in the Company and (iii) fraudulently induced Mr. Monfort to execute a release of claims in connection with his June 2016 employment agreement. Mr. Monfort sought unspecified monetary damages, declaratory relief regarding the extent of his equity ownership in the Company and other relief. On August 24, 2018, we filed a notice of removal pursuant to which we removed the case to the United States District Court for the Northern District of California. On September 24, 2018, Mr. Monfort filed a motion for remand, seeking to remand the proceeding from the United States District Court for the Northern District of California back to the Superior Court of the State of California for the County of Santa Clara. On January 8, 2019, the United States District Court for the Northern District of California denied the motion for remand. On February 7, 2019, we answered Mr. Monfort’s complaint and filed counterclaims against Mr. Monfort alleging counterclaims for: (i) breach of contract; (ii) declaratory judgment; (iii) breach of fiduciary duty; (iv) wrongful dilution; and (v) conversion. On September 12, 2019, we filed a motion for summary judgment, asking the court to dismiss all of Mr. Monfort’s claims. On November 25, 2019, the court granted the motion and dismissed all of Mr. Monfort’s claims with prejudice. Following the court’s ruling, the parties engaged in settlement negotiations regarding, among other things, the Company’s counterclaims and Mr. Monfort’s appeal rights. The parties reduced their agreement to writing in a Settlement Agreement and Release. This document, executed by all parties and the Company’s litigation insurer, StarStone Specialty Insurance Company, became effective on February 4, 2020. The parties agreed, among other things, to the following: (i) Mr. Monfort abandoned all appeal rights; (ii) Mr. Monfort’s options to purchase Company stock were terminated; (iii) Mr. Monfort will divest himself of all Company common stock that he, his family, his affiliates, or his businesses own over the ten-week
period following the effective date of the Settlement Agreement and Release; (iv) the Company abandoned its counterclaims; and (v) the parties released each other from any and all claims, known or unknown, that existed as of the date of the

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Settlement Agreement and Release. Neither Mr. Monfort nor any defendant in this action took any financial compensation to settle this matter. On February 5, 2020, consistent with the parties’ stipulation, the court dismissed the Company’s counterclaims with prejudice. This matter is now closed.
On August 23, 2018, a purported class action lawsuit captioned
 M.D. Ariful Mollik v. ADOMANI, Inc. et al.
, Case No. RIC 1817493, was filed in the Superior Court of the State of California for the County of Riverside against us, certain of our executive officers, Mr. Monfort, and the two underwriters of our offering of common stock under Regulation A in June 2017. This complaint alleges that documents related to our offering of common stock under Regulation A in June 2017 contained materially false and misleading statements and that all defendants violated Section 12(a)(2) of the Securities Act, and that we and the individual defendants violated Section 15 of the Securities Act, in connection therewith. The plaintiff seeks on behalf of himself and all class members: (i) certification of a class under California substantive law and procedure; (ii) compensatory damages and interest in an amount to be proven at trial; (iii) reasonable costs and expenses incurred in this action, including counsel fees and expert fees; (iv) awarding of rescission or rescissionary damages; and (v) equitable relief at the discretion of the Court. Plaintiff’s counsel has subsequently filed a first amended complaint, a second amended complaint, a third amended complaint, and a fourth amended complaint. Plaintiff Mollik was replaced by putative class representatives Alan K. Brooks and Electric Drivetrains, LLC. Alan K. Brooks was subsequently dropped as a putative class representative. On October 27, 2020, we answered the fourth amended complaint, generally denying the allegations and asserting affirmative defenses. On November 5, 2019, Network 1 and Boustead Securities (together the “Underwriters”) filed a cross-complaint against the Company seeking indemnification under the terms of the underwriting agreement the Company and the Underwriters entered for the Company’s initial public offering (the “Underwriting Agreement”). On December 10, 2019, the Company filed its answer to the Underwriters’ cross-complaint, generally denying the allegations and asserting affirmative defenses. Also on this date, the Company filed a cross-complaint against the Underwriters seeking indemnification under the terms of the Underwriting Agreement. On January 14, 2020, Mr. Monfort filed a cross-complaint against the Underwriters seeking indemnification under the terms of the Underwriting Agreement. On January 15, 2020, Mr. Monfort filed a cross-complaint against the Company seeking indemnification under the terms of the Company’s Amended and Restated Bylaws and Section 145 of the Delaware General Corporation Law. On February 18, 2020, we filed an answer to Mr. Monfort’s cross-complaint, generally denying the allegations and asserting affirmative defenses. We believe that the purported class action lawsuit is without merit and intend to vigorously defend the action.
On October 25, 2019, we answered the third amended complaint, generally denying the allegations and asserting affirmative defenses. On November 5, 2019, Network 1 and Boustead Securities (together the “Underwriters”) filed a cross-complaint against the Company seeking indemnification under the terms of the underwriting agreement the Company and the Underwriters entered for the Company’s initial public offering (the “Underwriting Agreement”). On December 10, 2019, the Company filed its answer to the Underwriters’ cross-complaint, generally denying the allegations and asserting affirmative defenses. Also on this date, the Company filed a cross-complaint against the Underwriters seeking indemnification under the terms of the Underwriting Agreement. On January 14, 2020, Mr. Monfort filed a cross-complaint against the Underwriters seeking indemnification under the terms of the Underwriting Agreement. On January 15, 2020, Mr. Monfort filed a cross-complaint against the Company seeking indemnification under the terms of the Company’s Amended and Restated Bylaws and Section 145 of the Delaware General Corporation Law. On February 18, 2020, we filed an answer to Mr. Monfort’s cross-complaint, generally denying the allegations and asserting affirmative defenses.
On April 6, 2020, the Company Defendants, Mr. Monfort, and Plaintiff Electric Drivetrains engaged in mediation. The Underwriters declined to participate in the mediation. The mediation did not result in settlement. On April 16, 2020, Electric Drivetrains requested that defendants stipulate to Electric Drivetrains’ filing a fourth amended complaint. Defendants declined to stipulate to the fourth amended complaint, leading Electric Drivetrains to file a motion to amend the complaint. On August 12, 2020, the court denied Plaintiff’s motion to amend the complaint without prejudice and continued the status conference that was to be held on this date. On August 24, 2020, Plaintiff filed a renewed motion to amend the complaint. On September 23, 2020, the court

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granted Plaintiff’s motion to amend the complaint, and on September 30, 2020, Plaintiff filed the fourth amended complaint (“FAC”). On October 26, 2020, the Underwriters filed their answer to the FAC, and on October 27, 2020, the Company Defendants and Mr. Monfort filed their respective answers to the FAC. We believe that the lawsuit is without merit and intend to vigorously defend the action.
On June 19, 2019, Alan K. Brooks, an ADOMANI investor, filed a complaint, captioned
 Alan K. Brooks v. ADOMANI, Inc., et al.
, Case No.
1-CV-349153
in the Superior Court of California for the County of Santa Clara, against the Company, certain of the Company’s executive officers and directors, two of the underwriters of the Company’s offering of common stock under Regulation A in June 2017, and certain of the underwriters’ personnel, among others. The complaint alleges that the Company and other defendants breached the terms of an agreement between Mr. Brooks and the Company by refusing to release 1,320,359 shares of ADOMANI, Inc. stock to Mr. Brooks. Mr. Brooks seeks damages of $13,500,000.00 plus interest and attorney’s fees. On September 20, 2019, Mr. Brooks filed his first amended complaint (“FAC”) reasserting his breach of contract claim and alleging five additional claims for (i) violations of Cal. Corp. Code Section 25401, (ii) fraud, (iii) negligent misrepresentation, (iv) elder abuse, and (v) unfair competition. We answered the FAC on November 12, 2019, generally denying the allegations in the FAC and asserting affirmative defenses. A trial setting conference is scheduled in this matter for March 9, 2021. We believe that the lawsuit is without merit and intend to vigorously defend the action.
On April 13, 2020, the Company filed a complaint against Ebus, Inc., Anders B. Eklov and Carol J. Eklov, Case No. 20ST-CV14275, in the Superior Court of California for the County of Los Angeles seeking to recover the remainder of the assets acquired by the Company through a credit bid in the amount of $582,000 at a foreclosure sale initiated by the Company following Ebus’s default in its obligations to the Company under a related promissory note. The complaint, among other things, seeks possession of the remainder of the assets and alleges that Ebus and the other defendants improperly converted or used certain of the assets. The Company continues to vigorously pursue such action and continues to evaluate several paths to obtaining the remaining assets that were purchased from Ebus at the foreclosure sale. On January 14, 2021, a cross-complaint was filed against the Company by Ebus, Inc. and Anders B. Eklov for unjust enrichment and conversion of domain name, seeking monetary damages and injunctive relief. The Company intends to pursue its claims set forth in the complaint and defend the claims set forth in the cross-complaint.
13. Leases
As of December 31, 2020, the Company is a party to three operating leases. All of these leases are office or warehouse leases. As disclosed in Note 2, the Company accounts for leases as required by ASC Topic 842. The Company has elected to apply the short-term lease exception to all leases of one year or less. As of December 31, 2020, this exception applies to the Stockton, California lease, which is month-to-month,
and to the Los Altos, California lease, which expired on December 31, 2020 and has not been renewed. In applying the guidance in ASC 842, the Company has determined that all current leases should be classified as operating leases.

As a result of the applying the guidance of ASC 842 to its corporate office lease entered into in 2017, the Company recognized an operating liability of $377,129 with a corresponding
Right-Of-Use
(“ROU”) asset of the
same amounts based on the present value of the minimum rental payments of such lease. The discount rate used for this lease was the Company’s estimated borrowing rate of 14%. As of December 31, 2020 and 2019, respectively, the ROU asset had a balance of $145,520 and $218,504 which is included in other non-current
assets in the consolidated balance sheets. Current liabilities relating to the ROU asset, which are included in accrued liabilities in the consolidated balance sheets, were $67,721 and $70,492, respectively, as of December 31, 2020 and 2019.
Non-current
liabilities relating to the ROU asset, which are included in other non-current
liabilities in the consolidated balance sheets, were $77,799 and $148,012 respectively. The corporate office lease provides for one three-year option to renew with nine months
advanced notice to the landlord. The option to renew the corporate office lease was not considered when assessing the value of the ROU asset because the Company was not reasonably certain that it will assert its option to renew the lease. As of December 31, 2020, the Company’s corporate office operating lease had a weighted-average remaining lease term of 2.16 years.
See Note 11.

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During
the year ended December 31, 2020, the Company entered into an operating lease for warehouse space in Corona, California (see Note 11). As required by ASC 842, in conjunction with this lease, the Company recognized an operating liability of $382,742 with a corresponding
Right-Of-Use
(“ROU”) asset of the same amounts based on the present value of the minimum rental payments of such lease. The discount rate used for this lease was the Company’s estimated borrowing rate of 14%. The ROU asset had a balance of $265,538 as of December 31, 2020, which is included in other non-current
assets in the 2020 consolidated balance sheet. Current liabilities relating to the ROU asset, which are included in accrued liabilities in the 2020 consolidated balance sheet, were $127,580.
Non-current
liabilities relating to the ROU asset, which are included in other non-current
liabilities in the 2020 consolidated balance sheet, were $137,958. As of December 31, 2020, the Company’s warehouse operating lease had a weighted-average remaining lease term of 1.92 years.
As of December 31, 2020 and 2019, respectively, the combined ROU asset for the two leases discussed above had a balance of $411,058 and $218,504, respectively, which is included in other non-current
assets in the consolidated balance sheets. As of December 31, 2020 and 2019, respectively, the combined current liabilities relating to the ROU asset, which are included in accrued liabilities in the consolidated balance sheets, were $195,301 and $70,492, respectively. As of December 31, 2020 and 2019, respectively, the combined non-current
liabilities relating to the ROU asset, which are included in other non-current
liabilities in the consolidated balance sheets, were $215,757 and $148,012, respectively.
Quantitative information regarding the Company’s leases is as follows:

	Year Ended December 31,
	2020	2019
Lease cost
Operating lease cost	$273,965	$109,590
Short-term lease cost	$294,073	$117,857

Total lease cost	$568,038	$227,447

Other information
Cash paid for the amounts included in the measurement of lease liabilities for operating leases:
Operating cash flows	282,102	115,852
Weighted-average remaining lease term (in years):
Operating leases	2.04	3.16
Weighted-average discount rate:
Operating leases	14%	14%

14. Subsequent Events
On January 5, 2021, the Company issued a total of 4,978 shares of its common stock to a consultant engaged by the Company as final consideration for such consultant’s services. See Note 7.
On January 7, 2021, the Company’s Compensation Committee granted Phillip Oldridge, the Company’s CEO, options to purchase 5,000,000 shares of common stock at an exercise price of $0.45 per share. The options vest over a three year period and expire on the tenth anniversary of grant.
On January 15, 2021, the Company made a cash payment in the amount of $64,250, subject to standard deductions and tax withholdings, to Mr. Reynolds pursuant to the Separation Agreement. See Note 9.
On January 29, 2021, options to purchase an aggregate of 43,119 shares of common stock with an exercise price of $0.45 per share; and options to purchase 29,603 shares of common stock with an exercise price of $1.31 per share were forfeited as they were not exercised prior to the 90th day following termination of employment.

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On February
6, 2021, options to purchase an aggregate of 1,000,000 shares of common stock with an exercise price of $1.00 per share were forfeited as they were not exercised prior to the 30th day following termination of a consulting agreement. See Note 9.
On February 11, 2021, options to purchase an aggregate of 18,714 shares of common stock with an exercise price of $0.45 per share; and options to purchase 30,561 shares of common stock with an exercise price of $1.31 per share were forfeited as they were not exercised prior to the 90th day following resignation of employment.
On February 28, 2021, options to purchase an aggregate of 26,734 shares of common stock with an exercise price of $0.45 per share; and options to purchase 43,659 shares of common stock with an exercise price of $1.31 per share were forfeited as they were not exercised prior to the 90th day following resignation of employment.
On March 16, 2021, the Company completed its acquisition of Envirotech Drive Systems, Inc., a Delaware corporation (“EVT”), a supplier of zero-emission
trucks, cargo vans, chassis and other commercial vehicles. The transaction was completed in accordance with an Agreement and Plan of Merger, dated February 16, 2021 (the “Merger Agreement”), by and among the Company, EVT and EVT Acquisition Company, Inc., a Delaware corporation and our wholly owned subsidiary (“Merger Sub”). As a result of such transaction, Merger Sub was merged with and into EVT, with EVT surviving as our wholly owned subsidiary (the “Merger”). In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the common stock of EVT was automatically converted into the right to receive one share of the common stock of the Company. As a result of the Merger, the Company issued an aggregate of 142,558,000 shares of its common stock to the former EVT stockholders, which shares represented approximately 56% of the total issued and outstanding shares of common stock of the Company as of immediately following the effective time of the Merger.

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Minimum Offering of                  Shares
Maximum Offering of                  Shares

Common Stock

PROSPECTUS
, 2022

Through and including                , 2022 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses (other than underwriting discounts and commissions) we expect to incur in connection with the offering described in this registration statement, all of which will be paid by us. All amounts shown are estimates except for the SEC registration fee.

Amount
Securities and Exchange Commission Registration Fee	$	[	●]
FINRA Filing Fee		[	●]
Printing Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees and Expenses		*
Miscellaneous Expenses		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. We have entered into indemnification agreements with each of our directors, which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. We also expect to maintain standard insurance policies that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments we may make to such officers and directors.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.
Our certificate of incorporation provides that we will, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action or proceeding by reason of the fact that he or she (or his or her testators or intestate) is or was our director or officer or serves or served at any other corporation, partnership, joint venture, trust or other enterprise in a similar capacity or as an employee or agent at our request, including service with respect to employee benefit plans maintained or sponsored by us, against expenses (including attorneys’), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend, or defense of such action, suit, proceeding, or claim. However, we are not required to indemnify or advance expenses in connection with any action, suit, proceeding, claim, or counterclaim initiated by us or on behalf of us. Our bylaws provide that we will indemnify and hold harmless each person who was or is a party or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was our director or officer, or is or was serving at our request in a similar capacity of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (whether the basis of such action, suit, or proceeding is an action in an official capacity as a director or officer or in any other capacity while serving as a director of officer) to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and this indemnification continues after such person has ceased to be an officer or director and inures to the benefit of such person’s heirs, executors and administrators. The indemnification rights also include the right generally to be advanced expenses, subject to any undertaking required under Delaware General Corporation Law, and the right generally to recover expenses to enforce an indemnification claim or to defend specified suits with respect to advances of indemnification expenses.

Item 15.	Recent Sales of Unregistered Securities.
Set forth below is information regarding securities sold and issued by us within the last three years that were not registered under the Securities Act, as well as the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.
PIPE Financing
On December 24, 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors, whereby the Company will sell, and the investors will purchase, shares of common stock of the Company, par value $0.00001 (the “Common Stock”), and warrants (the “Warrants”) to purchase additional shares of Common Stock (the “Financing”).
The first closing of the Financing occurred on December 29, 2020. The Company raised gross cash proceeds of $5,425,000 through the sale and issuance of 11,500,000 shares of Common Stock at a purchase price equal to $0.50 per share and Warrants to purchase up to an aggregate of 8,625,001 shares of Common Stock at an exercise price of $0.50 per share. The share and warrant amounts issued include 650,000 shares and 487,500 warrants issued to the underwriter in lieu of paying $325,000 of fees in cash. Proceeds net of related offering costs were approximately $5.3 million and will be used by the Company for general corporate purposes.

The second closing of the Financing was completed on May 7, 2021, following the closing of the Merger (see Note 3) and the subsequent effectiveness of the Registration Statement on Form
S-3
(File
No. 333-255341)
filed with the SEC on April 19, 2021, registering for resale the shares of the Company’s common stock sold, and the shares issuable under the Warrants issued, in connection with the Financing. At the second closing of the Financing, the Company raised aggregate net cash proceeds of approximately $16.3 million through the sale and issuance of an additional 38,333,333 shares of its common stock at a purchase price equal to $0.45 per share, and additional Warrants to purchase up to an aggregate of 19,166,667 shares of its common stock at an exercise price of $1.00 per share. The share and Warrant amounts issued include 2,166,666 shares and a Warrant to purchase 1,083,330 shares issued to the underwriter in lieu of paying $975,000 of fees in cash. See Note 8.
In connection with the Financing, the Company’s officers and directors agreed not to sell or otherwise dispose of any of the shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock held by them for a period ending 30 days after the Effective Date (as defined in the Purchase Agreement), subject to certain exceptions.
The securities to be sold in the Financing have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. However, in conjunction with the first closing of the Financing, the Company has also entered into a registration rights agreement (the “Registration Rights Agreement”) whereby the Company agreed to register, on behalf of the investors, the shares of Common Stock and the shares of Common Stock underlying the Warrants.
Acquisition of Envirotech Drive Systems, Inc.
On March 15, 2021, the Company completed its acquisition of EVT, a supplier of zero-emission
trucks, cargo vans, chassis and other commercial vehicles. The transaction was completed in accordance with the Merger Agreement, by and among the Company, EVT and EVT Acquisition Company, Inc., a Delaware corporation and our Merger Sub. As a result of such transaction, Merger Sub was merged with and into EVT, with EVT surviving as our wholly owned subsidiary (the “Merger”). In accordance with the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the common stock of EVT was automatically converted into the right to receive one share of the common stock of the Company. As a result of the Merger, the Company issued an aggregate of 142,558,000 shares of its common stock to the former EVT stockholders, which shares represented approximately 56% of the total issued and outstanding shares of common stock of the Company as of immediately following the effective time of the Merger. The shares of common stock issued in connection with the Merger were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder, and Regulation S promulgated under the Securities Act.
Settlement Agreement between the Company and Alan K. Brooks
On January 12, 2022, the Company entered into a settlement agreement with Alan K. Brooks. Pursuant to the settlement agreement, the Company agreed to pay Mr. Brooks $197,500 in shares of common stock of the Company, par value $0.00001. The securities issued to Mr. Brooks have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The securities of common stock of the Company were issued in connection with the settlement in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, and Regulation S promulgated under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits
See Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules
All other schedules are omitted because they are not required, are not applicable, or the information is included in the consolidated financial statements or the related notes to consolidated financial statements thereto.

Item 17.	Undertakings
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(6)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(7)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on this 4th day of May, 2022.

ENVIROTECH VEHICLES, INC.

By:	/s/ Phillip W. Oldridge
Phillip W. Oldridge
Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned directors and officers of Envirotech Vehicles, Inc., hereby severally constitute and appoint Phillip W. Oldridge, Christian S. Rodich, and Susan M. Emry, and each of them, our true and lawful attorneys-in-fact
and agents, with full power of substitution and
re-substitution
for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact
and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact
or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Phillip W. Oldridge	Chief Executive Officer and Director	May 4, 2022
Phillip W. Oldridge	(Principal Executive Officer)

/s/ Christian S. Rodich Christian S. Rodich	Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2022

/s/ Susan M. Emry	Executive Vice President and Director	May 4, 2022
Susan M. Emry

/s/ Melissa Barcellos	Director	May 4, 2022
Melissa Barcellos

/s/ Michael Di Pietro	Director	May 4, 2022
Michael Di Pietro

/s/ Bradley J. Dixon	Director	May 4, 2022
Bradley J. Dixon

/s/ Terri White Elk	Director	May 4, 2022
Terri White Elk

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith

1.1†	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger dated as of February 16, 2021, by and among the Company, Envirotech Drive Systems, Inc., and EVT Acquisition Company	8-K	001-38078	2/17/2021	2.1

3.1	Amended and Restated Certificate of Incorporation of the Company	1-A POS	024-10656	6/15/2017	2.7

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company	8-K	001-38078	6/11/2018	3.1

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company	8-K	001-38078	6/2/2021	3.1

3.4	Amended and Restated Bylaws of the Company	1-A POS	024-10656	6/15/2017	2.8

4.1	Specimen Common Stock Certificate	S-1/A	333-220983	12/15/2017	4.1

4.2	Form of Secured Promissory Note	1-A	024-10656	12/21/2016	3.1

4.3	Common Stock Purchase Warrant, dated June 26, 2017, issued to Boustead Securities, LLC	10-Q	001-38078	8/14/2017	4.1

4.4	Common Stock Purchase Warrant, dated June 19, 2017, issued to Redwood Group International Limited	10-Q	001-38078	8/14/2017	4.2

4.5	Form of Placement Agent Warrant, dated January 5, 2018	8-K	001-38078	1/8/2018	4.2

4.6	Form of Unit Certificate	S-1/A	333-220983	1/4/2018	4.7

4.7	Form of Warrant	8-K	001-38078	12/28/2020	4.1

4.8	Description of Registrant’s Securities	10-K	001-38078	3/31/2021	4.8

5.1†	Opinion of K&L Gates LLP

9.1	Voting Trust Agreement, by and among Provident Trust Group FBO Cornelia P. Doherty ROTH IRA, Connie Doherty Living Trust Dated May 1, 1996, Gary Nettles as Voting Trustee, and the Company, dated March 20, 2017	1-A/A	024-10656	4/7/2017	5.1

10.1+	Form of Indemnity Agreement	1-A	024-10656	12/21/2016	6.8

10.2	Patent License-Use and Manufacturing Agreement, by and between Silicon Turbine Systems, Inc. and the Company, dated November 7, 2014	1-A	024-10656	12/21/2016	6.9

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith

10.3	Consulting Agreement, by and between Redwood Group International Limited and the Company, dated November 14, 2016	1-A	024-10656	12/21/2016	6.10

10.4+	Employment Agreement, by and between Michael K. Menerey and the Company, dated January 1, 2017	1-A/A	024-10656	1/17/2017	6.15

10.5	Employment Agreement, by and between Phillip W. Oldridge and the Company, dated December 31, 2021	8-K	001-38078	1/27/2022	10.1

10.6	Employment Agreement, by and between Susan M. Emry and the Company, dated December 31, 2021	8-K	001-38078	1/27/2022	10.2

10.7+	2017 Equity Incentive Plan	1-A/A	024-10656	4/7/2017	6.17

10.8+	Form of Stock Option Agreement for 2017 Equity Incentive Plan	1-A/A	024-10656	4/7/2017	6.18

10.9+	Form of Notice of Grant of Stock Option for 2017 Equity Incentive Plan	1-A/A	024-10656	4/7/2017	6.19

10.10	Securities Purchase Agreement, dated January 5, 2018, by and among the Company and certain investors set forth therein	8-K	001-38078	1/8/2018	10.1

10.11	Form of Subscription Agreement	1-A/A	024-10656	2/13/2017	4.1

10.12	Form of Escrow Deposit Agreement	1-A/A	024-10656	2/13/2017	8.1

10.13	Paycheck Protection Program Promissory Note and Agreement, dated May 3, 2020, between ADOMANI, Inc. and Wells Fargo Bank, NA	10-Q	001-38078	8/14/2020	10.1

10.14	Loan Authorization and Agreement, dated May 17, 2020, between ADOMANI, Inc. and the U.S. Small Business Administration	10-Q	001-38078	8/14/2020	10.2

10.15	Promissory Note, dated May 17, 2020, issued by ADOMANI, Inc. to the U.S. Small Business Administration	10-Q	001-38078	8/14/2020	10.3

10.16	Security Agreement, dated May 17, 2020, executed by ADOMANI, Inc. in favor of the U.S. Small Business Administration	10-Q	001-38078	8/14/2020	10.4

10.17	Balloon Payment Promissory Note, dated as of October 28, 2020, between ADOMANI, Inc. and Envirotech Drive Systems Incorporated / SRI Professional Services, Incorporated	10-Q	001-38078	11/13/2020	10.1

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith

10.18+	Separation Agreement and General Release, dated as of October 30, 2020, between ADOMANI, Inc. and James L. Reynolds	10-Q	001-38078	11/13/2020	10.2

10.19	Form of Exchange Agreement.	8-K	001-38078	12/03/2020	10.1

10.20	Form of Securities Purchase Agreement, dated December 24, 2020, by and between ADOMANI, Inc. and the parties thereto	8-K	001-38078	12/28/2020	10.1

10.21	Form of Registration Rights Agreement	8-K	001-38078	12/28/2020	10.2

10.22	Agreement and Plan of Merger, dated February 16, 2021, by and among Adomani, Inc., EVT Acquisition Company, Inc., and Envirotech Drive Systems, Inc.	8-K	001-38078	2/17/2021	2.1

21.1	Subsidiaries of the Company	10-K	001-38078	3/31/2021	21.1

23.1	Consent of MaloneBailey, LLP, independent registered public accounting firm	10-K	001-38078	3/31/2021	23.1

23.2	Consent of Der Vartanian & Associates, an independent registered public accounting firm					X

23.3†	Consent of K&L Gates LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)	10-K	001-38078	3/31/2021	24.1

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)*					X

101.SCH	Inline XBRL Taxonomy Extension Schema Document*					X

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document*					X

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document*					X

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document*					X

101.DEF	Inline XBRL Taxonomy Extension Definitions Linkbase Document*					X

Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)					X

107	Filing Fee Table					X

†	To be filed by amendment.
+	Indicates a management contract or compensatory plan.
*
In accordance with Rule 402 of Regulation
S-T,
this interactive data file is deemed not filed or part of this prospectus for purposes of Sections 11 or 12 of the Securities Act or Section 18 of the Exchange Act and otherwise is not subject to liability under these sections.